      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1996
                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           PLATINUM TECHNOLOGY, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7372                  36-350962
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

   1815 SOUTH MEYERS ROAD, OAKBROOK TERRACE, ILLINOIS 60181. TELEPHONE (708)
                                    620-5000

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                             MICHAEL C. WYATT, ESQ.
                           PLATINUM TECHNOLOGY, INC.,
   1815 SOUTH MEYERS ROAD, OAKBROOK TERRACE, ILLINOIS 60181, TELEPHONE (708)
                                    620-5000

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                   COPIES TO:

                             D. MARK MCMILLAN, ESQ.
                               BELL, BOYD & LLOYD
 THREE FIRST NATIONAL PLAZA, CHICAGO, ILLINOIS 60602, TELEPHONE: (312) 372-1121
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
- ---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
- ---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED        PER UNIT (1)     OFFERING PRICE (1)   REGISTRATION FEE
Common Stock, par value $.001 per share
 (including preferred stock purchase
 rights)....................................      5,000,000            $13.625           $68,125,000           $23,492
                                                  shares(2)

(1) Calculated in accordance with Rule 457(c) and based upon the average of the high and low bid prices of PLATINUM TECHNOLOGY, INC. common stock reported on the Nasdaq National Market on July 3, 1996, as reported in THE WALL STREET JOURNAL.

(2) Such number of shares are also registered hereunder for resale, with the consent of the Registrant, by persons who receive shares covered by this Registration Statement and who may wish to sell such shares under circumstances requiring or making desirable use of the Prospectus contained herein.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           PLATINUM TECHNOLOGY, INC.
            CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF
              INFORMATION REQUIRED BY ITEMS OF PART I OF FORM S-1.

REGISTRATION STATEMENT
ITEM NUMBER AND CAPTIONS                                                    CAPTION OR LOCATION IN PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front Cover Page; Additional Information
       3.  Summary Information, Risk Factors, and Ratio of
            Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds......................................  Securities Covered by this Prospectus
       5.  Determination of Offering Price......................  *
       6.  Dilution.............................................  *
       7.  Selling Security Holders.............................  Outside Front Cover Page; Securities Covered by this
                                                                   Prospectus; Inside Back Cover Page
       8.  Plan of Distribution.................................  Outside Front Cover Page; Securities Covered by this
                                                                   Prospectus
       9.  Description of Securities to be Registered...........  Description of Capital Stock
      10.  Interests of Named Experts and Counsel...............  *
      11.  Information with Respect to the Registrant...........  Outside Front Cover Page; Prospectus Summary; Risk
                                                                   Factors; Price Range of Common Stock; Dividend
                                                                   Policy; Selected Financial Data; Management's
                                                                   Discussion and Analysis of Financial Condition and
                                                                   Results of Operations; Business; Management; Certain
                                                                   Transactions; Security Ownership of Management and
                                                                   Principal Stockholders; Description of Capital
                                                                   Stock; Shares Eligible for Future Sale; Financial
                                                                   Statements
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  *

- ------------------------
*  Item inapplicable or answer is negative and omitted from Prospectus.

THIS PROSPECTUS AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO COMPLETION OR AMENDMENT WITHOUT NOTICE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THEM BE ACCEPTED, PRIOR TO THE TIME THE PROSPECTUS IS DELIVERED IN FINAL FORM. UNDER NO CIRCUMSTANCES SHALL THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF, THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION, QUALIFICATION OR FILING UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS         SUBJECT TO COMPLETION, DATED JULY 8, 1996

                                5,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    The 5,000,000 shares of common stock, $.001 par value per share (the "Common Stock"), covered by this Prospectus may be offered and issued from time to time by PLATINUM TECHNOLOGY, INC. (the "Company") in connection with acquisitions of other businesses, real or personal properties, or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise under Rule 415. This Prospectus may also be used, with the Company's prior consent, by persons who have received or will receive shares of Common Stock in connection with acquisitions and who wish to offer and sell such shares under circumstances requiring or making desirable its use. See "Securities Covered by this Prospectus" and see the inside back cover page hereof for the identity of such persons, if any.

    The Common Stock is traded on the Nasdaq National Market under the symbol "PLAT". On July 5, 1996, the closing sale price of the Common Stock, as reported in the WALL STREET JOURNAL was $13.375 per share. See "Price Range of Common Stock."

                            ------------------------

    SEE "RISK FACTORS" AT PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK.

                             ---------------------

THESE  SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR  ADEQUACY OF  THIS PROSPECTUS.  ANY REPRESENTATION  TO  THE
     CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

              THE DATE OF THIS PROSPECTUS IS               , 1996.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
Available Information......................................................................................          2
Prospectus Summary.........................................................................................          3
Risk Factors...............................................................................................          5
Securities Covered by this Prospectus......................................................................         11
Price Range of Common Stock................................................................................         12
Dividend Policy............................................................................................         12
Selected Financial Data....................................................................................         13
Management's Discussion and Analysis of Financial Condition and Results of Operations......................         14
Business...................................................................................................         21
Management.................................................................................................         30
Certain Transactions.......................................................................................         37
Security Ownership of Management and Principal Stockholders................................................         38
Description of Capital Stock...............................................................................         39
Shares Eligible for Future Sale............................................................................         42
Experts....................................................................................................         43
Index to Financial Statements..............................................................................        F-1

                            ------------------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, registration statements, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024 Washington, D.C. 20549.

    The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As used herein, the term Registration Statement means the initial Registration Statement and any and all amendments thereto. This Prospectus omits certain information contained in said Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, or otherwise, each such document being qualified by and subject to such reference in all respects.

    DB2 and MVS are trademarks, and IBM is a registered trademark, of International Business Machines Corporation. This Prospectus also includes product names and other trade names and trademarks of the Company and its subsidiaries and of other companies.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT SUGGESTS OTHERWISE, REFERENCES IN THIS PROSPECTUS TO "PLATINUM" OR THE "COMPANY" MEAN PLATINUM technology, inc. AND ITS SUBSIDIARIES.

                                  THE COMPANY

    The Company develops, markets and supports systems software products, and offers related consulting services and educational programs, for administering the prevailing complex, heterogeneous computing environment known as the open enterprise environment (the "OEE"). These products and services increase the performance and interoperability of computing systems and databases in the OEE by providing users in large and data intensive organizations with more efficient and productive access to and use of critical information. The Company offers systems software products in five primary categories: systems management, data warehousing, business intelligence, application lifecycle and database management. The Company markets its products and services principally through a worldwide direct distribution network, as well as strategic indirect channels and PLATINUM affiliates, which are independent organizations that contract with the Company to promote and support its software products and services.

    The Company originally established itself in the information systems industry by supplying a complete line of tools and utilities for DB2, IBM's relational database management system for its MVS mainframe operating system. The Company then expanded its product offerings to address the emerging market for distributed database management tools, and became a leader in relational database administration technology. The Company has leveraged this relational database experience and expertise to expand its presence in the larger market for open enterprise systems software.

    The Company's goal is to become a leading provider of software products for the growing open enterprise systems market by offering a comprehensive set of "best of breed" point products, an open systems architecture to fully integrate these products referred to as the PLATINUM Open Enterprise Management System ("POEMS"), and complementary consulting and educational services. To achieve this goal, the Company has identified key open systems technologies and skill sets, and through a combination of leveraging its core competencies and an aggressive acquisition program, has assembled the capabilities to create complete open enterprise systems solutions.

    Since mid-1994, the Company has acquired numerous businesses which supply open enterprise systems and data warehouse products and related services and has completed several product acquisitions. During 1995, the Company acquired 14 businesses whose products and services complement the Company's existing products and enhance the ability of POEMS to integrate proprietary and non-proprietary software products. In the first three months of 1996, the Company acquired Prodea Software Corporation ("Prodea"), a leading provider of data warehousing and business intelligence tools and Advanced Systems Technologies, Inc. ("AST"), a developer of performance management tools, and the Company has also completed the acquisitions of Paradigm Systems Corporation ("Paradigm") and Axis Systems International, Inc. ("Axis"), two providers of professional services for the OEE. The Company believes that acquisitions are, and will continue to be, an essential part of the Company's strategy to compete effectively in its rapidly evolving marketplace.

    The Company was incorporated in Delaware on April 16, 1987. Its principal executive offices are located at 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, and its telephone number is (708) 620-5000.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

    Certain statements in this Prospectus Summary and under the captions "Risk Factors," "Recent Developments," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and elsewhere in this Prospectus relate to future events and expectations and as such constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the maturation and success of the Company's new open enterprise systems strategy; risks inherent in conducting international business; general economic and business conditions; charges and costs related to acquisitions; and the ability of the Company to develop and market existing and acquired products for the open enterprise systems market, to successfully integrate its acquired products, services and business, to adjust to changes in technology, customer preferences, enhanced competition and new competitors in the open systems software and professional services markets, and to maintain or enhance its relationships with relational database vendors. See "Risk Factors."

                        SUMMARY FINANCIAL INFORMATION(1)

                                                                                                            THREE MONTHS
                                                       YEAR ENDED DECEMBER 31,                            ENDED MARCH 31,
                                  -----------------------------------------------------------------  --------------------------
                                    1991         1992         1993          1994          1995           1995          1996
                                  ---------  ------------  -----------  ------------  -------------  ------------  ------------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues..................  $ 123,177  $ 141,964     $ 175,380    $ 225,439     $  304,676     $  63,060     $  82,471
Operating income (loss).........     (6,011)     3,012(2)      3,336(3)    (2,223)(4)   (128,162)(5)   (17,318)(6)   (32,327)(7)
Net income (loss)...............    (11,231)    (2,433)(2)       625(3)    (2,644)(4)   (111,933)(5)   (14,006)(6)   (24,504)(7)
Net income (loss) per share.....      (0.32)     (0.06)(2)      0.02(3)     (0.07)(4)      (2.59)(5)     (0.34)(6)     (0.45)(7)
Shares used in computing per
 share amounts..................     37,671     35,507        37,971       39,890         43,267        40,738        54,915

                                                                           DECEMBER 31,
                                                       -----------------------------------------------------   MARCH 31,
                                                         1991       1992       1993       1994       1995        1996
                                                       ---------  ---------  ---------  ---------  ---------  -----------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents and investments............  $  54,125  $  60,054  $  69,554  $ 124,563  $ 132,775   $  93,354
Working capital......................................     49,504     40,530     43,607     89,651    126,679      91,440
Total assets.........................................    118,825    136,307    169,882    262,760    438,188     417,906
Long term obligations and acquisition-related
 payables, less current portion......................        191        181      3,416      9,075     11,342       8,903
Stockholders' equity.................................     75,667     82,963     92,944    158,837    288,452     270,069

- ------------------------------
(1) The selected consolidated financial data gives retroactive effect to the acquisitions of Prodea as of February 8, 1996, Paradigm as of March 26, 1996, and Axis as of March 29, 1996, each of which has been accounted for as a pooling of interests for financial reporting purposes, and as a result, the financial position and results of operations are presented as if the combining companies had been consolidated for all periods presented. The financial data as of and for the years ended December 31, 1991 and 1992, as well as the balance sheet data as of December 31, 1993 are derived from unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods. The selected consolidated financial data should be read in conjunction with the other financial information included in this Prospectus.

(2) Reflects a pre-tax charge of $7,873,000 relating to Trinzic Corporation ("Trinzic") restructuring costs.

(3) Reflects a pre-tax charge for acquired in-process technology of $8,735,000 relating primarily to the Company's acquisition of the stock of Datura Corporation and a pre-tax charge of $4,659,000 relating to Trinzic and Locus Computing Corporation ("Locus") restructuring costs.

(4) Reflects a pre-tax charge for acquired in-process technology of $24,594,000 relating primarily to the Company's acquisitions of the stock of Dimeric Development, Inc. and the net assets of Aston Brooke Software, Inc. and AutoSystems Corporation.

(5) Reflects a pre-tax charge for acquired in-process technology of $88,493,000 relating primarily to the Company's acquisitions of the stock of Advanced Software Concepts, Inc., SQL Software Corporation, Reltech Group, Inc., Protellicess Software, Inc., AIB Software Corporation and BMS Computer, Inc. and the net assets of ViaTech Development, Inc., BrownStone Solutions, Inc. and Protosoft, Inc. and to certain product acquisitions, and a pre-tax charge for merger costs of $30,819,000 relating to the acquisitions accounted for as poolings of interests.

(6) Reflects a pre-tax charge for acquired in-process technology of $18,799,000 relating primarily to the Company's acquisitions of all of the outstanding capital stock of SQL Software Corporation, Viatech Development, Inc., BrownStone Solutions, Inc., and Reltech Group, Inc.

(7) Reflects a pre-tax charge for acquired in-process technology of $7,005,000 relating to the Company's acquisition of all of the outstanding capital stock of Advance Systems Technologies, Inc. and the purchase of certain product technologies. Also reflects a pre-tax charge of $5,714,000 relating to merger costs for acquisitions accounted for as poolings of interests.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE SPECIFIC FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS IN EVALUATING AN INVESTMENT IN THE COMMON STOCK.

DEPENDENCE ON SUCCESS OF THE OPEN ENTERPRISE SYSTEMS STRATEGY

    The Company's business substantially depends on the success of the Company's strategy of providing complete open enterprise systems solutions. The Company is implementing this open enterprise systems strategy by, among other things, continuing its development of a comprehensive systems software product line and the POEMS architecture, an open systems architecture designed to enable companies to integrate their administration systems. The open enterprise systems strategy is an important new and untested initiative for the Company, which involves a significant investment of resources and upon which the Company's future success is substantially dependent. No assurances can be given that this strategy will succeed or that the market for the Company's new products will develop as expected. The failure of the open enterprise systems strategy would have a material adverse effect on the Company's results of operations and financial condition.

DEPENDENCE ON SUCCESS OF DATA WAREHOUSE CONCEPT

    The Company's business strategy is in large part dependent on the success and maturation of its "data warehouse" concept ("Data Warehouse"). A Data Warehouse is a database that gives the end users full access to periodically consolidated historical data without jeopardizing the performance of mission-critical operations. The Company is seeking to quickly expand its capabilities, through internal development and an aggressive acquisition program, to provide a total data warehousing solution in heterogeneous distributed computing environments. Building the Data Warehouse product offering is a significant new strategic initiative for the Company which involves a significant investment of resources. While the Company believes that the Data Warehouse presents it with a significant market opportunity, the Data Warehouse product offering is an emerging concept and market. No assurances can be given that these concepts will succeed or mature or that the marketplace will respond as expected.

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCTS AND MARKETS

    The Company expects that the market for systems software products will continue to be subject to frequent and rapid changes in technology and customer preferences. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. For example, there has been a substantial change in customer preferences for open enterprise systems rather than exclusively mainframe technologies. The Company's growth and future financial performance will depend upon its ability to develop and introduce new products and enhancements of existing products that accommodate the latest technological advances and customer requirements. Moreover, the Company has only a limited history in developing and marketing products for the expanding open enterprise systems market. Most of the Company's open enterprise systems products were recently acquired. There can be no assurance that additional new products will be successfully developed or marketed by the Company, that any new products will achieve market acceptance, or that other software vendors will not develop and market products which are superior to the Company's products or that such products will not achieve greater market acceptance. Furthermore, customers may delay purchases in anticipation of technological changes. The Company's ability to develop and market open enterprise systems and other new products is dependent upon its ability to attract and retain qualified employees. Any failure by the Company to anticipate or respond adequately to the changes in technology and customer preferences, or to develop and introduce new products in a timely fashion, could materially adversely affect the Company's business and operating results.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

    The Company's success is heavily dependent upon its proprietary software technology. See "-- Dependence on Success of the Open Enterprise Systems Strategy." The Company relies on a combination of contractual rights, trademarks, trade secrets, patents and copyright laws to establish or protect its proprietary rights in its products. The Company's license agreements restrict a customer's use of the Company's software and prohibit disclosure to third persons. Notwithstanding those restrictions, it may be possible for unauthorized persons to obtain copies of the Company's software products. The Company registers its product names and other trademarks in the United States and certain foreign countries. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary rights or independent third party development of functionally equivalent technology. Although the Company does not believe that it is infringing on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future or that any attempt to protect its technology will not be challenged.

DEPENDENCE ON DB2 AND RELATIONSHIP WITH IBM

    A substantial majority of the Company's historic revenues were, and a significant portion of the Company's revenues will continue to be, derived from products that enhance the performance and functionality of IBM's DB2 relational database management software, which operates on IBM and compatible mainframe computer systems running the MVS operating system. Future revenues are dependent in part on the continued utilization of DB2. A decline or a perceived decline in IBM's commitment to DB2 or a decline in the market's acceptance and utilization of DB2 would have an adverse effect on the Company, and such adverse effect could be material. Also, if IBM were to enhance DB2 or its DB2 utilities so as to render the Company's products obsolete or unnecessary, or to devote more resources to developing and marketing IBM's own DB2 tools and utilities, the Company's business could be materially adversely affected.

    The Company licenses DB2 and other systems software from IBM in order to maintain compatibility with IBM and develop and test new or enhanced products. The Company would be adversely affected if it were to lose access to these IBM products. IBM historically has cooperated closely with the Company and others by providing timely information on enhancements and developments affecting DB2. The Company has no written agreement with IBM that assures continued access to such information in the future, however, and if IBM were to favor a competitor of the Company with access to such information, the Company could suffer a competitive disadvantage.

DEPENDENCE ON RELATIONSHIPS WITH RELATIONAL DATABASE VENDORS

    The Company believes that in order to provide solutions for the OEE, including open enterprise systems technologies, the Company will be required to develop, maintain and enhance close associations with, and obtain access to the technical personnel of, leading relational database vendors. This may become increasingly difficult due to competition among such vendors. The Company has entered into alliances with, among others, Oracle Systems Corp., Sybase, Inc. and Informix Software, Inc. There can be no assurance that the Company will be able to maintain existing relationships or enter into new relationships with such vendors. The Company's failure to do so would have an adverse effect on its business and operating results, and such adverse effect could be material.

RISKS OF COMPLETED ACQUISITIONS

    As  an  integral  part  of  PLATINUM's  growth  strategy,  the  Company  has consummated a number of significant acquisitions. The anticipated benefits of these acquisitions may not be achieved, and the Company's open enterprise systems strategy may not be fully realized, unless the Company successfully integrates and markets its acquired products and services in a timely manner. The difficulties of such integration may initially be increased by the necessity of integrating personnel with disparate business backgrounds and corporate cultures. Management's focus on the integration of the acquired companies and the implementation of the Company's strategy may cause an interruption, or a loss of momentum in the ongoing activities of the Company, which could have a material adverse effect on the revenues and operating results of the Company, particularly in the near term.

    In order to realize the increases in revenues expected as a result of these acquisitions, the Company may need to hire additional salespeople, train both existing and new salespeople in the Company's complete range of product offerings and successfully motivate them to sell the Company's entire range of new products and services. There are no assurances that the Company will be able to successfully integrate acquired products or services into the Company's sales, marketing or distribution channels or that any expectations with respect to product revenues will be fulfilled. Failure to fulfill these expectations could have a material adverse effect on the Company's results of operations and financial condition.

RELIANCE ON AND RISKS OF ACQUISITION STRATEGY

    The Company expects to continue its strategy of identifying, acquiring and developing open enterprise systems products and technologies through the acquisition of specific products and of businesses which have developed such products and technologies, including acquisitions which could be material in size and scope. The Company believes that its future growth depends, in part, upon the success of this strategy. There can be no assurance that the Company will successfully identify, acquire on favorable terms or integrate such businesses, products or technologies. The Company may in the future face increased competition for acquisition opportunities, which may inhibit the Company's ability to consummate suitable acquisitions and increase the costs of completing acquisitions.

    Acquisitions involve a number of special risks and factors, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the incorporation of acquired products into existing product lines, adverse short-term effects on reported operating results, the amortization of acquired intangible assets, the assumption of liabilities of the acquired companies, the loss of key employees and the difficulty of presenting a unified corporate image. No assurance can be given that any acquisition by the Company will or will not occur, and that if an acquisition does occur, that it will not have a material adverse affect on the Company or that any such acquisition will be successful in enhancing the Company's business. See "-- Risks of Completed Acquisitions."

    The Company has recorded charges for acquired in-process technology and merger costs in connection with certain of its past acquisitions, which reduced operating and net income for the periods in which the acquisitions were recorded. The Company expects to continue to incur such charges in connection with future acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HIGHLY COMPETITIVE MARKETS

    The market for the Company's products is highly competitive. The Company expects to encounter enhanced competition and new competitors as it continues to penetrate the open enterprise systems market, including competition from relational database vendors and systems software companies. Many of the Company's current and prospective competitors have significantly greater financial, technical and marketing resources than the Company. Competitive pressures could cause the Company's products to lose market acceptance or result in significant price erosion, with a material adverse effect upon the results of operations.

    A variety of external and internal factors could adversely affect the Company's ability to compete in the open enterprise systems software market. Such factors include the following: relative functionality, integration, performance and reliability of the products offered by the Company and its competitors; the success and timing of new product development efforts; changes affecting the hardware, operating systems or database systems which the Company currently supports; demonstrable economic benefits for users relative to cost; quality of customer support and user documentation and ease of installation; vendor reputation, experience and financial stability; and price.

    The Company encounters competition from a broad range of firms in the market for professional services. Many of the Company's current and prospective competitors in the professional services market have significantly greater financial, technical and marketing resources than the Company. The competitive factors affecting the market for the Company's professional services include the following: breadth and quality of services offered, vendor reputation, and the ability to retain qualified technical personnel.

SEASONALITY AND VARIABILITY OF QUARTERLY OPERATING RESULTS

    The Company has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest total revenues and operating income. Further, revenues for the Company's fourth quarters have historically been higher than those for the first quarters of the following years. Since operating expenses continued to increase in the first quarters of those years, the Company realized substantially lower operating margins and net income (excluding the effect of charges for acquired in-process technology and merger costs) for such quarters. The Company expects this pattern to continue for the foreseeable future. The Company believes the seasonality of its revenues results primarily from the budgeting cycles of its software product customers and the structure of the Company's sales commission and bonus programs.

    The Company operates with relatively little order backlog and substantially all of its software product revenues in each quarter result from sales made in that quarter. Consequently, if near term demand for the Company's products weakens or if sales do not close in any quarter as anticipated, the Company's results of operations for that quarter would be adversely, and perhaps materially, affected. In addition, the timing and amount of the Company's revenues are subject to a number of factors that make estimation of operating results prior to the end of a quarter extremely uncertain. Historically, a substantial majority of the Company's quarterly software products revenues have been recorded in the third month of any given quarter, with a concentration of such revenues in the last week of that third month.

    The Company's operating results may vary significantly from quarter to quarter depending on other factors such as the size and timing of customer orders, price and other competitive conditions in the industry, the timing of new product announcements and releases by the Company and its competitors, the ability of the Company to develop, introduce and market new and enhanced versions of the Company's products on a timely basis, changes in the Company's level of operating expenses, changes in the Company's sales incentive plans, budgeting cycles of its customers, customer order deferrals in anticipation of enhancements or new products offered by the Company or its competitors, the cancellation of licenses during the warranty period or nonrenewal of maintenance agreements, product life cycles, software bugs, and other risks discussed herein. See "-- Highly Competitive Markets," and "-- Rapid Technological Change; Dependence on New Products and Markets."

RISKS OF INTERNATIONAL SALES

    The risks inherent in conducting international business generally include exposure to currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection and the burdens of complying with a wide variety of foreign laws. Approximately 24% of the Company's revenues in fiscal 1995 were attributable to international sales and were made at prices based either on U.S. dollars or foreign currencies. As a result, exchange rate fluctuations can have a material effect on the total level of foreign sales and the profitability of those sales. The Company has changed the primary means of international distribution of its products from the Company's affiliate network to wholly-owned PLATINUM subsidiaries during the past three years. The Company may encounter difficulties in integrating and managing these new overseas subsidiaries.

RISKS OF CONSULTING SERVICES BUSINESS

    The Company recently formed a group to provide open systems software consulting services and greatly expanded this group through its acquisitions of Locus Computing Corporation ("Locus"), the Reltech Group, Inc. ("Reltech"), Krystal Software S.A. ("Krystal"), Axis and Paradigm. Although

Locus, Reltech, Krystal, Axis and Paradigm had substantial experience in providing consulting services, this is a new lower-margin business area for the Company. There can be no assurance that the consulting services business will be successfully integrated with the Company's product licensing and educational programs businesses or that the Company will be able to effectively compete in this market. See "-- Risks of Completed Acquisitions" and "-- Highly Competitive Markets." In addition, the Company will be subject to the risks associated with a consulting services business, including dependence on reputation with existing customers, volatility of workload and dependence on ability to retain qualified technical personnel. Also, a substantial portion of the Company's consulting services revenue may be derived from the performance of services under fixed-price contracts. There can be no assurance that the Company can consistently perform in a profitable manner under these contracts, particularly in the field of software development, where cost overruns are commonplace.

DEPENDENCE ON KEY PERSONNEL

    Competition for qualified personnel in the software industry is intense and there can be no assurance that the Company will be able to attract and retain a sufficient number of qualified employees. The Company's success depends to a significant degree upon the continued contributions of its key management, marketing, product development and operational personnel, including key personnel of acquired companies. As the business of the Company grows, it may become increasingly difficult for it to hire, train and assimilate the new employees needed. In addition, it is possible that the business changes or uncertainty brought about by recent acquisitions may cause key employees to leave the Company, and certain key members of the management teams of acquired companies may not continue with the management of the Company. The Company's inability to attract and retain key employees could have a material adverse effect on the Company's product development efforts and results of operations.

    The Company's success to date has depended in large part on the skills and efforts of Andrew J. Filipowski, the Company's President and Chief Executive Officer, and Paul L. Humenansky, the Company's Executive Vice President -- Product Development and Chief Operations Officer. The Company has not entered into non-competition agreements with Messrs. Filipowski or Humenansky or any of its other key personnel, nor does the Company have "key man" life insurance policies covering any of these individuals.

VOLATILITY OF THE COMPANY'S STOCK PRICE

    The Company's stock price has historically been volatile. The Company believes factors such as quarterly fluctuations in results of operations, announcements of new products and acquisitions by the Company or by its competitors, changes in earnings estimates by analysts, changes in accounting treatments or principles and other factors may cause the market price of the Common Stock to fluctuate, perhaps substantially. In addition, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating results. Due to analysts' expectations of continued rapid growth and the high price/earnings ratio at which the Common Stock may trade, any shortfall in expectations could have an immediate and significant adverse effect on the trading price of the Common Stock. These fluctuations, as well as general economic, political and market conditions may adversely affect the market price of the Common Stock in the future.

ANTITAKEOVER EFFECT OF RIGHTS AGREEMENT, CHARTER AND STATUTORY PROVISIONS

    The Company has entered into a rights agreement (the "Right Agreement") which provides that in the event that 15% or more of the outstanding shares of Common Stock are acquired by a person or group of persons, the holder of each outstanding share of Common Stock, other than such acquiring person(s), shall have the right to purchase from the Company additional shares of Common Stock having a market value equal to two times the exercise price of such right. In addition, the Company's Restated Certificate of Incorporation provides that the Board of Directors shall be classified with respect to the terms for which its members shall hold office by dividing the members into three classes. The Company is also subject to Section 203 of the Delaware General Corporation Law which, in general, imposes restrictions upon acquirors of 15% or more of the Company's Common Stock. The

Rights Agreement and these other provisions may have the effect of delaying, deferring or preventing a change of control of the Company, even if such event would be beneficial to stockholders. See "Description of Capital Stock."

ABSENCE OF DIVIDENDS

    The Company has never declared any cash dividends or distributions on its capital stock. The Company currently intends to retain its earnings to finance future growth and therefore does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                     SECURITIES COVERED BY THIS PROSPECTUS

    The shares of Common Stock covered by this Prospectus are available for use in future acquisitions of other businesses, real or personal properties, or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act or otherwise under Rule
415. Such acquisitions may be made directly by the Company or indirectly through a subsidiary, may relate to businesses or securities of businesses similar or dissimilar to the Company's systems software products, related consulting services or educational programs, and may be made in connection with the settlement of litigation or other disputes. The consideration offered by the Company in such acquisitions, in addition to the shares of Common Stock offered by this Prospectus, may include cash, debt or other securities (which may be convertible into shares of Common Stock covered by this Prospectus), or assumption by the Company of liabilities of the business, properties or securities being acquired or of their owners, or a combination thereof. It is contemplated that the terms of acquisitions will be determined by negotiations between the Company and the owners of the businesses, properties or securities to be acquired, with the Company taking into account such factors as the quality of management, the past and potential earning power, growth and appreciation of the businesses, properties or securities acquired, and other relevant factors, and it is anticipated that shares of Common Stock issued in acquisitions will be valued at a price reasonably related to the market value of the Common Stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the shares.

    The Company may from time to time, in an effort to maintain an orderly market in the Common Stock, negotiate agreements with persons receiving Common Stock covered by this Prospectus that will limit the number of shares that may be sold by such persons at specified intervals. Such agreements may be more restrictive than restrictions on sales made pursuant to the exemption from registration requirements of the Securities Act, including the requirements under Rule 144 or Rule 145(d), and certain persons party to such agreements may not otherwise be subject to such Securities Act requirements. The Company anticipates that, in general, such negotiated agreements will be of limited duration and will permit the recipients of Common Stock issued in connection with acquisitions to sell up to a specified number of shares per business day or days.

    With the consent of the Company, this Prospectus may also be used by persons who have received or will receive from the Company Common Stock covered by this Prospectus and who may wish to sell such stock under circumstances requiring or making desirable its use. This Prospectus may also be used, with the Company's consent, by pledgees, donees or assignees of such persons. The Company's consent to any such use may be conditioned upon such persons' agreeing not to offer more than a specified number of shares following supplements or amendments to this Prospectus, which the Company may agree to use its best efforts to prepare and file at certain intervals. The Company may require that any such offering be effected in an organized manner through securities dealers.

    Sales by means of this Prospectus may be made from time to time privately at prices to be individually negotiated with the purchasers, or publicly through transactions in the over-the-counter market (which may involve block transactions), at prices reasonably related to market prices at the time of sale or at negotiated prices. Broker-dealers participating in such transactions may act as agent or as principal and, when acting as agent, may receive commissions from the purchasers as well as from the sellers (if also acting as agent for the purchasers). The Company may indemnify any broker-dealer participating in such transactions against certain liabilities, including liabilities under the Securities Act. Profits, commissions and discounts on sales by persons who may be deemed to be underwriters within the meaning of the Securities Act may be deemed underwriting compensation under the Securities Act.

    Stockholders may also offer shares of stock covered by this Prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 144 or Rule 145(d) under the Securities Act, and stockholders should seek the advice of their own counsel with respect to the legal requirements for such sales.

    This Prospectus may be supplemented or amended from time to time to reflect its use for resales by persons who have received shares of Common Stock for whom the Company has consented to the use of this Prospectus in connection with resales of such shares. See the inside back cover pages of this Prospectus for the identity of any such persons.

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock is traded on the Nasdaq National Market under the symbol "PLAT". The following table sets forth, for the quarters indicated, the range of high and low closing sale prices for the Common Stock on the Nasdaq National Market. On July 5, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $13.375 per share. At April 1, 1996, there were approximately 1,195 record holders of the Common Stock.

                                                                             PRICE RANGE
                                                                           OF COMMON STOCK
                                                                       ------------------------
                                                                          HIGH          LOW
                                                                       -----------  -----------
Year Ended December 31, 1994:
  First Quarter......................................................  $  14.7500   $  10.0000
  Second Quarter.....................................................     14.2500      11.5000
  Third Quarter......................................................     21.0000      12.5000
  Fourth Quarter.....................................................     23.2500      18.6250
Year Ended December 31, 1995:
  First Quarter......................................................     25.0000      19.0000
  Second Quarter.....................................................     20.2500      15.0000
  Third Quarter......................................................     25.2500      18.1250
  Fourth Quarter.....................................................     20.6250      14.5000
Year Ended December 31, 1996:
  First Quarter......................................................     18.3750      11.8750
  Second Quarter.....................................................     18.1875      12.8750
  Third Quarter (through July 5, 1996)...............................     15.8750      13.1250

                                DIVIDEND POLICY

    The Company has not paid dividends on its Common Stock, and the Board of Directors intends to continue a policy of retaining earnings to finance its growth and for general corporate purposes. The Company does not anticipate paying any such dividends in the foreseeable future.

                           SELECTED FINANCIAL DATA(1)

    The selected financial data set forth below has been derived from the historical financial statements of the Company. The historical financial statements for the Company as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report thereon appears elsewhere herein. The selected financial data set forth below at March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 has been derived from the Company's unaudited internal financial statements and reflects all adjustments which management considers necessary for a fair and consistent presentation of the results of operations for those periods. These selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes thereto contained elsewhere herein.

                                                                                               THREE MONTHS ENDED MARCH
                                                YEAR ENDED DECEMBER 31,                                  31,
                            ----------------------------------------------------------------  --------------------------
                              1991         1992         1993          1994          1995          1995          1996
                            ---------  ------------  -----------  ------------  ------------  ------------  ------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Total revenues............  $ 123,177  $ 141,964     $ 175,380    $ 225,439     $ 304,676     $  63,060     $  82,471
Operating income (loss)...     (6,011)     3,012(2)      3,336(3)    (2,223)(4)  (128,162)(5)   (17,318)(6)   (32,327)(7)
Net income (loss).........    (11,231)    (2,433)(2)       625(3)    (2,644)(4)  (111,933)(5)   (14,006)(6)   (24,504)(7)
Net income (loss) per
 share....................      (0.32)     (0.06)(2)      0.02(3)     (0.07)(4)     (2.59)(5)     (0.34)(6)     (0.45)(7)
Shares used in computing
 per share amounts........     37,671     35,507        37,971       39,890        43,267        40,738        54,915

                                                                  DECEMBER 31,
                                              -----------------------------------------------------   MARCH 31,
                                                1991       1992       1993       1994       1995        1996
                                              ---------  ---------  ---------  ---------  ---------  -----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents and investments...  $  54,125  $  60,054  $  69,554  $ 124,563  $ 132,775   $  93,354
Working capital.............................     49,504     40,530     43,607     89,651    126,679      91,440
Total assets................................    118,825    136,307    169,882    262,760    438,188     417,906
Long term obligations and
 acquisition-related payables, less current
 portion....................................        191        181      3,416      9,075     11,342       8,903
Stockholders' equity........................     75,667     82,963     92,944    158,837    288,452     270,069

- ------------------------------
(1) The selected consolidated financial data gives retroactive effect to the acquisitions of Prodea as of February 8, 1996, Paradigm as of March 26, 1996, and Axis as of March 29, 1996, each of which has been accounted for as a pooling of interests for financial reporting purposes, and as a result, the financial position and results of operations are presented as if the combining companies had been consolidated for all periods presented. The financial data as of and for the years ended December 31, 1991 and 1992, as well as the balance sheet data as of December 31, 1993 are derived from unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods. The selected consolidated financial data should be read in conjunction with the other financial information included in this Prospectus.

(2) Reflects a pre-tax charge of $7,873,000 relating to Trinzic Corporation ("Trinzic") restructuring costs.

(3) Reflects a pre-tax charge for acquired in-process technology of $8,735,000 relating primarily to the Company's acquisition of the stock of Datura Corporation and a pre-tax charge of $4,659,000 relating to Trinzic and Locus Computing Corporation ("Locus") restructuring costs.

(4) Reflects a pre-tax charge for acquired in-process technology of $24,594,000 relating primarily to the Company's acquisitions of the stock of Dimeric Development, Inc. and the net assets of Aston Brooke Software, Inc. and AutoSystems Corporation.

(5) Reflects a pre-tax charge for acquired in-process technology of $88,493,000 relating primarily to the Company's acquisitions of the stock of Advanced Software Concepts, Inc., SQL Software Corporation, Reltech Group, Inc., Protellicess Software, Inc., AIB Software Corporation and BMS Computer, Inc. and the net assets of ViaTech Development, Inc., BrownStone Solutions, Inc. and Protosoft, Inc. and to certain product acquisitions, and a pre-tax charge for merger costs of $30,819,000 relating to the acquisitions accounted for as poolings of interests.

(6) Reflects a pre-tax charge for acquired in-process technology of $18,799,000 relating primarily to the Company's acquisitions of all of the outstanding capital stock of SQL Software Corporation, Viatech Development, Inc., BrownStone Solutions, Inc., and Reltech Group, Inc.

(7) Reflects a pre-tax charge for acquired in-process technology of $7,005,000 relating to the Company's acquisition of all of the outstanding capital stock of Advance Systems Technologies, Inc. and the purchase of certain product technologies. Also reflects a pre-tax charge of $5,714,000 relating to merger costs for acquisitions accounted for as poolings of interests.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company's products and services increase the performance and interoperability of computing systems and databases in the OEE by providing users in large and data intensive organizations with more efficient and productive access to and use of critical information. As an integral part of the Company's growth strategy, it has consummated a number of significant business combinations, including the acquisitions of Software Interfaces, Inc. ("SII"), Answer Systems, Inc. ("Answer"), Locus, Altai, Inc. ("Altai"), Trinzic Corporation, Softool Corporation ("Softool"), Prodea, Paradigm, and Axis, each of which has been accounted for using the pooling-of-interests method. As a result, the consolidated financial statements are presented as if the Company and such acquired companies had been consolidated for all periods presented. Consequently, information regarding the Company in this Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") gives retroactive effect to these acquisitions. See note 2 to the Company's consolidated financial statements for a more detailed discussions of these acquisitions.

RESULTS OF OPERATIONS

    The table below sets forth for the periods indicated (1) the statement of operations items expressed as a percentage of revenues and (2) the percentage change in each line item from the prior period.

                                                                                                           PERIOD-TO-PERIOD
                                                            PERCENTAGE OF TOTAL REVENUES                    PERCENTAGE
                                           --------------------------------------------------------------      CHANGE
                                                                                    THREE MONTHS ENDED     -------------
                                                       YEARS ENDED
                                                       DECEMBER 31,                     MARCH 31,
                                           ------------------------------------  ------------------------  1994 COMPARED
                                              1993        1994         1995         1995         1996         TO 1993
                                             -----     -----------  -----------  -----------  -----------  -------------
STATEMENT OF OPERATIONS DATA
Revenues:
  Software products......................         50%         51%          52%          47%          48%           29%
  Maintenance............................         27          26           25           28           27            26
  Professional services..................         23          23           23           25           25            31
                                                 ---         ---          ---          ---          ---
    Total revenues.......................        100         100          100          100          100            29
                                                 ---         ---          ---          ---          ---
Costs and expenses:
  Professional services..................         18          19           19           23           23            35
  Product development and support........         25          23           31           28           46            19
  Sales and marketing....................         34          34           39           36           45            27
  General and administrative.............         13          14           14           11           10            38
  Restructuring costs....................          3       --           --           --           --             *
  Merger costs...........................      --          --              10        --               7         --
  Acquired in-process technology.........          5          11           29           29            8           182
                                                 ---         ---          ---          ---          ---
    Total costs and expenses.............         98         101          142          127          139            32
                                                 ---         ---          ---          ---          ---
Operating income (loss)..................          2          (1)         (42)         (27)         (39)         (167)
Other income.............................          1           1            1            2            1            48
                                                 ---         ---          ---          ---          ---
Income (loss) before income taxes........          3           0          (41)         (25)         (38)          (85)
Income taxes.............................          3           1           (4)          (3)          (8)          (27)
                                                 ---         ---          ---          ---          ---
Net income (loss)........................          0%         (1)%        (37)%        (22)%        (30)%           *%
                                                 ---         ---          ---          ---          ---
                                                 ---         ---          ---          ---          ---

                                                             THREE MONTHS
                                                                 ENDED
                                           1995 COMPARED     MAR. 31, 1996
                                              TO 1994      COMPARED TO 1995
                                           --------------  -----------------
STATEMENT OF OPERATIONS DATA
Revenues:
  Software products......................           39%              32%
  Maintenance............................           30               30
  Professional services..................           32               30
    Total revenues.......................           35               31
Costs and expenses:
  Professional services..................           41               31
  Product development and support........           82              112
  Sales and marketing....................           55               65
  General and administrative.............           27               23
  Restructuring costs....................        --               --
  Merger costs...........................        *                 *
  Acquired in-process technology.........          260              (63)
    Total costs and expenses.............           90               43
Operating income (loss)..................        *                 *
Other income.............................           40              (60)
Income (loss) before income taxes........        *                 *
Income taxes.............................        *                 *
Net income (loss)........................            *%               *%

- ------------------------------
*Not meaningful.

REVENUES

    The Company's revenues are currently derived from three sources: (1) license fees for licensing the Company's proprietary software products, (2) maintenance fees for maintaining, supporting, and providing current upgrades of the Company's software products, and (3) revenues from professional services, which consist of consulting services and educational programs. Total revenues from all sources for fiscal 1995 were $304,676,000, an increase of $79,237,000 or 35% from 1994 total revenues of $225,439,000. Total revenues in 1994  increased $50,059,000 or 29% over  1993 revenues of $175,380,000. Total revenues for the first three months of 1996 were $82,471,000, an increase of $19,411,000 or 31% over total revenues of $63,060,000 for the same period in 1995.

    Revenue from customers in North America represented 84%, 82%, 76%, and 77% of the Company's total revenues in 1993, 1994, 1995, and the first three months of 1996, respectively. Revenue from international customers represented 16%, 18%, 24%, and 23% of the Company's total revenues in 1993, 1994, 1995, and the first three months of 1996, respectively. International revenue is generated by the Company's subsidiaries and by international affiliates, which are independent organizations that contract with the Company to support and promote the Company's software products and professional services. The Company typically recognizes as revenue the equivalent of 50% of the license fees and maintenance fees of the products licensed through the majority of its international affiliates.

    SOFTWARE PRODUCTS. Software products revenue represented 50%, 51%, 52%, and 48% of total revenues in 1993, 1994, 1995, and the first three months of 1996, respectively. In 1995, software products revenue was $158,597,000, a 39% increase over 1994. From 1993 to 1994, software products revenue increased 29% from $88,063,000 to $113,749,000. For the first three months of 1996, software products revenue increased 32% to $39,355,000 from $29,891,000 for the comparable prior-year period. The Company believes the growth in software products revenue over the past two years has resulted from the continued marketplace acceptance of its products, as well as the Company's aggressive expansion of its sales and marketing efforts. The Company's database management, systems management, application lifecycle, business intelligence, and data warehousing business units represented 47%, 24%, 12%, 11%, and 6%, respectively, of total software products revenue in 1994, 32%, 34%, 12%, 7%, and 15%, respectively, of total software products revenue in 1995, and 30%, 34%, 16%, 12%, and 8%, respectively, of total software products revenue for the first three months of 1996.

    MAINTENANCE. Maintenance revenue in 1995 increased 30% over 1994 to $76,498,000, and 1994 maintenance revenue of $58,837,000 represented an increase of 26% over 1993 maintenance revenue of $46,856,000. Maintenance revenue for the first three months of 1996 increased 30% to $22,536,000 from $17,360,000 for the comparable prior-year period. Maintenance revenue is derived from recurring fees charged to perpetual license customers and maintenance fees implicit in software product sales. The increases during 1994, 1995, and the first three months of 1996 are primarily attributable to expansion of the Company's installed customer base, which supports recurring fees for maintenance and, to a lesser extent, increased revenues associated with maintenance fees implicit in certain software product sales. Management believes that maintenance revenue should continue to increase as the installed base of the Company's software products increases and matures.

    PROFESSIONAL SERVICES. Professional services revenue is associated with the Company's consulting services business and educational programs. In 1995, professional services revenue was $69,581,000, a 32% increase over 1994. From 1993 to 1994, professional services revenue increased 31% from $40,461,000 to $52,853,000. Professional services revenue for the first three months of 1996 increased 30% to $20,580,000 from $15,809,000 for the comparable prior-year period. The growth in revenue is due primarily to the expansion in professional services personnel, as well as the addition of established consulting practices through various acquisitions during 1995 and 1996.

COSTS AND EXPENSES

    Total expenses for 1995, excluding merger costs and acquired in-process technology charges, were $313,526,000, an increase of $110,458,000 or 54%, compared to $203,068,000 for 1994. Total expenses for 1994, excluding acquired in-process technology charges, increased 24%, compared to 1993 total expenses of $163,309,000. Total expenses for the first three months of 1996, excluding merger costs and acquired in-process technology charges, were $102,079,000, an increase of $40,500,000 or 66%, compared to $61,579,000 for the prior-year period. During 1995 and the first three months of 1996, the Company incurred significant costs in supporting its development laboratories and in building the infrastructure to support the significantly larger combined Company that is the result of recent acquisitions. These costs were primarily associated with the hiring of product developers, technical writers, and in-house and field technical support personnel; expanding the inside and outside sales forces; informing customers of the Company's technical strategy; training all personnel in open systems issues and new products; accelerated hiring of key management personnel; and augmenting internal support systems. Management believes that these investments were required in order to fully exploit the market opportunity for the newly acquired products and to adequately manage the significantly larger enterprise.

    PROFESSIONAL SERVICES. Costs of professional services increased to $60,341,000 in 1995, from $42,858,000 in 1994 and $31,855,000 in 1993. For the first three months of 1996, costs of professional services increased to $18,750,000 from $14,367,000 for the prior-year period. Costs of professional services as a percentage of professional services revenue were 79%, 81%, 87%, and 91% in 1993, 1994, 1995, and the first three months of 1996, respectively. The increase in these expenses in 1994, 1995, and the first three months of 1996 is related to salaries and other direct employment expenses as a result of the Company's rapid hiring to support this business. The increase in these expenses as a percentage of professional services revenue in 1995 and the first three months of 1996 is primarily attributable to investments in the North American education services business. These increased costs were associated with the opening of numerous training facilities across the country, as well as the hiring of sales personnel and instructors and investment in the development of a computer-based training curriculum.

    PRODUCT DEVELOPMENT AND SUPPORT. Product development and support expenses increased to $94,027,000 in 1995, from $51,781,000 in 1994, and $43,467,000 in
1993. For the first three months of 1996, product development and support expenses increased to $37,690,000 from $17,740,000 for the prior-year period. The increases in these expenses in 1994, 1995, and the first three months of 1996 are primarily attributable to the hiring of additional product developers, in-house as well as field technical support personnel, and technical writers; increased allocated charges for office space and overhead; and increased hardware and software costs relating to the product development effort. Also contributing to the increase in 1995 and the first three months of 1996 were higher bonus and royalty expenses associated with increased software products revenue. The costs of producing software documentation for an expanding product line and growing customer base also contributed to the increases in 1994, 1995, and the first three months of 1996.

    The Company is investing heavily in the development of systems software products for enterprise-wide information systems that integrate mainframes, minicomputers, workstations, PCs, and client/server networks. As a result, the Company expects that significant hiring of development and support personnel will continue. The Company believes that these actions are required in order to strengthen its competitive position in the open enterprise marketplace, enhance existing products, and satisfactorily support the Company's growing customer base.

    In 1993, 1994, 1995, and the first three months of 1996, the Company capitalized $4,790,000, $5,987,000, $13,591,000, and $5,513,000, respectively, of internal software development costs, net of related amortization expense, in accordance with Statement of Financial Accounting Standards (SFAS) No. 86. Product development and support costs plus capitalized internal software development costs, net of related amortization expense, was $48,257,000 in 1993, $57,768,000 in 1994, $107,618,000 in 1995, and $43,203,000 in the first three months of 1996, which amounted to 36%, 33%, 46%, and 70%, respectively, of software product and maintenance revenue during those periods.

    SALES AND MARKETING. Sales and marketing expenses increased to $117,906,000 in 1995, from $75,885,000 in 1994 and $59,802,000 in 1993. For the first three months of 1996, sales and marketing expenses increased to $37,167,000 from $22,557,000 for the prior-year period. Sales and marketing expenses as a percentage of total revenues were 34%, 34%, 39%, and 45% in 1993, 1994, 1995, and the first three months of 1996, respectively. The increase in these expenses as a percentage of total revenues in 1995, as compared to 1994 and 1993, is primarily attributable to costs associated with the significant expansion of the outside sales force and telemarketing organizations in the U.S. and in international subsidiaries. Also contributing to the increase were higher commission expenses associated with a 39% increase in software products revenue, increased by the expanded outside sales force, higher costs for sponsorship of seminars and user groups, and increased allocated charges for office space and overhead. The Company believes the large investment in sales and marketing made during 1995 and the first three months of 1996 was necessary in order to build the sales organization required to distribute the Company's products and exploit significant new market opportunities.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $41,252,000 in 1995, from $32,544,000 in 1994, and $23,526,000 in 1993. For the first three months of 1996, general and administrative expenses increased to $8,472,000 from $6,915,000 for the prior-year period. General and administrative expenses as a percentage of total revenues were 13%, 14%, 14%, and 10% in 1993, 1994, 1995, and the first three months of 1996, respectively. The increase in these expenses during 1995 and the first three months of 1996 is primarily related to salaries and other direct employment expenses attributable to an expanded administrative staff in the U.S., as well as the addition of administrative staff in the Company's newly established international subsidiaries, amortization of cost in excess of net assets acquired related to the Company's acquisitions accounted for as purchases, and increased professional fees. The increase in 1994 is primarily due to additional expenses associated with increased staffing in administrative functions and increased professional fees.

    RESTRUCTURING COSTS. In 1993, total restructuring costs of $4,659,000 were incurred by Trinzic and Locus. In connection with its stabilization of its KBMS software product, Trinzic recorded restructuring costs of $2,844,000, consisting of $1,509,000 for the write-off of capitalized software development costs and $1,335,000 for the discontinuation of the data center used for development activities and for employee severance payments. In connection with a reduction of its presence in Europe and its work force in the U.S., Locus recorded a $1,815,000 charge to income for repositioning operations. The charge was primarily composed of amounts needed for reductions in work force and a loss on subleasing the unused portion of its corporate facility.

    ACQUIRED IN-PROCESS TECHNOLOGY. Acquired in-process technology charges were $88,493,000, $24,594,000, and $8,735,000, in 1995, 1994, and 1993, respectively.
For the first three months of 1996, acquired in-process technology charges were $7,005,000 as compared to $18,799,000 for the prior-year period. These charges relate to numerous acquisitions of software companies and product technologies made in support of the Company's goal to become the leading provider of open enterprise software products and services. The acquisitions were accounted for under the purchase method and portions of the purchase prices were allocated to acquired in-process technology. See note 2 to the Company's consolidated financial statements for a more detailed discussion of these acquisitions.

    Prior to completing these acquisitions, in order to determine the fair market value of the organizations and technologies to be acquired, the Company conducted reviews which included an evaluation of existing products, research and development in process (projects that had reached technological feasibility and had no alternative future use), customers, financial and other matters. These acquisitions were made primarily for the research and development in process and were not completed for the existing earnings, cash flow, or net assets. The acquired in-process research and development represent unique and emerging technologies, the application of which is limited to the Company's open enterprise systems software strategy. Accordingly, these acquired technologies have no alternative future use. The Company believes it has budgeted adequate research and development resources to complete the contemplated projects over time periods ranging from six months to two years from the dates of acquisition. It is anticipated that existing sources of liquidity and cash generated from operations will be sufficient to fund these projects for the foreseeable future. The Company expects to continue to incur charges for acquired in-process technology in connection with future acquisitions, which will reduce operating and net income for the periods in which the acquisitions are consummated.

    MERGER COSTS. Merger costs were $30,819,000 in 1995 and $5,714,000 for the first three months of 1996. Merger costs relate to acquisitions accounted for as poolings of interests and include investment banking and other professional fees, write downs of certain assets, employee severance payments, costs of closing excess office facilities, and various other expenses. The Company expects to incur similar costs and expenses in connection with future acquisitions accounted for as poolings of interests. These costs will be expensed in the periods in which the transactions are consummated.

OTHER INCOME

    Other income was $4,281,000 in 1995, as compared to $3,052,000 in 1994, and $2,057,000 in 1993. For the first three months of 1996, other income was $544,000 as compared to $1,346,000 for the prior-year period. The increase in 1995 over 1994 and 1994 over 1993 is primarily attributable to interest earned on higher cash and investment balances maintained during the respective year as compared to the prior year. The decrease for the first three months of 1996 as compared to the prior-year period is primarily due to the net expenses recognized from the sale of certain receivables.

INCOME TAXES

    The Company recognized an income tax benefit of $11,948,000 in 1995, and income tax expense of $3,473,000 in 1994 and $4,768,000 in 1993. For the three-month period ended March 31, 1996, the Company recognized an income tax benefit of $7,279,000 as compared to $1,966,000 for the prior-year period.

    The exercise of certain stock options results in income tax benefits to the Company. The benefit is equal to the difference between the market price at the date of exercise and the option price at the applicable tax rate. The benefit does not flow through the statement of operations, but is credited directly to paid-in capital. As a result of stock option exercises during 1993, 1994, 1995, and the first three months of 1996, $3,705,000, $108,000, $0, and, $0, respectively, were credited to paid-in capital. The Company has available approximately $131,800,000 of net operating loss carryforwards and $7,500,000 of tax credit carryforwards for Federal income tax purposes expiring through the year 2010. Some of the Company's tax carryforwards are subject to limitations as to the amounts which may be used in future years.

    In order to take advantage of lower U.S. income tax rates on income derived from export transactions, the Company utilizes PLATINUM TECHNOLOGY International, Inc. as a Foreign Sales Corporation. The Foreign Sales Corporation reduced the Company's effective tax rate by 10.8%, 10.3%, and 0.2% in 1993, 1994, and 1995, respectively. The lower deduction in 1995 resulted primarily from the net loss in 1995, and the impact of terminating distribution agreements with PLATINUM affiliates and establishing foreign subsidiaries in their place.

INFLATION

    To date, inflation has not had a material impact on the Company's revenues or income.

LIQUIDITY AND CAPITAL RESOURCES

    As of March 31, 1996, the Company held approximately $93,354,000 of cash, cash equivalents, and investments, as compared to $132,775,000 as of December 31, 1995, $124,563,000 as of December 31, 1994, and $69,554,000 as of December
31, 1993. In October 1995, in connection with a public offering of 10,840,155 shares of common stock, the Company received aggregate proceeds, net of issuance costs, of approximately $189,320,000. These proceeds have been offset primarily by approximately $103,085,000 in payments relating to acquisitions, approximately $38,207,000 in capital expenditures, and approximately $26,037,000 used in operations.

    The Company had trade and installment accounts receivable, net of allowances, of $126,999,000, $126,539,000, $74,017,000, and $55,299,000 at March
31, 1996 and December 31, 1995, 1994, and 1993, respectively. The Company sells software products and services to customers in diversified industries and geographic regions and, therefore, has no significant concentration of credit risk. Historically, a substantial amount of the Company's revenues have been recorded in the third month of any given quarter, with a concentration of such revenues in the last week of the third month. This trend results in a high balance of accounts receivable relative to reported revenues at the end of any quarterly reporting period.

    The Company had long-term acquisition-related payables of $8,026,000, $9,756,000, and $8,450,000 and other long-term obligations of $877,000,
$1,586,000,  and $625,000 as of  March 31, 1996 and  December 31, 1995 and 1994,
respectively. The Company currently has total secured and unsecured bank lines of credit of $25,000,000 under which borrowings bear interest at rates ranging from the bank's prime rate to LIBOR plus 1%. The Company had approximately $1,000,000 and $540,000 of short-term borrowings under these lines of credit at March 31, 1996 and December 31, 1995, respectively. These borrowings will be used for general corporate purposes, including short-term working capital requirements and acquisition-related payments. The Company is in the process of increasing its lines of credit.

    The Company's sources of liquidity have been cash generated from operations and funds from capital markets, including bank facilities. The Company believes the funding available to it from these sources will be sufficient to satisfy its working capital requirements for the foreseeable future. The Company's capital requirements are dependent on management's business plans regarding the levels and timing of investments in existing and newly-acquired businesses and technologies. These plans and the related capital requirements may change, based upon various factors, such as the Company's strategic opportunities, developments in the Company's markets, the timing of closing and integrating acquisitions, and the conditions of financial markets.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," was issued in 1995 and implementation of SFAS No. 121 is required in the fiscal year commencing January 1, 1996. SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill relating to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 is not expected to have a significant impact on the Company's consolidated financial statements.

    SFAS No. 123, "Accounting for Stock-Based Compensation," was issued in 1995 and implementation of SFAS No. 123 is required in the fiscal year commencing January 1, 1996. SFAS No. 123 established financial accounting and reporting standards for stock-based compensation plans. SFAS No. 123 is not expected to have a significant impact on the Company's consolidated financial statements.

QUARTERLY COMPARISONS

    The following tables set forth an unaudited summary of certain quarterly financial data. This quarterly information has been prepared on the same basis as the annual consolidated financial statements and, in management's opinion, reflects all adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

    The Company has experienced a seasonal pattern in its operating results with the fourth quarter typically having the highest total revenues and operating income. For example, 32% and 33% in 1994 and 1995, respectively, of the Company's total revenues were generated in the fourth quarter. Further, revenues for the fourth quarter of 1994 were higher than for the first quarter of 1995 and revenue for the fourth quarter of 1995 were higher than revenues for the first quarter of 1996. Since operating expenses continued to increase in the first quarter, the Company realized substantially lower operating margins and net income for this period. The Company expects this pattern to continue for the foreseeable future. The Company believes the seasonality of its revenue results primarily from the budgeting cycles of its software product customers and the structure of the Company's sales commission and bonus programs. In addition, the Company's software products revenue may vary significantly from quarter to quarter depending upon other factors such as the timing of new product announcements and releases by the Company and its competitors. The Company operates with relatively little backlog and substantially all of its software product revenue in each quarter results from sales made in that quarter.

                                                                          QUARTER ENDED
                                  ----------------------------------------------------------------------------------------------
                                   MAR. 31,     JUNE 30,     SEPT. 30,      DEC. 31,      MAR. 31,      JUNE 30,     SEPT. 30,
                                     1994         1994          1994          1994          1995          1995          1995
                                  -----------  -----------  ------------  ------------  ------------  ------------  ------------
                                                                      (DOLLARS IN THOUSANDS)
Total revenues, as previously
 reported.......................   $  39,686    $  48,266   $  50,885     $  63,660     $  55,481     $  64,573     $  64,641
Adjustments(1)..................       5,466        5,698       5,754         6,024         7,579         7,223         7,146
Total revenues..................      45,152       53,964      56,639        69,684        63,060        71,796        71,787
Operating income (loss), as
 previously reported............       1,544        5,334      (8,096)(2)     2,596(3)    (17,688)(4)    (4,002)(5)   (38,401)(6)
Adjustments(1)..................         166       (1,069)     (1,211)       (1,487)          370           398           267
Operating income (loss).........       1,710        4,265      (9,307)(2)     1,109(3)    (17,318)(4)    (3,604)(5)   (38,134)(6)
Net income (loss), as previously
 reported.......................       1,290        3,966      (7,445)(2)     2,804(3)    (14,438)(4)    (2,559)(5)   (28,900)(6)
Adjustments(1)..................         165       (1,033)     (1,165)       (1,226)          432           248           156
Net income (loss)...............       1,455        2,933      (8,610)(2)     1,578(3)    (14,006)(4)    (2,311)(5)   (28,744)(6)
Net income (loss) per share, as
 previously reported............         .04          .11        (.22)(2)       .07(3)       (.38)(4)      (.07)(5)      (.76)(6)
Net income (loss) per share.....         .04          .07        (.23)(2)       .04(3)       (.34)(4)      (.06)(5)      (.70)(6)
Shares used in computing net
 income (loss) per share, as
 previously reported............      35,827       35,995      33,521        38,175        37,520        37,902        38,117
Shares used in computing net
 income (loss) per share........      39,045       39,213      36,739        41,385        40,738        41,120        41,335
Common Stock Prices(9)
  High..........................   $  14.750    $  14.250   $  21.000     $  23.250     $  25.000     $  20.250     $  25.250
  Low...........................      10.000       11.500      12.500        18.625        19.000        15.000        18.125


                                    DEC. 31,      MAR. 31,
                                      1995          1996
                                  ------------  ------------

Total revenues, as previously
 reported.......................  $  91,226
Adjustments(1)..................      6,807
Total revenues..................     98,033     $  82,471
Operating income (loss), as
 previously reported............    (68,865)(7)
Adjustments(1)..................       (241)
Operating income (loss).........    (69,106)(7)   (32,327)(8)
Net income (loss), as previously
 reported.......................    (66,577)(7)
Adjustments(1)..................       (295)
Net income (loss)...............    (66,872)(7)   (24,504)(8)
Net income (loss) per share, as
 previously reported............      (1.40)(8)
Net income (loss) per share.....      (1.31)(8)      (.45)(8)
Shares used in computing net
 income (loss) per share, as
 previously reported............     47,697
Shares used in computing net
 income (loss) per share........     50,907        54,915
Common Stock Prices(9)
  High..........................  $  20.625     $  18.375
  Low...........................     14.500        11.875

- ------------------------------
(1) Adjustments reflect the effect of acquisitions accounted for as poolings of interests on the amounts previously reported in the Company's annual report on Form 10-K. See note 2 to the consolidated financial statements for a more detailed discussion of these transactions.

(2) Reflects a pre-tax charge for acquired in-process technology of $14,564,000 relating to the Company's acquisition of all of the outstanding capital stock of Dimeric Development Corporation, and the net assets of Aston Brooke Software, Inc.

(3) Reflects a pre-tax charge for acquired in-process technology of $10,030,000 relating to the Company's acquisition of the net assets of AutoSystems Corporation.

(4) Reflects a pre-tax charge for acquired in-process technology of $18,799,000 relating primarily to the Company's acquisitions of the all capital stock of SQL Software Corporation, Viatech Development, Inc., BrownStone Solutions, Inc., and Reltech Group, Inc.

(5) Reflects a pre-tax charge for acquired in-process technology of $1,354,000 relating to the purchase of certain product technologies. Also reflects a pre-tax charge of $2,152,000 relating to merger costs for acquisitions accounted for as poolings of interests.

(6) Reflects a pre-tax charge for acquired in-process technology of $5,300,000 relating to the acquisition of Advanced Software Concepts, Inc. Also reflects a pre-tax charge of $22,612,000 relating to merger costs for acquisitions accounted for as poolings of interests.

(7) Reflects a pre-tax charge for acquired in-process technology of $63,040,000 relating primarily to the acquisition of ProtoSoft, Inc., BMS Computer, Inc., AIB Software Corporation, and Protellicess Software, Inc. Also reflects a pre-tax charge of $6,055,000 relating to merger costs for acquisitions accounted for as poolings of interests.

(8) Reflects a pre-tax charge for acquired in-process technology of $7,005,000 relating to the Company's acquisition of all of the outstanding capital stock of Advanced Systems Technologies, Inc. and the purchase of certain product technologies. Also reflects a pre-tax charge of $5,714,000 relating to merger costs for acquisitions accounted for as poolings of interests.

(9) Closing sales prices reported on the Nasdaq National Market.

                                    BUSINESS

OVERVIEW

    PLATINUM TECHNOLOGY, INC. develops, markets and supports systems software products, and offers related consulting services and educational programs, for administering the prevailing complex, heterogeneous computing environment known as the open enterprise environment. These products and services increase the performance and interoperability of computing systems and databases in the OEE by providing users in large and data intensive organizations with more efficient and productive access to and use of critical information. The Company offers systems software products in five primary categories: systems management, data warehousing, business intelligence, application lifecycle and database management. The Company markets its products and services principally through a worldwide direct distribution network, as well as strategic indirect channels and PLATINUM affiliates, which are independent organizations that contract with the Company to promote and support its software products and services.

    The Company originally established itself in the information systems industry by supplying a complete line of tools and utilities for DB2, IBM's relational database management system for its MVS mainframe operating system. The Company then expanded its product offerings to address the emerging market for distributed database management tools, and became a leader in relational database administration technology. The Company has leveraged this relational database experience and expertise to expand its presence in the larger market for open enterprise systems software.

    The Company's goal is to become a leading provider of software products for the growing open enterprise systems market by offering a comprehensive set of "best of breed" point products, an open systems architecture to fully integrate these products referred to as the PLATINUM Open Enterprise Management System, and complementary consulting and educational services. To achieve this goal, the Company identified key open systems technologies and skill sets, and through a combination of leveraging its core competencies and an aggressive acquisition program, has assembled the capabilities to create complete open enterprise systems solutions.

    Since mid-1994, the Company has acquired numerous businesses which supply open enterprise systems and data warehouse products and related services and has completed several product acquisitions. During 1995, the Company acquired 14 businesses whose products and services complement the Company's existing products and enhance the ability of POEMS to integrate proprietary and non-proprietary software products. In the first three months of 1996, the Company acquired Prodea Software Corporation, a leading provider of data warehousing and business intelligence tools and Advanced Systems Technologies, Inc., a developer of performance management tools, and the Company has also completed the acquisitions of Paradigm Systems Corporation and Axis Systems International, Inc., two providers of professional services for the OEE. The Company believes that acquisitions are, and will continue to be, an essential part of the Company's strategy to compete effectively in its rapidly evolving marketplace.

    MARKET OVERVIEW

    Large organizations historically used proprietary mainframe computers to implement enterprise-wide software applications managing mission-critical business, accounting and financial functions. Within these highly centralized and homogeneous environments, relational database management systems ("RDBMSs"), including DB2, emerged as an effective and powerful method of storing and accessing information.

    In recent years, the increasing performance and declining cost of PCs and workstations, together with improvements in network connectivity, relational database software and application lifecycle tools, and the proliferation of off-the-shelf applications, have contributed to a shift by organizations from centralized, host-based computing systems to more distributed, heterogeneous environments that support the integration of a wide variety of "client" and "server" applications sharing data and networked resources over local area networks ("LANs"). Although client/server computing has been employed for several years, only recently have organizations begun to implement enterprise-wide (as opposed to departmental), mission-critical applications in distributed, open environments.

    These environments typically differ from host-based models in three principal respects. First, they are often widely distributed, encompassing multiple end-users, processors and systems with varying application software and databases spread across numerous locations. Second, they are frequently heterogeneous, consisting of various computing platforms (including mainframes, minicomputers, workstations and PC/LANs), RDBMSs, operating systems (including MVS, UNIX and Windows) and applications. Finally, these open environments are dynamic; users as well as hardware and software resources are frequently added, removed or changed and new applications are continually being developed and deployed.

    While these open computing environments can provide price-performance advantages and the potential for greater functionality than host-based systems, organizations have found that traditional mainframe systems administration tools and utilities are unable to address the complex requirements of these environments. As a result, a market need has arisen for comprehensive, easy to use, high-performance and cost-effective systems and data administration solutions that offer the functionality traditionally associated with mainframe solutions, but are designed for open enterprise environments.

    The Company believes that the complexities of the new computing environment are leading customers to seek and favor vendors that can offer, design and implement integrated systems solutions.

    PRODUCTS

    The Company believes its products enable customers to more efficiently operate and manage their information systems. The Company's products support the three major software operating environments: MVS, UNIX and Windows, as well as other software environments such as VMS (Digital Equipment Corporation's operating system for VAX and Alpha Systems), OS/2 and OS/400 (the latter two from IBM). Databases currently supported by the Company's products include the DB2 family, Oracle, Sybase, Informix and Microsoft SQL Server. Software products revenue constituted 50%, 51%, 52%, and 48% of total revenues of the Company for each of 1993, 1994, 1995, and the three-month period ended March 31, 1996, respectively.

    The Company now offers system software products in five primary categories. Certain products are included in more than one of these categories.

    SYSTEMS MANAGEMENT  PRODUCTS.  -- These  products  monitor and  improve  the
performance   of   enterprise-wide   computing   systems   and   perform  system
administration tasks, such as job management and software distribution.

                                             JOB AND
                        PERFORMANCE          PROCESS           AUTOMATED        DISTRIBUTION
     REPOSITORY          MANAGEMENT        MANAGEMENT          OPERATIONS        MANAGEMENT
- --------------------  ----------------  -----------------  ------------------  ---------------
Repository Open       DBVision          AutoSys            AutoAction (1)      AutoXfer (1)
  Enterprise Edition  ServerVision      AutoXpert (1)      Zeph (1)
  (1)                 SQL-Spy           Z/Team (1)
                      Detector          Zebb (1)
                                        Zeke (1)

                                                                           PC-UNIX         FINANCE AND
     SECURITY               STORAGE                 PROBLEM            INTEGRATION AND       RESOURCE
    MANAGEMENT             MANAGEMENT              RESOLUTION            NETWORKING         MANAGEMENT
- ------------------  ------------------------  --------------------  ---------------------  ------------
AutoSecure (1)      NetArchive-DNB (1)        Apriori GT (1)        Merge (1)              CIMS (1)
                    NetArchive-HSM (1)        Apriori LS (1)        PC-Enterprise (1)
                    NetArchive-SVM (1)        Apriori PLUS (1)      PC-Interface (1)
                    AutoMedia (2)
                    Zela (1)

- ------------------------
(1) Products acquired or first released by the Company in 1995 or early 1996.

(2) These products have not yet been released for sale to the Company's customers. They are expected to be commercially released in 1996, but there can be no assurance as to when they will be released.

    DATA WAREHOUSE PRODUCTS. -- These products enable customers to create, use and maintain data warehouses. A data warehouse is a data store that gives end-users full access to periodically consolidated, historical data for making business decisions and analyzing trends without jeopardizing the performance of mission-critical operations.

DATA EXTRACTION AND REFINEMENT           DATA DISTRIBUTION  REPOSITORY/DATA ANALYSIS
- ---------------------------------------  -----------------  ----------------------------------------------
Fast Unload                              Fast Load          Data Shopper (1)
InfoHub (1)                              InfoTransport      Repository MVS Edition (1)
InfoRefiner (formerly Pipeline)          InfoPump (1)       Repository Open Enterprise Edition (1)
InfoSession (formerly Integrator)

- ------------------------
(1) Products acquired or first released by the Company in 1995 or early 1996.

    BUSINESS INTELLIGENCE PRODUCTS. -- These products enable end-users to efficiently access and analyze data from a variety of sources, including data warehouses and databases.

Products for Managing QMF:       Forest & Trees (1)     PRF Tool Set:
  Compile/QQF                    InfoBroker (2)         Compile/PRF
  Governor Facility              InfoReports (1)        Governor Facility for PRF
  Governor Facility for QMF      InfoReports Server     Object Tracker for PRF
                                 (1)
  Object Administrator           InfoQuery (1)
  Object Tracker for QMF         InfoBeacon (1)
  Query Analyzer                 InfoSynergy (1)

- ------------------------
(1) Products acquired or first released by the Company in 1995 or early 1996.

(2) These products have not yet been released for sale to the Company's customers. They are expected to be commercially released in 1996, but there can be no assurance as to when they will be released.

    APPLICATION LIFECYCLE PRODUCTS. -- These products are used to develop applications to automate business processes to enable users to make consistent, appropriate and effective judgments that support an organization's business policies.

AionDS (1)                       RuleServer (1)               CCC/LCM (1)
Data Navigator                   SQL-Coder (1)                CCC/Quik Trak (1)
Final Exam Test Advisor (1)      SQL-Commander                Enterprise Methods (1)
Final Exam Visual Advisor (1)    SQL-Ease                     Enterprise MAP (1)
Final Exam Memory Advisor (1)    SQL-Ease Workstation         Enterprise Estimator (1)
ObjectPro (1)                    SQL - Modeler (1)            Enterprise PM (1)
Plan Analyzer                    Plan Analyzer for Oracle     Enterprise Forms Builder
                                 (1)                          (1)
RC/UPDATE                        Paradigm Plus (1)            Enterprise Status-Time (1)
RI Editor                        CCC/Harvest (1)
                                 CCC/Manager (1)

- ------------------------
(1) Products acquired or first released by the Company in 1995 or early 1996.

    DATABASE MANAGEMENT PRODUCTS. -- These product offerings help customers more efficiently use and maintain their RDBMSs, build and maintain database applications, and analyze and generate reports from data. The Company offers products for RDBMSs that reside on mainframes, midrange computers and PCs/LANs. A number of these database management tools may also be used in the data warehouse environment.

          DATABASE                       PERFORMANCE                                              APPLICATION
       ADMINISTRATION                     ANALYZERS                      UTILITIES                DEVELOPMENT
- -----------------------------  -------------------------------  ----------------------------  --------------------
Compare Facility               Bind Analyzer                    Data Compressor               Data Navigator
Database Mover (1)             Database Analyzer                Fast Check                    RC/UPDATE
DBRunner                       DBVision                         Fast Index                    RI Editor
Desktop DBA                    Dependency Analyzer              Fast Load                     SQL-Coder (1)
EasyDBA                        Detector                         Fast Recover                  SQL-Commander
Enterprise DBA (1)             Log Analyzer                     Fast Unload                   SQL-Ease
Guide for DB2                  Log Analyzer for                 Merge/Modify                  SQL-Ease
Package/It                     SYBASE and                       Quick Copy                    Workstation
RC/MIGRATOR                    Microsoft SQL Server             Quick Repartitioner (1)       SQL-Modeler (1)
RC/QUERY                       Performance Estimator            Rapid Reorg
RC/SECURE                      Plan Analyzer                    SQL-Archive (1)
RI Manager                     Recovery Analyzer                SQL-Port
Viewer for DB2 Objects         Server Vision (1)                Tsreorg
Viewer for DB2 Plans           SQL-Spy
  and Packages                 Thread Terminator (1)
Viewer for DB2 Security
Viewer for I/O Configuration

- ------------------------
(1) These products have not yet been released for sale to the Company's customers. They are expected to be commercially released in 1996, but there can be no assurance as to when they will be released.

PRODUCT LICENSES

    The Company provides its software products to customers under non-exclusive, non-transferable license agreements (including standard shrink-wrap licenses for certain products). As is customary in the software industry, in order to protect its intellectual property rights, the Company does not sell or transfer title to its software products to customers. Under the Company's current standard form license agreement, licensed software may be used solely for the customers' internal operations and only on designated hardware at specified sites, which may be comprised of a stand-alone computer, a single network server with multiple terminals or multiple network servers with multiple terminals.

    Licenses for the Company's software are almost exclusively perpetual, although annual and monthly licenses are also offered. License fees are generally due upon execution by the customer of the applicable product agreement. List prices are based upon the size of the processor, number of servers and/or number of users, depending upon the type of license and product being licensed. The Company's published list price includes discounts for portfolio, enterprise and multi-site licenses. Licenses generally include more than one product. Under the Company's current standard form license agreement, maintenance is renewed on an annual basis by the customer paying the current maintenance fee. See "Technical Support and Maintenance."

PRODUCT DEVELOPMENT

    The Company is pursuing its strategy by continuing its emphasis on developing new software products and enhancements in-house, acquiring products, technologies and businesses complementary to the Company's existing product line and forming alliances with leading technology companies. The Company has formed separate in-house development teams to efficiently integrate acquired products and technology into existing product lines. During 1993, 1994, 1995, and the three-month period ended March 31, 1996, product development and support expenses of the Company were $43,467,000, $51,781,000, $94,027,000 and
$37,690,000, respectively. As of March 31, 1996, the Company employed approximately 1,350 persons in product development and support.

    INTERNAL DEVELOPMENT. The Company will continue to rely to a large extent on the internal development of products to expand its product line. The Company believes its RDBMSs expertise and experience give it a competitive advantage in developing products that address increasingly complex environments and that meet evolving customer needs. In order to fully exploit acquired software development personnel, and to access new sources of talent, the Company has established approximately 20 independent development laboratories, generally at the locations of newly-acquired companies. These development laboratories are interconnected via video conferencing, e-mail, Lotus Notes and other communication technologies and use various hardware, operating systems and database systems which give the Company the ability to simulate the open enterprise environments of its customers. Laboratories have responsibility for their product lines and receive guidance from POEMS teams to foster interoperability.

    ACQUISITIONS. The Company continually reviews acquisition candidates with leading-edge products and technologies that could enhance the Company's product portfolio. The Company has particularly emphasized this approach to accelerate the Company's expansion beyond the relational database management market. The technologies associated with the products of the acquired businesses are being incorporated into the Company's existing internally developed products and are being used in developing new open enterprise systems products. In addition to providing the Company with new products and technologies, these acquisitions have provided the Company with experienced teams of open system product developers who now staff the Company's independent development laboratories.

    TECHNOLOGY RELATIONSHIPS. To reinforce its commitment to providing solutions for the open enterprise environment, the Company has implemented its PLATINUM Partner Program whereby the Company has established strategic and technology relationships with several hardware, software, and database vendors. The Company believes that in order to provide solutions for heterogeneous computing environments, it will need to continue to establish and maintain key relationships with leading technology companies, such as IBM, Hewlett-Packard, Oracle, Sybase, Informix and Tivoli. These technical and marketing alliances provide the Company early access to product information and pre-release software.

PROFESSIONAL SERVICES

    As part of its strategy to provide complete solutions for the OEE, the Company offers a range of professional services, including consulting services and educational programs.

    CONSULTING  SERVICES.    The  Company  is  focusing  significant  effort  on
developing and expanding its consulting services group. Primarily developed through the acquisitions of Locus Computing Corporation, Reltech Group, Inc., Krystal Software S.A., Paradigm Systems Corporation and Axis Systems International, Inc., this group provides consulting services to end-user customers of computer systems, including those that desire to migrate from information systems that use proprietary environments to open system environments. Other services provided include (i) technology selection and strategy, (ii) systems design and configuration, (iii) systems implementation,
(iv) data warehouse implementation, (v) systems troubleshooting and (vi) rapid prototyping of open systems to ascertain feasibility. Customers for these services include original equipment manufacturers, independent software vendors, system integrators and end-users.

    EDUCATIONAL PROGRAMS. The Company believes that its education services play an important role in increasing market awareness of its software products among application developers, database administrators and end-users. The Company currently offers numerous instructor-led education courses, which run from one to five days. These courses cover several key technology areas of the open enterprise environment. Computer-based training courses are also provided, which are self-led programs that users may complete in their own offices or homes. The Company believes that this capability has further strengthened the Company's position in the education market.

    ACQUISITIONS. The Company continually reviews acquisition candidates that are leading-edge service providers that could enhance the Company's service offerings. The acquired service providers are being incorporated into the Company's existing services organization and are being used to provide services to the Company's existing customer base and to develop new business opportunities based upon their experience.

SALES AND MARKETING

    The Company employs a multi-faceted sales strategy. For software products, the Company utilizes telemarketers, an inside sales force, an outside sales force, PLATINUM affiliates, product seminars, user group participation, direct mail, and print advertising. The Company's acquisition of Trinzic Corporation has provided the Company with additional indirect sales channels, such as distributors, VARs and OEM relationships, which the Company intends to utilize for selected products.

    NORTH AMERICAN SOFTWARE SALES. The Company's North American direct sales force is currently organized in territories covering the United States and Canada. To support the rapid expansion of the Company's product line, during 1995 the Company accelerated its sales force hiring and training process. The Company now has approximately 200 individuals in its North American outside sales force.

    Generally, for North American software product licenses, the Company's telemarketing specialists call prospective customers to identify and qualify leads. Once a lead has been qualified, the prospective client is turned over to an inside sales person to arrange a short-term, free trial of the Company's products. Once a trial has been arranged, a direct sales person and a technical field support person call on the prospective customer to assist it with trials, demonstrate product features and close sales. The evaluation process allows a user to test the products' overall effectiveness, performance and competitive capabilities before entering into a license agreement. The Company also licenses certain software products through the use of a telemarketing sales force and shipment of such products under shrink-wrap license. During 1995, the Company invested heavily in sales force automation tools to hone tracking, forecasting and reporting across the various sales teams.

    INTERNATIONAL SOFTWARE SALES. The Company generally markets its products overseas through a network of wholly-owned subsidiaries. Generally, these subsidiaries use an approach similar to that used by the Company in North America. As of March 29, 1996, the Company had subsidiaries in

Australia, Austria, Belgium, Brazil, Denmark, Finland, France, Germany, Hong Kong, Indonesia, Italy, Japan, Korea, Malaysia, the Netherlands, Norway, Singapore, South Africa, Spain, Sweden, Switzerland, Taiwan, Thailand and the United Kingdom. The Company expects that it will establish other foreign subsidiaries in the future to meet its strategic objectives. In a few countries, primarily in South America, the Company markets its products through independent PLATINUM affiliates.

    PROFESSIONAL SERVICES.   The Company's consulting  services and  educational
programs are marketed by separate direct sales forces.

    USER GROUP LEADERSHIP. The Company believes that its sales and marketing efforts have also been greatly enhanced by participation in domestic and international user groups. The Company plays a major role in the activities of International DB2 Users Group, the International Oracle Users Group, the International Sybase Users Group, and other smaller user groups, and expects to continue to do so in the future.

    CUSTOMERS. The Company's primary customers consist of Fortune 1000 companies and similarly sized organizations worldwide that operate in industrial, healthcare, technology, government, finance, consumer products and other business sectors. A large majority of the Company's customers have purchased multiple products from the Company.

    No single customer accounted for 10% or more of the Company's revenues in 1995, 1994, 1993, or the three-month period ended March 31, 1996. The Company does not believe that the loss of any single customer would have a material adverse effect on the Company's business.

TECHNICAL SUPPORT AND MAINTENANCE

    The Company's in-house technical support group, situated at various locations throughout the U.S. and the world, provides pre-sale, installation and post-sale support, including toll-free telephone support during regular business hours, to current users and potential customers evaluating the Company's products. The technical support group also offers seven-day, 24-hour toll-free telephone service for an additional fee. The Company believes that effective technical support during product evaluation substantially contributes to product acceptance, and that post-sale support has been a substantial factor in customer satisfaction to date and will continue to be so in the future.

    The Company offers a maintenance program for its software products, which consists of product enhancements, updated products and technical support. Maintenance is typically provided without additional charge during the warranty period defined in the license agreements. Under the Company's standard form license agreement, customers renew maintenance support on an annual basis by paying the current maintenance fee. Revenue from first year and recurring maintenance charges is recognized ratably over the period the maintenance and support services are to be provided.

COMPETITION

    The Company operates in highly competitive markets and expects competition to increase. The Company has encountered substantially enhanced competition and many new competitors, including relational database vendors and systems software companies, as it has moved from the relational database tool market to the much larger open systems software market and as it has entered the consulting services business. Many of the Company's current and prospective competitors have significantly greater financial, technical and marketing resources than the Company. In addition, many prospective customers may have the internal capability to implement solutions to their problems.

    The competitive factors affecting the market for the Company's software products include the following: product functionality, integration, performance and reliability; demonstrable economic benefits for users relative to cost; quality of customer support and user documentation and ease of installation; vendor reputation, experience and financial stability; and price.

    The Company believes that it has competed effectively to date. The Company's ability to remain competitive will depend, to a great extent, upon its ongoing performance in the areas of product development and customer support. To be successful in the future, the Company must respond promptly and effectively to the challenges of technological change and its competitors' innovations by continually enhancing its own product offerings. Performance in these areas will, in turn, depend upon the Company's ability to attract and retain highly qualified technical personnel in a competitive market for experienced and talented software developers. The Company also expects to continue its strategy of identifying, acquiring and developing open enterprise system management products and technology through the acquisition of specific products and of businesses which have developed such products and technologies.

    In addition, the Company encounters competition from a broader range of firms in the market for professional services. Many of the Company's current and prospective competitors have significantly greater financial, technical and marketing resources than the Company. The competitive factors affecting the market for the Company's professional services include the following: breadth and quality of services offered, vendor reputation and the ability to retain qualified technical personnel.

INTELLECTUAL PROPERTY RIGHTS

    The Company has historically relied upon a combination of contractual rights, trademarks, trade secrets and copyright laws to establish and protect its proprietary rights in its products. The Company also holds some patents and believes that patents may become increasingly important to the industry. The Company is taking actions to further protect its proprietary rights through the use of software patents. The Company's license agreements restrict a customer's use of the Company's software and prohibit disclosure to third persons. Notwithstanding those restrictions, it may be possible for unauthorized persons to obtain copies of the Company's software products. The Company believes that because of the rapid pace of technological change in the computer software industry, the legal protections for its products are less significant factors in the Company's success than the knowledge, ability and experience of the Company's employees, the frequency of product enhancements and the timeliness and quality of support services provided by the Company. The Company registers its product names and other trade marks in the United States and certain foreign countries.

EMPLOYEES

    As of March 31, 1996, the Company employed approximately 3,300 persons, including 1,045 in sales, marketing and related activities, 1,350 in product development and support, 600 in professional services, and 305 in management, administration and finance. The Company's success is highly dependent on its ability to attract and retain qualified employees. Competition for employees is intense in the software industry. None of the Company's employees is represented by a labor union or is the subject of a collective bargaining agreement. The Company has never experienced a work stoppage and believes that its employee relations are good.

PROPERTIES

    The Company's principal administrative, marketing, training, and product development and support facilities are located in Oakbrook Terrace, Illinois, where the Company leases approximately 331,000 square feet under leases terminating in December 2002 and where the Company plans to lease additional space in the near future. The Company has recently leased an additional approximately 153,000 square feet of administrative, marketing, sales and product development space in Lisle, Illinois, near the Company's headquarters, under leases terminating in October 2003. In addition, the Company leases sales offices throughout the United States and Canada. The Company also leases space, ranging in size from approximately 1,700 to 25,000 square feet, for 20 product development laboratories throughout the United States. The Company plans to expand certain of these product development facilities. The Company believes that its existing space and planned expansions will be adequate to meet its needs during 1996. The Company anticipates seeking additional space in the future to accommodate its growth.

LEGAL PROCEEDINGS

    COMPUTER ASSOCIATES INTERNATIONAL, INC. V. ALTAI, INC., CASE NO. 89-08911 (E.D.N.Y.). In 1988, a complaint was filed against Altai, Inc. ("Altai"), now a wholly-owned subsidiary of the Company, alleging copyright infringement and misappropriation of trade secrets. In 1991, a judgment related solely to the copyright infringement claims was awarded to Computer Associates International, Inc. ("CAI"). The judgment was recorded in 1991 and paid during 1992. Altai prevailed in a subsequent appeal of the alleged misappropriation of trade secrets. On June 8, 1995, the Texas Supreme Court issued a decision finding in favor of Altai with regards to the alleged misappropriation of trade secrets. CAI subsequently requested a rehearing, and the Texas Supreme Court has overruled the motion for rehearing, withdrawn the June 8, 1995 opinion and substituted a new opinion in favor of Altai.

    COMPUTER ASSOCIATES' INTERNATIONAL, INC, AND L'AGENCE POUR LA PROTECTION DES PROGRAMMES V. LA SOCIETE FASTER, S.A.R.L. (COMMERCIAL COURT OF BOBIGNY, PARIS, FRANCE). Altai is involved in a related suit in France which concerns only copyright infringement claims identical to those on which Altai prevailed in the U.S. The French appellate court granted Altai's request that the U.S. appellate court's copyright ruling should bind the Commercial Court of Bobigny as a matter of law. In January 1995, the French appellate court issued a decision rejecting CAI's claim of copyright infringement. CAI's subsequent appeal is still pending.

    BEACONWARE V. RELTECH GROUP, INC., PLATINUM TECHNOLOGY, INC. AND SOFTWARE INTERFACES, INC. BeaconWare, a Maine software developer, has sued in the Maine Superior Court the Company, Reltech Group, Inc. ("Reltech") and Software Interfaces, Inc. ("SII"), two wholly-owned subsidiaries, seeking compensatory and punitive damages and equitable relief, on tort and contract theories, with respect to Reltech's alleged failure to market SQLPro, a BeaconWare query tool. The suit was removed to the U.S. District Court for the District of Maine, on the basis of diversity of citizenship. The District Court of Maine has granted Reltech's motion to transfer the case to the District Court for the Eastern District of Virginia and the parties have since commenced discovery. The Company believes that BeaconWare's allegations are meritless and the Company intends to vigorously defend the action.

    The Company is also subject to certain other legal proceedings and claims which have arisen in the ordinary course of business and which have not been fully adjudicated. Management currently believes the ultimate outcome of such matters and those described above will not have a material adverse effect on the Company's results of operations or financial position.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

    The directors and executive officers of the Company, their ages at June 1, 1996, and their positions with the Company are as follows:

                NAME                       AGE                                    POSITION
- -------------------------------------  -----------  ---------------------------------------------------------------------
Andrew J. Filipowski.................          45   President, Chief Executive Officer, and Chairman of the Board of
                                                     Directors
Paul L. Humenansky...................          39   Chief Operations Officer, Executive Vice President -- Product
                                                     Development and Director
Michael P. Cullinane.................          46   Executive Vice President, Chief Financial Officer, Treasurer and
                                                     Director
Thomas M. Slowey.....................          35   Executive Vice President -- Sales
Paul A. Tatro........................          39   Executive Vice President -- International Operations
James E. Cowie (1)(2)................          41   Director
Steven D. Devick (1)(2)..............          44   Director
Casey G. Cowell (1)(2)...............          43   Director
Gian Fulgoni (2).....................          48   Director

- ------------------------
(1) Member of the Compensation Committee of the Board of Directors

(2) Member of the Audit Committee of the Board of Directors

    The Board of Directors consists of three classes, which serve staggered three-year terms. Class I, the terms of whose members expire in 1999, is comprised of Messrs. Cullinane and Humenansky. Class II, the terms of whose members expire in 1997, is comprised of Messrs. Filipowski, Cowie and Devick. Class III, the terms of whose members expire in 1998, is comprised of Messrs. Cowell and Fulgoni. Directors hold office until their successors are elected and qualified. The Board of Directors elects officers annually and such officers, subject to the terms of certain employment agreements, serve at the discretion of the Board. Messrs. Filipowski, Cullinane and Humenansky each have employment agreements with the Company. See "-- Executive Compensation -- Employment Agreements." There are no family relationships among any of the directors or officers of the Company.

    Mr. Filipowski, a founder of the Company, has been President, Chief Executive Officer and Chairman of the Board of Directors since the Company's formation in April 1987. Mr. Filipowski is also a director of Platinum Entertainment, Inc. ("Platinum Entertainment"), a publicly-traded, integrated music recording and publishing company, and intouch group, inc.

    Mr. Humenansky, a founder of the Company, was appointed Chief Operations Officer of the Company effective January 1993. Mr. Humenansky also serves as Executive Vice President -- Product Development, a position he has held since the Company's formation in April 1987. Mr. Humenansky is also a director of Platinum Entertainment.

    Mr. Cullinane joined the Company in March 1988 as Senior Vice President and Chief Financial Officer, becoming Executive Vice President in March 1995. He has also served as the Company's Treasurer since April 1989 and served as Secretary from April 1989 until October 1995. Mr. Cullinane is also a director of Platinum Entertainment.

    Mr. Slowey has served as Executive Vice President -- Sales since joining the Company in March 1988.

    Mr. Tatro joined the Company in October 1987 as Director of Education and was appointed Senior Vice President -- Field Support and Affiliates in January 1990, a position he held until March 1995, when he was elected Executive Vice President -- International Operations.

    Mr. Cowie has been a General Partner of Frontenac Company, a Chicago-based venture capital firm, since February 1989. Mr. Cowie is also a director of U.S. Robotics, Inc., US Servis, Inc. and Open Environment Corporation.

    Mr. Devick is currently the President, Chief Executive Officer and Chairman of the Board of Directors of Platinum Entertainment, Inc., which he co-founded in 1992. He is also the Chief Executive Officer of a number of other entities, including DDE, Inc. (f/k/a Devick Enterprises, Inc.), and Platinum Development, a real estate development firm, positions he has held for at least the preceding five years.

    Mr. Cowell is Chairman of the Board of Directors, Chief Executive Officer and President of U.S. Robotics, Inc., a publicly-traded designer, manufacturer and marketer of high performance data communications products and systems, which he co-founded in 1976. Mr. Cowell is also a director of Platinum Entertainment, Inc. and Eagle River Interactive, Inc.

    Mr. Fulgoni is Chief Executive Officer and a director of Information Resources, Inc. ("IRI"), which provides a variety of information services (primarily to consumer packaged goods companies) and computer decision support services. He was elected Chief Executive Officer in 1991. From 1991 to April 1995, Mr. Fulgoni served as Chairman of IRI, from 1989 to 1991 as Vice Chairman, and from 1981 to 1989 as President.

DIRECTOR COMPENSATION

    All non-employee directors of the Company are paid an annual fee of $2,500 and an attendance fee of $1,000 for each Board meeting attended and $500 for each Committee meeting attended if such Committee meeting is not held in conjunction with a meeting of the full board. In addition, each non-employee director participates in the PLATINUM TECHNOLOGY, INC. Amended and Restated 1993 Directors' Stock Option Plan (the "Directors' Plan"), pursuant to which each non-employee director is granted, on the date of each annual meeting of stockholders after which such director continues to serve on the Board of Directors, an option to purchase 10,000 shares of Common Stock at the fair market value of the Common Stock on such date. See "-- Stock Option Plans." The Company provides no retirement benefits to non-employee directors. Directors who are also employees of the Company receive no additional compensation from the Company for services rendered in their capacity as directors.

EXECUTIVE COMPENSATION

    The following table provides information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1995, 1994 and 1993 of those persons who were at December 31, 1995 (i) the chief executive officer and (ii) the four other most highly compensated (based upon combined salary and bonus) executive officers of the Company (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                                COMPENSATION
                                                                                 AWARDS (1)
                                                                              ----------------
                                                 ANNUAL COMPENSATION             SECURITIES
                                         -----------------------------------     UNDERLYING          ALL OTHER
      NAME AND PRINCIPAL POSITION          YEAR     SALARY ($)    BONUS ($)   OPTIONS/SARS (#)  COMPENSATION ($)(2)
- ---------------------------------------  ---------  -----------  -----------  ----------------  -------------------
Andrew J. Filipowski,                         1995  $   520,000  $   --             400,000         $    53,236
  President, Chief Executive                  1994      435,000      983,245        400,000              45,591
  Officer and Chairman                        1993      363,000      --             262,500              45,591
  of the Board
Paul L. Humenansky,                           1995  $   330,000  $   --             250,000         $     3,628
  Chief Operations Officer and                1994      275,000      541,679        250,000               4,800
  Executive Vice President -- Product         1993      230,000      --             175,000               4,800
   Development
Michael P. Cullinane,                         1995  $   330,000      --             150,000         $     5,124
  Executive Vice President,                   1994      275,000      455,024        150,000               4,800
  Chief Financial Officer                     1993      230,000      --              87,500               4,800
  and Treasurer
Thomas A. Slowey,                             1995  $   210,000  $   --              75,000         $   --
  Executive Vice President --                 1994      175,000      465,637         75,000             --
  Sales                                       1993      144,000      --              50,000             --
Paul A. Tatro,                                1995  $   210,000  $   --              75,000         $   --
  Executive Vice President --                 1994      175,000      324,750         75,000             --
  International Operations                    1993      144,000      --              50,000             --

- ------------------------
(1) None of the Named Officers had any restricted stock holdings as of December 31, 1995.

(2) The amounts shown represent the full dollar value of premiums paid by the Company with respect to whole life insurance.

    The following table provides information on grants of stock options during fiscal 1995 to the Named Officers. No stock appreciation rights were granted to the Named Officers during fiscal 1995.

                             OPTION GRANTS IN 1995

                                INDIVIDUAL GRANTS
- ----------------------------------------------------------------------------------
                            NUMBER OF                                                POTENTIAL REALIZABLE VALUE
                           SECURITIES                                                  AT ASSUMED ANNUAL RATES
                           UNDERLYING   PERCENT OF TOTAL                             OF STOCK PRICE APPRECIATION
                             OPTIONS     OPTIONS GRANTED   EXERCISE OR                   FOR OPTION TERM (1)
                             GRANTED     TO EMPLOYEES IN   BASE PRICE   EXPIRATION  -----------------------------
          NAME               (#)(2)      FISCAL YEAR (3)     ($/SH)        DATE        5% ($)         10% ($)
- -------------------------  -----------  -----------------  -----------  ----------  -------------  --------------
Andrew J. Filipowski          400,000            17.1%      $   18.25     10/25/05  $   4,590,931  $   11,634,320
Paul L. Humenansky            250,000            10.7%      $   18.25     10/25/05  $   2,869,332  $    7,271,450
Michael P. Cullinane          150,000             6.4%      $   18.25     10/25/05  $   1,721,599  $    4,362,870
Thomas A. Slowey               75,000             3.2%      $   18.25     10/25/05  $     860,800  $    2,181,435
Paul A. Tatro                  75,000             3.2%      $   18.25     10/25/05  $     860,800  $    2,181,435

- ------------------------
(1) Potential realizable value is presented net of the option exercise price but before any federal or state income taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains are dependent on the future performance of the Common Stock and the option holder's continued employment throughout the vesting period. The amounts reflected in the table may not necessarily be achieved.

(2) The options granted to the Named Officers in 1995 were granted pursuant to the PLATINUM TECHNOLOGY, INC. Employee Incentive Compensation Plan and are all non-qualified stock options. Subject to certain restrictions, those options become exercisable in four equal annual installments, beginning on October 25, 1996, the first anniversary of the date of grant.

(3) The percentages shown do not reflect options granted in 1995 by companies acquired by the Company.

    The following table provides information on option exercises in fiscal 1995 by the Named Officers and on the Named Officers' unexercised options at December 31, 1995. Included are options granted under the 1989 Stock Option Plan, the Chief Executive Officer Stock Option Plan, the 1991 Stock Option Plan, the 1994 Stock Incentive Plan and the Employee Incentive Compensation Plan.

      AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END 1995 OPTION VALUES

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                              OPTIONS AT              IN-THE-MONEY OPTIONS
                              SHARES        VALUE         YEAR END 1995 (#)          AT YEAR END 1995($)(1)
                           ACQUIRED ON    REALIZED    --------------------------  -----------------------------
          NAME             EXERCISE (#)      ($)      EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
- -------------------------  ------------  -----------  -----------  -------------  --------------  -------------
Andrew J. Filipowski            --           --         1,426,250       831,250   $   14,757,472  $   2,305,540
Paul L. Humenansky              35,000    $ 409,375       335,000       525,000   $    1,973,125  $   1,503,125
Michael P. Cullinane            30,000    $ 540,000       442,750       306,250   $    4,609,625  $     829,688
Thomas A. Slowey                10,000    $ 182,475       182,250       168,750   $    1,830,960  $     510,938
Paul A. Tatro                   --           --           117,266       168,750   $      870,590  $     510,938

- ------------------------
(1) The value per option is calculated by subtracting the exercise price from the closing price of the Common Stock on the Nasdaq National Market on December 29, 1995, which was $18.375.

  EMPLOYMENT AGREEMENTS

    Effective March 1, 1991, the Company entered into employment agreements with Messrs. Filipowski, Cullinane and Humenansky. Mr. Filipowski's employment agreement provides for an initial base salary of $252,000 (which has been increased annually) plus bonus compensation. Mr. Cullinane's employment agreement provides for an initial base salary of $160,000 (which has been increased annually) plus bonus compensation. Mr. Humenansky's employment agreement provides for an initial base salary of $160,000 (which has been increased annually) plus bonus compensation. The agreements provide that all bonus arrangements for Messrs. Filipowski, Cullinane and Humenansky are established by the Compensation Committee of the Board of Directors. All of the employment agreements also provide for continuation of salary, bonuses and fringe benefits for 18 months following the executive's termination of employment with the Company for any reason other than "Good Cause" as defined in such agreements, or for five years if the termination occurs within a certain time period before or after a "Change in Control" of the Company. Under such agreements, a "Change in Control" of the Company includes (a) certain reorganizations, consolidations or mergers of the Company, (b) certain transfers of all or substantially all of the assets of the Company, (c) the approval by the Company's stockholders of a plan of liquidation or dissolution, (d) a change in the Company's Board of Directors such that a majority of the members of the Board are not "continuing" directors, or (e) a person's becoming the holder of at least 51% of the combined voting power of the Company's outstanding voting securities.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Cowell, Cowie and Devick are the members of the Company's Compensation Committee. Messrs. Filipowski and Devick are executive officers of Pt Group Inc. ("PGI") and Mr. Filipowski is the sole director of PGI. Mr. Devick is an executive officer of Platinum Entertainment, Inc. ("PEI"), and Messrs. Filipowski, Humenansky and Cullinane, all of whom are executive officers of the Company, are directors of PEI. Messrs. Devick, Filipowski and Cullinane are also members of the compensation committee of PEI.

STOCK OPTION PLANS

  DIRECTORS' PLAN

    The Board of Directors and the stockholders of the Company originally adopted and approved the Directors' Stock Option Plan at the Company's 1994 Annual Meeting. The Directors' Stock Option Plan was amended and restated by the Board in May 1996 and approved by the stockholders of the Company at the Company's 1996 Annual Meeting. The Directors' Plan is administered by the Company's Board of Directors. Options are granted under the Directors' Plan only to non-employee directors of the Company. Options may be granted with respect to a total of not more than 500,000 shares of Common Stock under the Directors' Plan, subject to antidilution and other adjustment provisions. If an option expires or is terminated or canceled unexercised as to any shares, such released shares may again be optioned. As of April 22, 1996, options and awards covering an aggregate 64,000 shares of Common Stock had been granted under the Directors' Plan.

    Under the Directors' Plan, on the date on which a person is first elected or appointed a non-employee director, such director is granted an option to purchase 10,000 shares of Common Stock. On the date of each annual meeting of stockholders (or special meeting in lieu thereof) after which the person continues as a non-employee director (other than the meeting in the year in which the person is first elected or appointed as a non-employee director), such non-employee director shall be granted an additional option to purchase 10,000 shares of Common Stock; provided, however, that no director may be granted options to purchase an aggregate of more than 100,000 shares of Common Stock under the Directors' Plan, excluding any shares covered by options granted to the non-employee directors prior to the effective date of the Directors' Plan.

    The exercise price for all options granted under the Directors' Plan shall be the fair market value per share of the Common Stock on the date of grant. Each option granted under the Directors' Plan becomes exercisable in equal installments on each of the first three anniversaries of the date of its grant and is exercisable for a period of ten years beginning on the date of its grant, subject to earlier termination if the optionee's service as a director terminates.

  PURCHASE PLAN

    The Board of Directors of the Company has adopted, and the stockholders of the Company approved at the Company's 1996 Annual Meeting, the 1996 Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan is administered by a committee of the Board of Directors made up of directors who are not eligible to participate in the Purchase Plan (the "Purchase Plan Committee") and is operated on an annual basis from March 1 to the last day of the following February (a "Plan Year"). A total of 5,000,000 shares of Common Stock are available for purchase under the Purchase Plan, subject to antidilution and other adjustment provisions. No participant may purchase shares of Common Stock in any calendar year under the Purchase Plan with an aggregate fair market value (generally determined as of the beginning of the Plan Year) in excess of $25,000.

    The Purchase Plan permits eligible employee participants to purchase Common Stock through payroll deductions at a price per share which is equal to the lesser of eighty-five percent (85%) of the fair market value of the Common Stock on the commencement date, which is generally the beginning of the Plan Year, or on the following purchase date. On each purchase date, which is generally quarterly on the last day of February, May, August and November, each Purchase Plan participant's accrued payroll deductions are automatically applied to the purchase of Common Stock.

    Employees eligible to participate in the Purchase Plan consist of all persons employed by the Company and any subsidiaries designated by the Company for participation in the Purchase Plan. The Purchase Plan excludes from participation any employee whose customary employment is for 20 hours or less per week or for not more than 5 months during a calendar year and any employee who owns stock possessing 5% or more of the total combined voting power or value of all classes of the Company's stock.

  EMPLOYEE PLAN

    The Employee Incentive Compensation Plan (the "Employee Plan") was originally adopted in 1995 and amended in 1996 and approved by the stockholders of the Company at the Company's 1995 Special Meeting and the Company's 1996 Annual Meeting, respectively. The Employee Plan permits the issuance of awards in a variety of forms, including: (i) non-qualified and incentive stock options for the purchase of Common Stock, (ii) stock appreciation rights ("SARs"), (iii) restricted stock ("Restricted Stock"), (iv) deferred stock ("Deferred Stock"),
(v) bonus stock and  awards in lieu of  obligations, (iv) dividend  equivalents,
(vii) other stock-based awards, and (viii) performance awards and cash incentive awards. The persons eligible to participate in the Employee Plan are directors, officers, employees and consultants of the Company or any subsidiary of the Company. The Employee Plan is administered by the Compensation Committee, unless the Board of Directors establishes a committee whose sole purpose is the administration of the Employee Plan (in any case, the "Employee Plan Committee"). No member of the Employee Plan Committee participates in the Employee Plan. Subject to certain limitations described below, the Employee Plan Committee in its discretion shall determine the persons to whom options and awards shall be granted, the amount of options and awards to be granted to each participant, the term, exercise, restriction, deferral and payment periods for options and awards, and any other restrictions and limitations on options and awards.

    The Employee Plan provides for the award of up to 5,000,000 shares of Common Stock, subject to antidilution and other adjustment provisions. During any fiscal year of the Company, the number of shares underlying options or SARs, shares of restricted stock, shares of deferred stock, shares as a bonus or in lieu of the Company obligations and shares related to other stock-based awards granted to any one participant shall not exceed 800,000 for each type of such award, subject to adjustment in certain circumstances. The maximum aggregate amount that may be paid out under the Employee Plan as final cash incentive awards or other cash awards to any participant in any fiscal year is $5,000,000. As of April 22, 1996, options and awards covering an aggregate 1,525,914 shares of Common Stock had been granted under the Employee Plan.

    The exercise price for stock options granted under the Employee Plan is determined by the Employee Plan Committee, but in no event is it less than fair market value of the Common Stock on the date of grant. When incentive stock options are granted to an individual who owns Common Stock possessing more than 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, the option price shall not be less than 110% of fair market value. No stock option shall be exercisable later than the tenth anniversary date of its grant. In the case of an incentive stock option granted to a participant who owns more than 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, such option shall not be exercisable later than the fifth anniversary date of its grant. No incentive stock option shall be granted later than the tenth anniversary date of the adoption of the Employee Plan.

    An award of an SAR shall entitle a participant to receive Common Stock, cash or a combination thereof. Upon exercise of an SAR, a participant receives an amount in cash, shares of Common Stock, or both, equal to (i) the excess of the fair market value of the Common Stock over the option price per share (if the SAR is granted in conjunction with an option), multiplied by (ii) the number of shares of Common Stock subject to the SAR. In the case of an SAR granted on a stand-alone basis, the Employee Plan Committee shall determine the value to be used in lieu of the option price. Restricted Stock awards are grants of shares of Common Stock that are subject to certain restrictions and to a risk of forfeiture. During the restriction period, the restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Deferred Stock awards are grants of rights to receive shares of Common Stock, cash or a combination thereof at the end of a specified deferral period. During the deferral period, the Deferred Stock may not be sold, assigned, transferred, pledged or otherwise encumbered. At the expiration of the deferral period, the Employee Plan Committee may deliver to the participant Common Stock, cash equal to the fair market value of such Common Stock or a combination thereof for the shares covered by the Deferred Stock awards.

    The Employee Plan Committee is also authorized to grant shares of Common Stock as a bonus free of restrictions, or to grant shares of Common Stock or other awards in lieu of Company obligations to pay cash under other plans or compensatory arrangements, subject to such terms as the Employee Plan Committee may specify. The Employee Plan authorizes the Employee Plan Committee to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to the Common Stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, awards with value and payment contingent upon performance of the Company or any other factors designated by the Employee Plan Committee, and awards valued by reference to the book value of shares of Common Stock or the value of securities of or the performance of specified subsidiaries. The Employee Plan Committee shall determine the terms and conditions of such awards, including consideration to be paid to exercise awards in the nature of purchase rights, the period during which awards will be outstanding and forfeiture conditions and restrictions on awards.

    The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions as may be specified by the Employee Plan Committee. In addition, the Employee Plan authorizes specific cash incentive awards, which represent a conditional right to receive cash upon achievement of preestablished performance goals during calendar years, quarters or other periods specified by the Employee Plan Committee.

  1994 PLAN

    The 1994 Stock Incentive Plan (the "1994 Plan") was originally adopted in 1994 and amended in 1996 and approved by the stockholders of the Company at the Company's 1994 Annual Meeting and the Company's 1996 Annual Meeting, respectively. The 1994 Plan was replaced by the Employee Plan upon approval of the Employee Plan at the Company's 1995 Special Meeting and, accordingly, no new grants or awards are made under the 1994 Plan. The 1994 Plan permits the issuance of stock options and awards, on substantially the same terms as under the Employee Plan, in a variety of forms, including: (i) non-qualified and incentive stock options for the purchase of Common Stock, (ii) SARs, (iii) Restricted Stock, and (iv) Deferred Stock. The persons eligible to participate in the 1994 Plan are officers, employees, consultants or advisors of the Company or any subsidiary of the Company. The 1994 Plan is administered by the Compensation Committee, unless the Board of Directors establishes a committee whose sole purpose is the administration of the 1994 Plan (in any case, the "1994 Plan Committee"). The 1994 Plan Committee is comprised of such number of independent directors as is required for application of Rule 16b-3 under the Securities Act. A member of the 1994 Plan Committee will not exercise any discretion respecting himself or herself under the 1994 Plan.

    The 1994 Plan provides for the award of up to 1,000,000 shares of Common Stock, subject to antidilution and other adjustment provisions. During any fiscal year of the Company, the number of shares underlying options or SARs, shares of restricted stock, and shares of deferred stock granted to any one participant shall not exceed 275,000 for each type of such award, subject to adjustment in certain circumstances. As of April 22, 1996, options and awards covering an aggregate 875,000 shares of Common Stock had been granted under the 1994 Plan.

                              CERTAIN TRANSACTIONS

    In May 1996, the Company purchased from Visigenic Software, Inc. ("Visigenic") 222,222 shares of Visigenic's Series C Preferred Stock (the "Visigenic Shares") for an aggregate purchase price of $999,999. Concurrently therewith, the Company agreed to transfer to Platinum Venture Partners I, L.P. ("Venture I") and Platinum Venture Partners II, L.P. ("Venture II") all of the Company's right, title and interest to all of the appreciation, depreciation and cash value of $100,000 and $150,000, respectively, of the Visigenic Shares in exchange for the price per share paid by the Company. The Company retained all voting and dispositive power with respect to all of the Visigenic Shares. A portion of the equity interests in Venture I and Venture II are owned by certain officers and directors of the Company. These percentage interests for Venture I are as follows: Mr. Filipowski -- 8.3%; Mr. Cullinane -- 1.7%; Mr. Humenansky -- 1.7%; Mr. Tatro -- 1.7%; Mr. Slowey -- 0.8%; Mr. Devick -- 3.3%; Mr. Cowell --
1.7%; Frontenac Company (of which Mr. Cowie is a general partner) -- 1.7%; and Mr. Fulgoni -- 1.7%. Such percentage ownership interests for Venture II are as follows: Mr. Filipowski -- 6.8%; Mr. Cullinane -- 0.7%; Mr. Humenansky -- 0.5%; Mr. Cowell -- 1.4%; and Frontenac Company -- 4.5%. In addition, Platinum Venture Partners, Inc. is the general partner of each of Venture I and Venture II and Messrs. Filipowski, Cullinane, and Devick are the President and Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer, respectively, of Platinum Venture Partners, Inc.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of June 18, 1996, certain information regarding the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock, (ii) each director, (iii) each of the Named Officers, and (iv) all Company executive officers and directors as a group.

                                                                           SHARES BENEFICIALLY
                                                                                OWNED (2)
                                                                         ------------------------
NAME(1)                                                                    NUMBER       PERCENT
- -----------------------------------------------------------------------  -----------  -----------
Andrew J. Filipowski (3)...............................................    3,668,005         6.4%
T. Rowe Price Associates, Inc. (4).....................................    5,924,047        10.7
Merrill Lynch & Co., Inc. (5)..........................................    2,856,418         5.2
Michael P. Cullinane...................................................      442,750           *
Paul L. Humenansky (6).................................................      355,000           *
Steven D. Devick.......................................................       98,384           *
Thomas M. Slowey.......................................................      182,250           *
Paul A. Tatro (7)......................................................      158,266           *
Casey G. Cowell (8)....................................................       29,000           *
Gian Fulgoni...........................................................       16,000           *
James E. Cowie.........................................................        6,000           *
All Executive Officers and Directors as a Group
 (9 persons)(3)(6)(7)(8)...............................................    4,955,655         8.6%

- ------------------------------

 * Represents less than 1% of the outstanding Common Stock.

(1) Unless otherwise indicated, the address of such person is c/o PLATINUM TECHNOLOGY, INC., 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181.

(2) Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The numbers and percentages of shares owned by the Company's directors and executive officers include shares issuable upon the exercise by the respective individual of stock options that are exercisable within 60 days after June 18, 1996 in the following amounts: Mr. Filipowski -- 1,426,250; Mr. Cullinane -- 442,750; Mr. Humenansky -- 335,000; Mr. Devick
    -- 6,000;  Mr. Slowey  -- 182,250;  Mr.  Tatro --  117,266; Mr.  Fulgoni  --
    16,000; and Mr. Cowie -- 6,000.

(3) Includes 259,000 shares held by a foundation established by Mr. Filipowski and as to which he disclaims beneficial ownership of the shares held by the foundation.

(4) As reported on a Schedule 13G filed with the Commission on June 10, 1996 (the "Price 13G") by T. Rowe Price Associates, Inc. ("Price Associates"). According to the Price 13G, Price Associates has sole voting power with respect to 221,800 shares and sole dispositive power with respect to all 5,924,047 shares. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5) As reported on a Schedule 13G filed with the Commission on February 13, 1996 (the "Merrill 13G") by Merrill, Lynch & Co., Inc. ("ML&Co.") Merrill Lynch Group, Inc. ("Merrill Group"), Princeton Services, Inc. ("PSI"), Merrill Lynch Asset Management L.P. ("MLAM") and Merrill Lynch Growth Fund for Investment & Retirement ("Merrill Fund"). According to the Merrill 13G, PSI is the general partner of MLAM and Fund Asset Management, L.P., which each may be deemed the beneficial owner of Common Stock by virtue of acting as investment adviser to several investment companies, and PSI is a wholly-owned direct subsidiary of Merrill Group, which is a wholly-owned direct subsidiary of ML&Co. According to the Merrill 13G, ML&Co. has shared voting and dispositive power with respect to (and beneficially owns) all 2,856,418 shares, each of ML Group and PSI has shared voting and dispositive power with respect to (and beneficially owns) 2,853,752 shares, and each of MLAM and Merrill Fund has shared voting power with respect to (and beneficially owns) 2,713,352 shares. The address of each of ML&Co. and Merrill Group is 250 Vesey Street, New York, New York 10281, and the address of each of PSI, MLAM and Merrill Fund is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

(6) Includes 20,000 shares held in trust for the benefit of Mr. Humenansky.

(7) Includes 39,000 shares held as co-trustee, with his wife, of trusts for their benefit.

(8) Includes 23,000  shares held  by MKW  Partners for  the benefit  of the  Mr.
    Cowell.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 180,000,000 shares of Common Stock, $.001 par value per share, and 10,000,000 shares of Class II Preferred Stock, $.001 par value per share (the "Preferred Stock"). As of June 18, 1996, 55,287,069 shares of Common Stock were issued and outstanding and none of the Preferred Stock was outstanding. The following description is a summary and is qualified in its entirety by reference to the provisions of the Company's Restated Certificate of Incorporation, as amended (the "Certificate"), and its Bylaws (the "Bylaws"), copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of a majority of the shares of Common Stock represented at a meeting can elect all of the directors to be elected at that meeting. Holders of Common Stock are not permitted to act by written consent. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution, or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and any shares of Common Stock which are issued in connection with transactions contemplated by this Prospectus, when so issued, will be, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the voting powers, designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series. Because the Board of Directors has the power to establish the preferences and rights of the shares of any such series of Preferred Stock, it may afford holders of any Preferred Stock preferences, powers, and rights (including voting rights), senior to the rights of holders of Common Stock, which could adversely affect the rights of holders of Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company. Other than as described below, the Company has no present plan to issue any shares of Preferred Stock.

PREFERRED STOCK PURCHASE RIGHTS

    The registered holders of Common Stock have the right (a "Right") to purchase from the Company, for each share of Common Stock owned, one one-hundredth of a share of Class II Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Rights Shares"), of the Company at a price of $125.00 per one one-hundredth of a Preferred Rights Share (the "Rights Purchase Price"), subject to adjustment. Each one one-hundredth of a Preferred Rights Share is entitled to one vote, a dividend equal to the dividend per share paid on the Common Stock, and a liquidation payment equal to the liquidation payment per share paid on the Common Stock. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent").

    The Rights are not exercisable until the earlier of (i) the close of business on the tenth business day after the first public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person"), or (ii) the close of business on the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an

Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by such person or group of 15% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"). Until the Distribution Date, the Rights will be evidenced by the certificates for the Common Stock, will be transferable only by the transfer of the shares of Common Stock associated with such Rights and any transfer of the shares of Common Stock (including a transfer to the Company) will constitute a transfer of the Rights. As described below, after a person or group becomes an Acquiring Person, the Rights may not be redeemed or amended. The Rights will expire on January 5, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are redeemed earlier by the Company, in each case, as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company as a result of the ownership of the Right, including, without limitation, the right to vote or to receive dividends.

    Until the Distribution Date (or earlier redemption or expiration of the Rights), certificates for the Common Stock issued upon the transfer or new issuance of shares of Common Stock will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock will also constitute the transfer of Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to the holders of record of shares of Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights.

    At any time after the Distribution Date, each holder of a Right (other than those described in the next sentence) will thereafter have the right to receive, upon exercise and in lieu of Preferred Rights Shares, shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Rights Purchase Price. All Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be void.

    At any time after the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such (a "Shares Acquisition Date"), if (i) the Company is the surviving corporation in a merger with any other company or entity, (ii) the Company is acquired in a merger or other business combination transaction, or (iii) 50% or more of the Company's consolidated assets or earning power are sold, each holder of a Right (other than those whose rights have become void) will thereafter have the right to receive, upon the exercise thereof at the then current Rights Purchase Price and in lieu of Preferred Rights Shares, that number of shares of common stock of the surviving or acquiring company which at the time of such transaction will have a market value of two times the exercise price of such Right.

    At any time after a person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, without any additional payment, for shares of Common Stock at an exchange ratio equal to one share of Common Stock (or a share of a class or series of the Company's preferred shares having equivalent rights, preferences and privileges) per Right, subject to adjustment.

    With certain exceptions, no adjustment in the Rights Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Rights Purchase Price. No fractional Rights Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Rights Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Rights Preferred Shares on the last trading day prior to the date of exercise.

    At any time prior to the Shares Acquisition Date, the Board of Directors of the Company may redeem all, but not less than all, of the Rights at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    Any provisions of the Rights may be amended by the Board of Directors of the Company prior to the Shares Acquisition Date. After the Shares Acquisition Date, the provisions of the Rights Agreement may be amended by the Board of Directors of the Company in order to cure any ambiguity or to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person).

    A copy of the Rights Agreement has been filed as an exhibit to the Registration Statement of which this prospectus forms a part. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

    The Rights have certain anti-takeover effects. The Rights should not interfere with any merger or business combination approved by the Board of Directors of the Company because the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock. However, by causing substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, the Rights may interfere with certain acquisitions, including acquisitions that may offer a premium over market price to some or all of the Company's stockholders. The Board of Directors has stated that the Rights are not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders.

CERTAIN CERTIFICATE AND BYLAWS PROVISIONS

    The Company's Certificate and Bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions relate to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include (i) the classification of the Board of Directors into three classes, each class serving for staggered three year terms;
(ii) restrictions on the removal of directors; (iii) a requirement that special meetings of stockholders may be called only by the Board of Directors and that stockholder action may be taken only at stockholder meetings and not by written consent; (iv) the authority of the Board to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine; (v) a requirement that the affirmative vote of greater than 80% of the voting power of shares entitled to vote generally for the election of directors is required to amend provisions of the Certificate relating to (a) the classification of the Board, (b) removal of directors, and (c) the inability of stockholders to call special meetings and to take action by written consent; (vi) a requirement that the Bylaws may only be amended (other than by the Board of Directors) by the vote of the holders of 66 2/3% of the shares entitled to vote generally for the election of directors; and (vii) notice requirements in the Bylaws relating to nominations to the Board of Directors and to the raising of business matters at stockholder meetings.

DELAWARE GENERAL CORPORATION LAW

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations, and sales of assets, with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless (i) the transaction that results in the person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares), or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiaries of the corporation, that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

    Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage persons interested in acquiring the Company to negotiate in advance with the Company's Board of Directors because the stockholder approval requirement would be avoided if a majority of the Company's directors then in office approve either the business combination or the transaction which results in the person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

                        SHARES ELIGIBLE FOR FUTURE SALE

    As of June 18, 1996, the Company had 55,287,069 shares of Common Stock outstanding. Of those shares, 49,658,729 are freely tradable (other than by an "affiliate" of the Company as such term is defined in the Securities Act) without restriction or registration under the Securities Act. The remaining 5,628,340 outstanding shares of Common stock were issued and sold in private transactions ("Restricted Shares") and may not be resold unless registered under the Securities Act or sold in accordance with an exemption therefrom, such as Rule 144 thereunder.

    In general, under Rule 144 as currently in effect, a holder of Restricted Shares who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the previous two years would be entitled to sell in the public market within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are also subject to certain other requirements relating to manner of sale, notice, and the availability of current public information about the Company. A person who is deemed not to have been an affiliate of the Company at any time during the three months immediately preceding a sale and who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the past three years is entitled to sell such shares under Rule 144(k) without regard to the foregoing limitations.

    The Company has registered under the Securities Act all shares reserved for issuance under the Directors' Plan, the Purchase Plan, the Employee Plan, and the 1994 Plan. All shares purchased in the future under such plans will be available for resale in the public market without restriction, except that affiliates must comply with the provisions of Rule 144 other than the holding period requirement.

                                    EXPERTS

    The consolidated financial statements of PLATINUM TECHNOLOGY, INC., as of December 31, 1995 and 1994 and for each of the years in the three years ended December 31, 1995, appearing in this Prospectus and the Registration Statement relating to this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and which is based in part on the reports of Deloitte & Touche LLP, Coopers & Lybrand L.L.P., Arthur Andersen LLP, and Ernst & Young LLP, independent auditors. Such consolidated financial statements are included herein in reliance on such reports given on the authority of such firms as experts in auditing and accounting.

    The consolidated financial statements of ProtoSoft, Inc. as of December 31, 1994 and 1993 and for the year ended December 31, 1994, the ten months ended December 31, 1993, and the year ended February 28, 1993, appearing in this Prospectus and the Registration Statement relating to this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement. Such consolidated financial statements are included herein in reliance on such report given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Reltech Group, Inc. as of December 31, 1994 and 1993 and for each of the years in the three years ended December 31, 1994 appearing in this Prospectus and the Registration Statement relating to this Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                            PAGE
                                                                                                          ---------
PLATINUM TECHNOLOGY, INC.
Consolidated Balance Sheets as of March 31, 1996 (unaudited) and December 31, 1995......................        F-2
Consolidated Statements of Operations for the three months ended March 31, 1996 (unaudited) and 1995
 (unaudited)............................................................................................        F-3
Consolidated Statements of Cash Flows for the three months ended March 31, 1996 (unaudited) and 1995
 (unaudited)............................................................................................        F-4
Notes to Consolidated Financial Statements (unaudited)..................................................        F-5
Report of KPMG Peat Marwick LLP.........................................................................        F-6
Consolidated Balance Sheets as of December 31, 1994 and 1995............................................        F-7
Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995..............        F-8
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1993, 1994 and 1995....        F-9
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995..............       F-10
Notes to Consolidated Financial Statements..............................................................       F-11
RELTECH GROUP, INC.
Report of Price Waterhouse LLP..........................................................................       F-25
Balance Sheets at December 31, 1994 and 1993............................................................       F-26
Statements of Income for the three years ended December 31, 1994, 1993, and 1992........................       F-27
Statements of Changes in Stockholders' Equity for the three years ended December 31, 1994, 1993, and
 1992...................................................................................................       F-28
Statements of Cash Flows for the three years ended December 31, 1994, 1993, and 1992....................       F-29
Notes to Financial Statements...........................................................................       F-30
PROTOSOFT, INC.
Report of KPMG Peat Marwick LLP.........................................................................       F-33
Balance Sheets at December 31, 1994 and 1993............................................................       F-34
Statements of Operations for the year ended December 31, 1994, the ten months ended December 31, 1993,
 and the year ended February 28, 1993...................................................................       F-35
Statements of Stockholders' Equity for the year ended December 31, 1994, the ten months ended December
 31, 1993, and the year ended February 28, 1993.........................................................       F-36
Statements of Cash Flows for the year ended December 31, 1994, the ten months ended December 31, 1993,
 and the year ended February 28, 1993...................................................................       F-37
Notes to Financial Statements...........................................................................       F-38

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                     ASSETS

                                                                                                     DECEMBER 31,
                                                                                                        1995*
                                                                                         MARCH 31,   ------------
                                                                                           1996
                                                                                        -----------
                                                                                        (UNAUDITED)
Current Assets:
  Cash and cash equivalents...........................................................   $  74,588    $  111,847
  Short-term investment securities....................................................      14,634         7,802
  Trade accounts receivable, net of allowances of $2,479 and $2,695...................     104,176       115,876
  Installment accounts receivable.....................................................      13,533         6,058
  Accrued interest and other current expenses.........................................       7,830        10,545
  Refundable income taxes.............................................................         409           355
                                                                                        -----------  ------------
    Total current assets..............................................................     215,170       252,483
                                                                                        -----------  ------------
Non-current investment securities.....................................................       4,132        13,126
Property and equipment................................................................      56,402        51,004
Purchased and developed software......................................................      58,348        52,268
Excess of cost over net assets acquired, net of accumulated amortization of $6,400 and
 $5,100...............................................................................      36,149        35,494
Other assets..........................................................................      47,705        33,813
                                                                                        -----------  ------------
                                                                                         $ 417,906    $  438,188
                                                                                        -----------  ------------
                                                                                        -----------  ------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Acquisition-related payables........................................................   $  12,696    $   12,518
  Income taxes payable................................................................         511         1,068
  Accounts payable....................................................................      15,059        16,001
  Accrued commissions and bonuses.....................................................       6,356         8,598
  Accrued royalties...................................................................       1,788         1,637
  Other accrued liabilities...........................................................      28,793        27,700
  Current maturities of long-term obligations.........................................         715         1,313
  Deferred revenue....................................................................      57,812        56,969
                                                                                        -----------  ------------
    Total current liabilities.........................................................     123,730       125,804
                                                                                        -----------  ------------
Acquisition-related payables..........................................................       8,026         9,756
Deferred revenue......................................................................       6,528         3,795
Deferred rent.........................................................................       8,676         8,795
Long-term obligations, net of current maturities......................................         877         1,586
Stockholders' equity:
  Class II preferred stock, $.01 par value. Authorized 10,000, none outstanding.......          --            --
  Common stock, $.001 par value. Authorized 120,000, issued and outstanding 55,068 and
   53,194.............................................................................          55            53
  Paid-in capital.....................................................................     439,477       433,103
  Notes receivable....................................................................        (315)         (515)
  Accumulated deficit.................................................................    (169,165)     (144,662)
  Foreign currency translation adjustment.............................................          17           473
                                                                                        -----------  ------------
    Total stockholders' equity........................................................     270,069       288,452
                                                                                        -----------  ------------
                                                                                         $ 417,906    $  438,188
                                                                                        -----------  ------------
                                                                                        -----------  ------------

- ------------------------
* The  consolidated balance sheet as  of December 31, 1995  has been restated to
  give   retroactive   effect    for   mergers   accounted    for   using    the
  pooling-of-interests method.

          See accompanying notes to consolidated financial statements.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                             THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                           -----------------------
                                                                                              1996        1995*
                                                                                           -----------  ----------
Revenues:
  Software products......................................................................  $    39,355  $   29,891
  Maintenance............................................................................       22,536      17,360
  Professional services..................................................................       20,580      15,809
                                                                                           -----------  ----------
                                                                                                82,471      63,060
                                                                                           -----------  ----------
Costs and expenses:
  Professional services..................................................................       18,750      14,367
  Product development and support........................................................       37,690      17,740
  Sales and marketing....................................................................       37,167      22,557
  General and administrative.............................................................        8,472       6,915
  Merger costs...........................................................................        5,714          --
  Acquired in-process technology.........................................................        7,005      18,799
                                                                                           -----------  ----------
                                                                                               114,798      80,378
                                                                                           -----------  ----------
Operating loss...........................................................................      (32,327)    (17,318)
Other income.............................................................................          544       1,346
                                                                                           -----------  ----------
Loss before income taxes.................................................................      (31,783)    (15,972)
Income taxes.............................................................................       (7,279)     (1,966)
                                                                                           -----------  ----------
Net loss.................................................................................  $   (24,504) $  (14,006)
                                                                                           -----------  ----------
                                                                                           -----------  ----------
Net loss per share.......................................................................  $     (0.45) $    (0.34)
                                                                                           -----------  ----------
                                                                                           -----------  ----------
Shares used in computing per share amounts...............................................       54,915      40,738
                                                                                           -----------  ----------
                                                                                           -----------  ----------

- ------------------------
* Results for the three months ended March 31, 1995, are restated for mergers accounted for using the pooling-of-interests method of accounting.

          See accompanying notes to consolidated financial statements.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                            THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                          -----------------------
                                                                                             1996        1995*
                                                                                          -----------  ----------
Cash flows from operating activities:
  Net loss..............................................................................  $   (24,504) $  (14,006)
  Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
    Depreciation and amortization.......................................................        7,216       3,183
    Acquired in-process technology......................................................        7,005      18,799
Changes in assets and liabilities, net of acquisitions:
  Accounts receivable...................................................................         (141)      7,582
  Deferred income taxes.................................................................       (7,681)         51
  Accrued interest and other current assets.............................................        2,791      (1,309)
  Accounts payable......................................................................       (1,038)      1,788
  Accrued liabilities...................................................................       (1,868)     (5,664)
  Deferred revenue......................................................................        2,727        (965)
  Income taxes payable..................................................................         (611)     (1,309)
  Other.................................................................................         (438)        (97)
                                                                                          -----------  ----------
  Net cash provided by (used in) operating activities...................................      (16,542)      8,053
                                                                                          -----------  ----------
Cash flows from investing activities:
  Purchase of investment securities.....................................................      (12,009)    (17,484)
  Sales of investment securities........................................................        2,071       8,876
  Maturities of investment securities...................................................       12,100       1,982
  Purchases of property and equipment...................................................       (8,266)     (9,495)
  Capitalized software development costs................................................       (7,995)     (3,294)
  Payments for acquisitions.............................................................       (4,834)    (24,261)
  Other assets..........................................................................       (1,206)       (122)
                                                                                          -----------  ----------
    Net cash used in investing activities...............................................      (20,139)    (43,798)
                                                                                          -----------  ----------
Cash flows from financing activities:
  Proceeds from exercise of stock options...............................................          593         115
  Short-term borrowings.................................................................        1,000          72
  Payments on borrowings................................................................       (2,371)       (250)
  Other.................................................................................          200          --
                                                                                          -----------  ----------
    Net cash used in financing activities...............................................         (578)        (63)
                                                                                          -----------  ----------
Adjustment to conform fiscal years of pooled businesses.................................           --        (259)
                                                                                          -----------  ----------
Net decrease in cash and cash equivalents...............................................      (37,259)    (36,067)
Cash and cash equivalents at beginning of year..........................................      111,847      78,458
Cash and cash equivalents at end of year................................................  $    74,588  $   42,391
                                                                                          -----------  ----------
                                                                                          -----------  ----------

- ------------------------
* Cash flows for the three months ended March 31, 1995, are restated for mergers accounted for using the pooling-of-interests method of accounting.

          See accompanying notes to consolidated financial statements.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (UNAUDITED)

(1) BASIS OF PRESENTATION
    The accompanying unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of the interim periods presented. All such adjustments are of a normal recurring nature. Because the Company's acquisitions of Prodea Software Corporation (Prodea), Paradigm Systems Corporation (Paradigm), and Axis Systems International, Inc. (Axis) during the first quarter of 1996 are being treated as poolings of interests for accounting purposes, all consolidated financial statements for the periods prior to the acquisitions have been restated to include the assets, liabilities and operating results of these companies. All intercompany accounts and transactions have been eliminated.

    These consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended December 31, 1995, included elsewhere herein.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
PLATINUM TECHNOLOGY, INC.:

    We have audited the accompanying consolidated balance sheets of PLATINUM TECHNOLOGY, INC. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Trinzic Corporation, Altai, Inc., Answer Systems, Inc., Locus Computing Corporation, and Softool Corporation, wholly-owned subsidiaries, which statements reflect total assets constituting 20 percent in 1994, and total revenues constituting 55 percent and 36 percent in 1993 and 1994, respectively, of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, in so far as it relates to the amounts for Trinzic Corporation, Altai, Inc., Answer Systems, Inc., Locus Computing Corporation, and Softool Corporation, is based solely on the reports of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PLATINUM TECHNOLOGY, INC. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
March 29, 1996

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                     ASSETS

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                             1994         1995
                                                                                          -----------  -----------
Current assets:
  Cash and cash equivalents.............................................................  $    78,458  $   111,847
  Short-term investment securities......................................................       15,279        7,802
  Trade accounts receivable, net of allowances of $1,522 and $2,695.....................       68,700      115,876
  Installment accounts receivable.......................................................        1,251        6,058
  Accrued interest and other current assets.............................................        6,543       10,545
  Refundable income taxes...............................................................        3,000          355
                                                                                          -----------  -----------
    Total current assets................................................................      173,231      252,483
                                                                                          -----------  -----------
Non-current investment securities.......................................................       30,826       13,126
Property and equipment..................................................................       21,732       51,004
Purchased and developed software........................................................       22,872       52,268
Excess of cost over net assets acquired, net of accumulated amortization of $1,678 and
 $5,100.................................................................................       10,651       35,494
Other assets............................................................................        3,448       33,813
                                                                                          -----------  -----------
                                                                                          $   262,760  $   438,188
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Acquisition-related payables..........................................................  $    10,963  $    12,518
  Income taxes payable..................................................................        1,427        1,068
  Accounts payable......................................................................        9,826       16,001
  Accrued commissions and bonuses.......................................................        7,002        8,598
  Accrued royalties.....................................................................          761        1,637
  Other accrued liabilities.............................................................       13,548       27,700
  Current maturities of long-term obligations...........................................          475        1,313
  Deferred revenue......................................................................       39,578       56,969
                                                                                          -----------  -----------
    Total current liabilities...........................................................       83,580      125,804
                                                                                          -----------  -----------
Acquisition-related payables............................................................        8,450        9,756
Deferred income taxes...................................................................        2,933           --
Deferred revenue........................................................................        1,475        3,795
Deferred rent...........................................................................        6,860        8,795
Long-term obligations, net of current maturities........................................          625        1,586
Stockholders' equity:
  Class II preferred stock, $.01 par value. Authorized 10,000, none outstanding.........           --           --
  Common stock, $.001 par value. Authorized 120,000, issued and outstanding 38,266 and
   53,194...............................................................................           38           53
  Paid-in capital.......................................................................      190,441      433,103
  Notes receivable......................................................................         (333)        (515)
  Accumulated deficit...................................................................      (31,523)    (144,662)
  Foreign currency translation adjustment...............................................          214          473
                                                                                          -----------  -----------
    Total stockholders' equity..........................................................      158,837      288,452
                                                                                          -----------  -----------
                                                                                          $   262,760  $   438,188
                                                                                          -----------  -----------
                                                                                          -----------  -----------

          See accompanying notes to consolidated financial statements.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   YEARS ENDED DECEMBER 31,
                                                                            --------------------------------------
                                                                               1993         1994          1995
                                                                            -----------  -----------  ------------
Revenues:
  Software products.......................................................  $    88,063  $   113,749  $    158,597
  Maintenance.............................................................       46,856       58,837        76,498
  Professional services...................................................       40,461       52,853        69,581
                                                                            -----------  -----------  ------------
                                                                                175,380      225,439       304,676
                                                                            -----------  -----------  ------------
Costs and expenses:
  Professional services...................................................       31,855       42,858        60,341
  Product development and support.........................................       43,467       51,781        94,027
  Sales and marketing.....................................................       59,802       75,885       117,906
  General and administrative..............................................       23,526       32,544        41,252
  Restructuring costs.....................................................        4,659           --            --
  Merger costs............................................................           --           --        30,819
  Acquired in-process technology..........................................        8,735       24,594        88,493
                                                                            -----------  -----------  ------------
                                                                                172,044      227,662       432,838
                                                                            -----------  -----------  ------------
Operating income (loss)...................................................        3,336       (2,223)     (128,162)
Other income..............................................................        2,057        3,052         4,281
                                                                            -----------  -----------  ------------
Income (loss) before income taxes.........................................        5,393          829      (123,881)
Income taxes..............................................................        4,768        3,473       (11,948)
                                                                            -----------  -----------  ------------
Net income (loss).........................................................  $       625  $    (2,644) $   (111,933)
                                                                            -----------  -----------  ------------
                                                                            -----------  -----------  ------------
Net income (loss) per share...............................................  $      0.02  $     (0.07) $      (2.59)
                                                                            -----------  -----------  ------------
                                                                            -----------  -----------  ------------
Shares used in computing per share amounts................................       37,971       39,890        43,267
                                                                            -----------  -----------  ------------
                                                                            -----------  -----------  ------------

          See accompanying notes to consolidated financial statements.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                    YEARS ENDED DECEMBER 31,
                                             ----------------------------------------------------------------------
                                                      1993                    1994                    1995
                                             ----------------------  ----------------------  ----------------------
                                              SHARES      AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT
                                             ---------  -----------  ---------  -----------  ---------  -----------
Common stock:
  Balance at beginning of year.............     32,705  $        33     33,552  $        33     38,266  $        38
  Exercise of stock options................        426           --      1,186            1        803            1
  Issuance of common stock.................        439           --      3,629            4     14,125           14
  Repurchase of common stock...............        (18)          --       (100)          --         --           --
  Adjustment to conform fiscal years of
   pooled businesses.......................         --           --         (1)          --         --           --
                                             ---------  -----------  ---------  -----------  ---------  -----------
  Balance at end of year...................     33,552           33     38,266           38     53,194           53
                                             ---------  -----------  ---------  -----------  ---------  -----------
                                             ---------               ---------               ---------
Paid in capital:
  Balance at beginning of year.............                 112,818                 121,729                 190,440
  Exercise of stock options................                   1,362                   5,083                   4,754
  Income tax benefit related to stock
   options.................................                   3,705                     108                      --
  Issuance of common stock.................                   3,844                  64,923                 237,907
  Repurchase of common stock...............                      --                  (1,400)                     --
  Adjustment to conform fiscal years of
   pooled businesses.......................                      --                      (2)                      2
                                                        -----------             -----------             -----------
  Balance at end of year...................                 121,729                 190,441                 433,103
                                                        -----------             -----------             -----------
Notes receivable:
  Balance at beginning of year.............                    (209)                   (247)                   (333)
  Exercise of stock options................                     (38)                     (7)                     --
  Issuance of notes receivable.............                      --                     (79)                   (200)
  Repayment of note receivable.............                      --                      --                      18
                                                        -----------             -----------             -----------
  Balance at end of year...................                    (247)                   (333)                   (515)
                                                        -----------             -----------             -----------
Accumulated deficit:
  Balance at beginning of year.............                 (28,874)                (28,255)                (31,523)
  Net income (loss)........................                     625                  (2,644)               (111,933)
  Stock dividend on common stock...........                      (2)                     --                      --
  Repurchase of stock options..............                      (4)                     --                      --
  Other....................................                      --                       1                      18
  Adjustment to conform fiscal years of
   pooled businesses.......................                      --                    (625)                 (1,224)
                                                        -----------             -----------             -----------
  Balance at end of year...................                 (28,255)                (31,523)               (144,662)
                                                        -----------             -----------             -----------
Foreign currency translation adjustment:
  Balance at beginning of year.............                    (197)                   (316)                    214
  Translation adjustment...................                    (119)                    507                     259
  Adjustment to conform fiscal years of
   pooled businesses.......................                      --                      23                      --
                                                        -----------             -----------             -----------
  Balance at end of year...................                    (316)                    214                     473
                                                        -----------             -----------             -----------
  Total stockholders' equity...............             $    92,944             $   158,837             $   288,452
                                                        -----------             -----------             -----------
                                                        -----------             -----------             -----------

          See accompanying notes to consolidated financial statements.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                             YEARS ENDED DECEMBER 31,
                                                                                1993        1994         1995
                                                                             ----------  ----------  ------------
Cash flows from operating activities:
  Net income (loss)........................................................  $      625  $   (2,644) $   (111,933)
  Adjustments to reconcile net income (loss) to net cash provided by (used
   in) operating activities:
    Depreciation and amortization..........................................       8,466      12,218        20,984
    Acquired in-process technology.........................................       8,735      24,594        88,493
    Write-off of capitalized software and goodwill in connection with
     product stabilization and mergers.....................................       1,509          --           942
    Noncash compensation...................................................          --         186            78
  Changes in assets and liabilities, net of acquisitions:
    Accounts receivable....................................................     (11,581)    (18,718)      (52,522)
    Deferred income taxes..................................................      (1,201)      1,335       (12,986)
    Refundable income taxes................................................        (211)     (2,234)        2,615
    Accrued interest and other current assets..............................        (235)     (1,641)       (3,313)
    Accounts payable.......................................................         868       3,285         5,656
    Deferred revenue.......................................................       7,127       9,492        18,342
    Other..................................................................       6,221       6,458        16,074
                                                                             ----------  ----------  ------------
Net cash provided by (used in) operating activities........................      20,323      32,331       (27,570)
                                                                             ----------  ----------  ------------
Cash flows from investing activities:
  Purchases of investment securities.......................................     (17,815)    (24,389)      (60,763)
  Sales of investment securities...........................................          --          --        75,187
  Maturities of investment securities......................................      15,271      18,910        10,753
  Purchases of property and equipment......................................      (7,714)    (13,492)      (38,780)
  Capitalized software development costs...................................      (8,507)    (10,898)      (18,925)
  Payments for acquisitions................................................      (1,308)    (22,756)     (103,085)
  Other assets.............................................................      (1,217)      1,549          (482)
                                                                             ----------  ----------  ------------
Net cash used in investing activities......................................     (21,362)    (51,076)     (136,095)
                                                                             ----------  ----------  ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock, net of issuance costs............       4,477      65,909       194,420
  Repurchase of common stock...............................................          (4)     (1,400)           (2)
  Proceeds from exercise of stock options..................................         690       3,826         4,144
  Income tax benefit from stock option exercises...........................       3,705         108            --
  Short-term borrowings....................................................       1,220       1,675         8,205
  Payments on borrowings...................................................      (2,035)     (1,675)       (7,296)
  Other....................................................................          92        (937)         (214)
                                                                             ----------  ----------  ------------
Net cash provided by financing activities..................................       8,145      67,506       199,257
                                                                             ----------  ----------  ------------
Adjustment to conform fiscal years of pooled businesses....................          --         276        (2,203)
                                                                             ----------  ----------  ------------
Net increase in cash and cash equivalents..................................       7,106      49,037        33,389
Cash and cash equivalents at beginning of year.............................      22,315      29,421        78,458
                                                                             ----------  ----------  ------------
Cash and cash equivalents at end of year...................................  $   29,421  $   78,458  $    111,847
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------

          See accompanying notes to consolidated financial statements.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS. PLATINUM TECHNOLOGY, INC. and its subsidiaries (collectively, the Company or PLATINUM) develop, market and support software products, and offer related consulting services and educational programs, for administering the prevailing complex, heterogeneous computing environment in today's data intensive organizations. PLATINUM offers software solutions in five primary categories: systems management, data warehousing, business intelligence, application lifecycle, and database management. The Company markets and supports it products and services principally through its own sales organization, as well as a network of independent organizations (the affiliates).

    USE OF ESTIMATES. In preparing the consolidated financial statements, the Company's management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of PLATINUM TECHNOLOGY, INC. and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

    REVENUE RECOGNITION. Revenue from software product sales of perpetual and fixed-term license agreements is recognized upon product delivery and customer acceptance. Software product sales under extended payment terms are discounted to present value using implicit interest rates. Revenue from maintenance fees implicit in software product sales or separately priced maintenance agreements is recognized on a straight-line basis over the maintenance period.

    Professional services revenues are derived from the Company's consulting services business and educational programs. These revenues are comprised of both time and material contracts and fixed-price contracts. Time and material contracts revenue is recognized as services are performed. Fixed-price contracts revenue is recognized based on the percentage-of-completion method.

    CASH EQUIVALENTS AND INVESTMENT SECURITIES. Cash equivalents are comprised of certain highly liquid investments with original maturities of less than three months. Investment securities generally consist of U.S. Treasury notes and municipal bonds with original maturities generally ranging from two to five years. The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994. Under SFAS No. 115, the Company classifies its investment securities as available-for-sale.

    Available-for-sale securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. Interest income is recognized when earned. At December 31, 1995, the amortized cost of these investments closely approximated fair market value and accordingly, unrealized gains and losses were not material.

    PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives, generally five to eight years, of the various classes of property and equipment. Amortization of leasehold improvements is computed over the shorter of the lease term or estimated useful life of the asset.

    PURCHASED AND DEVELOPED SOFTWARE. Software development costs are accounted for in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and
testing  activities  necessary  to  establish  technological  feasibility,   are

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) classified as product development and expensed as incurred. Once technological feasibility has been determined, additional costs incurred in development, including coding, testing, and documentation writing, are capitalized.

    Amortization of purchased and developed software is provided on a product-by-product basis over the estimated economic life of the software, generally four to five years, using the straight-line method. This method results in greater amortization than the method based on the ratio of current year gross product revenue to current and anticipated future gross product revenue. Amortization commences when a product is available for general release to customers. Unamortized capitalized costs determined to be in excess of the net realizable value of a product are expensed at the date of such determination.

    EXCESS OF COST OVER NET ASSETS ACQUIRED. Excess of cost over net assets acquired is amortized on a straight-line basis over the expected period to be benefited, generally seven to ten years. Adjustments to the carrying value of excess over net assets acquired are made if the sum of expected future net cash flows from the business acquired is less than book value.

    INCOME TAXES. Income taxes are accounted for in accordance with SFAS No. 109 "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment.

    FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS.    The  fair  values  of  financial
instruments were not materially different from their carrying values.

    EARNINGS PER SHARE. Net income per share is based on the weighted average number of shares outstanding and includes the dilutive effect of unexercised stock options using the treasury stock method. Net loss per share is based on the weighted average number of shares outstanding and does not include the effect of unexercised stock options.

    FOREIGN CURRENCY TRANSLATION. The financial position and results of operations of the Company's foreign subsidiaries are measured using the local currency as the functional currency. Accordingly, assets and liabilities are translated into U.S. dollars using current exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments arising from differences in exchange rates are included as a separate component of stockholders' equity.

    SUPPLEMENTAL CASH FLOW DISCLOSURE. Net income tax refunds received by the Company amounted to $(46,000), $(72,000), and $(933,000) in 1993, 1994 and 1995,
respectively. Cash paid for income taxes in 1993, 1994 and 1995 was $707,000 and $3,914,000, and $615,000, respectively. Cash paid for interest in 1993, 1994, and 1995 was $403,000, $272,000 and $784,000, respectively.

    RECLASSIFICATIONS. Certain prior year balance sheet items have been reclassified to conform to the 1995 presentation. In addition, certain prior years' costs and expenses have been reclassified to conform to the 1995 presentation.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) ACQUISITIONS
    On June 15, 1995, the Company acquired all of the outstanding capital stock of Software Interfaces, Inc. (SII), a leading provider of data access, reporting, and data conversion utilities for relational and non-relational database management systems. The Company issued 1,085,450 shares of its common stock for all the outstanding shares of SII common stock. In addition, the Company assumed stock options which converted into options to purchase 14,377 shares of common stock.

    On August 9, 1995, the Company acquired all of the outstanding capital stock and warrants of Answer Systems, Inc. (Answer), a pioneer in client/server help desk solutions, in exchange for 1,567,946 shares of common stock. In addition, the Company assumed stock options which converted into options to purchase 42,176 shares of common stock.

    On August 16, 1995, the Company acquired all of the outstanding capital stock of Locus Computing Corporation (Locus), a leading provider of consulting services for information technology users and suppliers, in exchange for 1,452,445 shares of common stock. In addition, the Company assumed stock options which converted into options to purchase 231,095 shares of common stock.

    On August 23, 1995, the Company acquired all of the outstanding capital stock of Altai, Inc. (Altai), a vendor of integrated automated operations software for open computing, in exchange for 1,098,295 shares of common stock. In addition, the Company assumed stock options which converted into options to purchase 52,696 shares of common stock.

    On August 25, 1995, the Company acquired all of the outstanding capital stock of Trinzic Corporation (Trinzic), a major provider of data warehousing and open systems tools and services, in exchange for 6,654,484 shares of common stock. In addition, the Company assumed stock options which converted into options to purchase 620,948 shares of common stock.

    On November 17, 1995, the Company acquired all of the outstanding capital stock of Softool Corporation (Softool), a leading provider of software change and configuration management technology, in exchange for 1,452,708 shares of common stock.

    On February 8, 1996, the Company acquired all of the outstanding capital stock of Prodea Software Corporation (Prodea), a leading provider of data warehousing and business intelligence tools, in exchange for 2,126,913 shares of common stock.

    On March 26, 1996, the Company acquired all of the outstanding capital stock of Paradigm Systems Corporation (Paradigm), a leading provider of professional services, in exchange for 762,503 shares of common stock. In addition, the Company assumed stock options which converted into options to purchase 55,228 shares of common stock.

    On March 29, 1996, the Company acquired all of the outstanding capital stock of Axis Systems International, Inc. (Axis), a leading provider of professional services, in exchange for 319,926 shares of common stock. In addition, the Company assumed stock options which converted into options to purchase 59,986 shares of common stock.

    Each of the aforementioned transactions was accounted for as a pooling of interests and, accordingly, the consolidated financial statements have been restated as if the combining companies had been combined for all periods presented. Merger costs relating to the acquisitions consummated in 1995 amounted to $30,819,000, of which $7,341,000 were included in other accrued liabilities at December 31, 1995. These costs included investment banking and other professional fees, write downs of certain assets, employee severance payments, costs of closing excess of facilities, and various other expenses.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) ACQUISITIONS (CONTINUED)
    The following information reconciles total revenues and net income (loss) of PLATINUM TECHNOLOGY, INC. as previously reported with the amounts presented in the accompanying consolidated statements of operations for the three years ended December 31, 1993, 1994 and 1995 (in thousands):

                                            1993                     1994                    1995
                                  ------------------------  ----------------------  ----------------------
                                               NET INCOME              NET INCOME              NET INCOME
                                   REVENUES      (LOSS)     REVENUES     (LOSS)     REVENUES     (LOSS)
                                  -----------  -----------  ---------  -----------  ---------  -----------
PLATINUM (1)....................  $    62,165       3,002      95,749      (3,200)    275,921    (112,474)
SII.............................        3,397          59       3,716         303          --          --
Answer..........................        6,414         700       7,122         314          --          --
Locus...........................       24,248      (2,647)     29,148       1,817          --          --
Altai...........................       13,485         566      14,556         732          --          --
Trinzic.........................       44,248       3,154      45,428         895          --          --
Softool.........................        6,807       1,111       6,778        (696)         --          --
Prodea..........................        4,446        (139)      2,868      (3,657)      5,804         159
Paradigm........................        4,659          27      13,224          93      15,218           1
Axis............................        5,511         147       6,850         305       7,733         381
Adjustments.....................           --      (5,355)         --         450          --          --
                                  -----------  -----------  ---------  -----------  ---------  -----------
Total...........................  $   175,380         625     225,439      (2,644)    304,676    (111,933)
                                  -----------  -----------  ---------  -----------  ---------  -----------
                                  -----------  -----------  ---------  -----------  ---------  -----------

- ------------------------
(1) Represents the historical results of PLATINUM TECHNOLOGY, INC. without considering the effect of the poolings of interests transactions. All merger costs and acquired in-process technology charges are reflected in PLATINUM.

    The following information sets forth the 1995 results of the acquired companies during the periods preceding their acquisition. The 1995 results presented for SII, Answer, Locus, Altai, and Trinzic are for the six months ended June 30, 1995. The 1995 Softool results are for the nine months ended September 30, 1995. The 1995 Prodea, Paradigm and Axis results are for the year ended December 31, 1995.

                                                                                   NET INCOME
                                                                        REVENUES     (LOSS)
                                                                        ---------  -----------
                                                                            (IN THOUSANDS)
SII...................................................................  $   1,318        (453)
Answer................................................................      4,840         346
Locus.................................................................     15,469         231
Altai.................................................................     10,306         913
Trinzic...............................................................     22,585      (1,283)
Softool...............................................................      5,868        (509)
Prodea................................................................      5,804         159
Paradigm..............................................................     15,218           1
Axis..................................................................      7,733         381

    The consolidated statement of operations for the year ended December 31, 1995 reflects the impact of Trinzic's operating results for the quarter ended March 31, 1995, which are also included in the year ended December 31, 1994 statement of operations due to differences in reporting periods relative to PLATINUM. The revenues and net income of Trinzic included more than once were $12,553,000 and $215,000, respectively.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) ACQUISITIONS (CONTINUED)
    The consolidated statement of operations for the year ended December 31, 1995 reflects the impact of certain operating results included more than once, due to the differences in reporting periods of Altai and Locus relative to that of PLATINUM. The revenues and net income of Altai include more than once were $2,514,000 and $441,000, respectively. The revenues and net income of Locus included more than once were $3,197,000 and $568,000, respectively.

    The consolidated statement of operations for the year ended December 31, 1994 reflects the impact of certain operating results also included in the year ended December 31, 1993 statement of operations due to the differences in reporting periods of certain companies relative to that of PLATINUM. The following summarizes each company, the period included more than once, and revenues and net income included in the statements of operations for both the years ended December 31, 1994 and 1993:

                                                     SIX MONTHS ENDED   REVENUES    NET INCOME
                                                     -----------------  ---------  -------------
                                                                             (IN THOUSANDS)
Altai..............................................      July 31, 1994  $   7,143          267
Answer.............................................      June 30, 1994      3,126          257
SII................................................      June 30, 1994      1,517          101
                                                                        ---------          ---
Total..............................................                     $  11,786          625
                                                                        ---------          ---
                                                                        ---------          ---

    The Company has also made a number of acquisitions that have been accounted for under the purchase method. Accordingly, purchase prices have been allocated to identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values and amounts allocated to acquired in-process technology have been expensed at the time of acquisition. Excess of cost over net assets acquired is amortized on a straight-line basis over the expected period to be benefited, generally seven to ten years. The accompanying consolidated statements of operations reflect the results of operations of the acquired companies since the dates the acquisitions were completed.

    To determine the fair market value of the acquired in-process technology, the Company considered the three traditional approaches of value: the cost approach, the market approach, and the income approach. The Company relied primarily on the income approach, whereupon fair market value is a function of the future revenues expected to be generated by an asset, net of all allocable expenses and a charge for the use of any contributory assets, and discounted to present value based on the specific level of risk in achieving the forecasted asset earnings. The income approach focuses on the income producing capability of the acquired assets and best represents the present value of the future economic benefits expected to be derived from these assets.

    Technological feasibility for the acquired in-process technologies had not been reached based on design and development activities in place requiring further refinement and testing. The development activities required to complete the acquired in-process technologies include additional coding, cross-platform porting and validation, quality assurance procedures, and customer beta test.

    The acquired technologies represent unique and emerging technologies, the application of which is limited to the Company's open enterprise systems software strategy. Accordingly, these acquired technologies have no alternative future use.

    Effective December 1993, the Company acquired all of the outstanding shares of Datura Corporation, a developer of database management tools, for approximately $6,000,000. Effective August 1994, the Company acquired all of the outstanding shares of Dimeric Development, Inc., a developer of

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) ACQUISITIONS (CONTINUED)
database tools, for approximately $7,600,000. Effective September 1994, the Company acquired the net assets of Aston Brooke Corporation, a developer of performance management tools, for approximately $6,500,000.

    Effective December 1994, the Company acquired the net assets of AutoSystems Corporation for approximately $10,000,000. The Company may be required to make additional payments of up to $8,000,000 over a period of six years, contingent upon the results of AutoSystems' operations over the course of that period. These additional payments will be charged to compensation expense in the periods in which they are earned.

    During 1994, the Company also acquired certain software technologies with an aggregate purchase price of approximately $1,900,000.

    The Company also terminated its agreements with three of its former European affiliates and established wholly-owned subsidiaries for these operations during 1994. Prior to their termination, these affiliates were independent organizations that contracted with the Company to support and promote the Company's software products and educational services. The aggregate amount paid in these transactions was approximately $10,000,000.

    Effective March 1995, the Company acquired the stock of SQL Software Corporation, a provider of Windows-based development tools for managing multiple relational databases, the assets of Viatech Development, Inc., a provider of electronic distribution tools, and the assets of BrownStone Solutions Inc., a vendor of repository technology. The aggregate purchase price for these acquisitions was approximately $13,600,000. Also effective March 1995, the Company acquired all of the capital stock of Reltech Group, Inc., a vendor of repository technology, for approximately $17,300,000 (50% in cash and 50% in common stock of the Company).

    Effective July 1995, the Company purchased all the outstanding shares of Advanced Software Concepts, Inc. (ASC), a leading provider of distributed storage network management solutions for heterogeneous environments. The aggregate purchase price was approximately $7,000,000. The Company may be required to make additional payments of up to $3,000,000 contingent upon the results of ASC's operations. These additional payments will be charged to compensation expense in the periods in which they are earned.

    Effective November 1995, the Company purchased substantially all of the assets of ProtoSoft, Inc., a pioneer in portable, object-oriented analysis and design software for building enterprise-wide applications and the developer of Paradigm Plus, for approximately $41,000,000, (75% in cash and 25% in common stock of the company).

    Effective December 1995, the Company purchased all of the outstanding shares of AIB Software Corporation, a leader in multi-platform application development and testing tools, for approximately $11,200,000 (80% in common stock and 20% in cash); Protellicess Software, Inc., a leader in enterprise project and process management software, in exchange for approximately $15,000,000 of common stock; and BMS Computer, Inc., a leader in integrated chargeback systems that provide job accounting, chargeback, cost analysis, and resource reporting for heterogeneous environments, for an aggregate purchase price of approximately $6,900,000.

    During 1995, the Company also acquired certain software technologies with an aggregate purchase price of approximately $10,227,000.

    Internationally, during 1995, the Company acquired Echo-Soft Technologies Sarl, a software sales and consulting firm located in France, Krystal Software SA, an international affiliate of the Company

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) ACQUISITIONS (CONTINUED)
in France, and Sequel UK Ltd., an international affiliate of the Company in the United Kingdom. The Company also terminated its agreements with four other international affiliates and established wholly-owned subsidiaries for these operations. The aggregate price for these transactions was approximately $11,563,000.

    The following unaudited pro forma summary presents the Company's results of operations as if the acquisitions accounted for as purchases had occurred at the beginning of each period. This summary is provided for information purposes only. It does not necessarily reflect the actual results that would have occurred had the acquisitions been made as of those dates or of results that may occur in the future.

                                                                          1994         1995
                                                                       -----------  ----------
                                                                           (IN THOUSANDS)
Revenues.............................................................  $   239,831     326,686
Net loss.............................................................       (4,453)   (110,356)
Net loss per share...................................................        (0.11)      (2.55)
                                                                       -----------  ----------
                                                                       -----------  ----------

    The aggregate payments for acquisition-related payables in connection with the acquisitions described above for each of the next five years subsequent to December 31, 1995 are estimated to be as follows:

                                                                            (IN
                                                                        THOUSANDS)
1996.................................................................   $    12,518
1997.................................................................         6,921
1998.................................................................         1,990
1999.................................................................           820
2000 and thereafter..................................................            25
                                                                       -------------
                                                                        $    22,274
                                                                       -------------
                                                                       -------------

(3) INVESTMENT SECURITIES
    The amortized cost, gross unrealized holding gains, gross unrealized holding losses and aggregate fair value of investment securities at December 31, 1995 were as follows:

                                                               AMORTIZED   GROSS UNREALIZED   GROSS UNREALIZED
                                                                 COST        HOLDING GAINS     HOLDING LOSSES    FAIR VALUE
                                                              -----------  -----------------  -----------------  -----------
                                                                                      (IN THOUSANDS)
Available-for-sale:
  Current...................................................   $   7,802               6                (20)          7,788
  Due after one year........................................      13,126              86                (22)         13,190
                                                                                      --                 --
                                                              -----------                                        -----------
                                                               $  20,928              92                (42)         20,978
                                                                                      --                 --
                                                                                      --                 --
                                                              -----------                                        -----------
                                                              -----------                                        -----------

    The scheduled maturities for investment securities at December 31, 1995 were as follows:

                                                                        LESS THAN                 MORE THAN
                                                                         1 YEAR      1-5 YEARS     5 YEARS      TOTAL
                                                                       -----------  -----------  -----------  ---------
                                                                                        (IN THOUSANDS)
U.S. Government bonds................................................   $   2,015           --          116       2,131
State and municipal bonds............................................       5,276        1,490        5,620      12,386
Other................................................................         511        1,100        4,800       6,411
                                                                       -----------       -----   -----------  ---------
                                                                        $   7,802        2,590       10,536      20,928
                                                                       -----------       -----   -----------  ---------
                                                                       -----------       -----   -----------  ---------

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) INVESTMENT SECURITIES (CONTINUED)

    Under the specific identification method, the gross realized gains and losses on the sale of investment securities available-for-sale were approximately $467,000 and $(135,000), respectively, for the year ended December 31, 1995.

    The Company had historically reported its investment securities as held-to-maturity. On July 1, 1995, the Company changed its classification of investments from held-to-maturity to available-for-sale. The Company determined that in order to pursue its acquisition strategy, certain of its investments would be sold to meet cash requirements, and, as a result, sold certain of its investments prior to their maturity. The impact of the change in classification was not material to the consolidated financial statements as the amortized cost approximated the fair value.

(4) PROPERTY AND EQUIPMENT

    Property and equipment are summarized as follows:

                                                                        1994       1995
                                                                      ---------  ---------
                                                                         (IN THOUSANDS)
Furniture and fixtures..............................................  $   9,537     19,861
Computers and software..............................................     26,494     37,497
Transportation......................................................         73      8,034
Leasehold improvements..............................................      6,272     13,889
                                                                      ---------  ---------
                                                                         42,376     79,291
Less accumulated depreciation and amortization......................     20,644     28,287
                                                                      ---------  ---------
                                                                      $  21,732     51,004
                                                                      ---------  ---------
                                                                      ---------  ---------

(5) PURCHASED AND DEVELOPED SOFTWARE

    Purchased and developed software consists of the following:

                                                                        1994       1995
                                                                      ---------  ---------
                                                                         (IN THOUSANDS)
Purchased software..................................................  $   5,002     24,809
Software development costs..........................................     32,574     51,499
                                                                      ---------  ---------
                                                                         37,576     76,308
Less accumulated amortization.......................................     14,704     24,040
                                                                      ---------  ---------
                                                                      $  22,872     52,268
                                                                      ---------  ---------
                                                                      ---------  ---------

    During the years ended December 31, 1993, 1994, and 1995 $8,507,000, $10,898,000, and $19,867,000, respectively, of software development costs were capitalized. The Company recognized amortization expense applicable to internally developed capitalized software of $3,717,000, $4,911,000, and $6,276,000, during 1993, 1994, and 1995, respectively. The Company recognized amortization expense applicable to purchased software of $577,000, $859,000, and $3,081,000, during 1993, 1994, and 1995, respectively. During 1995, the Company wrote-off $942,000 of capitalized software costs related to certain Trinzic product technologies.

    The increase in purchased software costs in 1995, as compared to 1994, is primarily attributable to the Company's acquisitions and purchases of certain product technologies.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(6) INSTALLMENT ACCOUNTS RECEIVABLE

    Installment accounts receivable consist of the following:

                                                                        1994       1995
                                                                      ---------  ---------
                                                                         (IN THOUSANDS)
Current installment receivables.....................................  $   2,110      8,682
Allowance for uncollectible amounts.................................        (17)      (103)
Unamortized discount and maintenance fees...........................       (842)    (2,521)
                                                                      ---------  ---------
                                                                          1,251      6,058
Non-current installment receivables.................................     11,350      1,777
Allowance for uncollectible amounts.................................       (101)       (11)
Unamortized discount and maintenance fees...........................     (6,644)    (1,239)
                                                                      ---------  ---------
                                                                      $   4,605        527
                                                                      ---------  ---------
                                                                      ---------  ---------

    Non-current installment receivables are classified in other assets in the consolidated balance sheets.

(7) EMPLOYEE BENEFIT PLANS
    The Company has various defined contribution retirement plans (401(k) and profit sharing) for qualified employees. Employer contributions made under the plans totaled $107,000, $241,000, and $406,000, in 1993, 1994, and 1995,
respectively.

(8) LINES OF CREDIT
    At December 31, 1995, the Company had $33,300,000 in secured and unsecured bank lines of credit under which borrowings bear interest ranging from the bank's prime rate to the bank's prime rate plus 2 1/2%. Certain of these lines of credit are subject to limitations based on levels of accounts receivable, and certain other financial ratios. At December 31, 1995, total borrowings under these lines of credit were approximately $1,407,000.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(9) STOCK OPTIONS
    The Company has several stock option plans, including the plans assumed in certain acquisitions described in note 2. Stock option transactions for the three-year period ended December 31, 1995, for all plans, are summarized below.

                                                                                      SHARES          PRICE
                                                                                   ------------  ----------------
Outstanding on December 31, 1992.................................................     5,648,935  $   0.0025-57.30
Granted..........................................................................     1,294,576      1.3825-33.73
Exercised........................................................................      (393,674)     0.0025-11.26
Canceled.........................................................................      (138,532)       0.25-57.30
                                                                                   ------------  ----------------
Outstanding on December 31, 1993.................................................     6,411,305      0.0025-57.30
Granted..........................................................................     2,273,991        0.07-22.13
Exercised........................................................................    (1,084,377)     0.0025-20.50
Canceled.........................................................................      (325,615)       0.07-57.30
                                                                                   ------------  ----------------
Outstanding on December 31, 1994.................................................     7,275,304      0.0025-57.30
Granted..........................................................................     1,960,711        0.07-23.75
Exercised........................................................................      (746,617)     0.0025-20.50
Canceled.........................................................................    (1,116,118)       0.07-33.72
                                                                                   ------------  ----------------
Outstanding on December 31, 1995.................................................     7,373,280  $   0.0025-57.30
                                                                                   ------------  ----------------
                                                                                   ------------  ----------------
Exercisable on December 31, 1995.................................................     3,789,621  $   0.0025-57.30
                                                                                   ------------  ----------------
                                                                                   ------------  ----------------

(10) INCOME TAXES
    Income tax expense (benefit) for the years ended December 31, 1993, 1994, and 1995 consists of the following:

                                                                                       1993       1994       1995
                                                                                     ---------  ---------  ---------
                                                                                             (IN THOUSANDS)
Current:
  Federal..........................................................................  $   4,371      1,084        315
  State............................................................................      1,592        190        133
  Foreign..........................................................................        630        836        472
Deferred:
  Federal..........................................................................     (1,424)       428     (7,991)
  State............................................................................       (401)       935     (4,877)
                                                                                     ---------  ---------  ---------
                                                                                     $   4,768      3,473    (11,948)
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(10) INCOME TAXES (CONTINUED)
    The reconciliation of income taxes computed using the Federal statutory rate of 35% to the income tax provision is as follows:

                                                                                       1993       1994       1995
                                                                                     ---------  ---------  ---------
                                                                                             (IN THOUSANDS)
Statutory tax......................................................................  $   1,888        290    (43,358)
State income tax, net of federal tax benefit.......................................         94        568     (4,836)
Research and experimentation credits...............................................       (542)        (1)    (1,213)
Foreign tax credit.................................................................       (510)       (60)      (239)
Foreign taxes......................................................................      1,964      1,423        240
Foreign sales corporation..........................................................       (565)      (401)      (294)
Municipal interest.................................................................       (289)      (431)      (554)
Utilization of net operating losses................................................       (229)      (302)        --
Stock acquisitions.................................................................      2,205      2,626     11,450
Change in valuation allowance......................................................      1,111     (2,293)    22,856
Change in tax accounting method....................................................         --      1,596        176
Nondeductible merger costs.........................................................         --         --      4,625
Other..............................................................................       (359)       458       (801)
                                                                                     ---------  ---------  ---------
Effective tax......................................................................  $   4,768      3,473    (11,948)
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

    The tax effects of temporary differences and carryforwards which give rise to deferred tax assets and liabilities at December 31, 1995 and 1994 are as follows:

                                                                                               1994       1995
                                                                                             ---------  ---------
                                                                                                (IN THOUSANDS)
Deferred tax assets:
  Deferred revenue.........................................................................  $   6,956      5,804
  Allowance for doubtful accounts..........................................................        372        964
  Net operating loss carryforwards.........................................................     15,325     53,685
  Foreign net operating losses.............................................................         --      3,006
  General business, AMT, and state tax credits.............................................      5,770      6,365
  Foreign tax credits......................................................................      1,333      1,270
  Accrued expenses and reserves............................................................      1,260        856
  Rent abatement...........................................................................         17      2,143
  Purchased research and development.......................................................      1,169         --
  Other....................................................................................        561      1,153
                                                                                             ---------  ---------
Total gross deferred tax assets............................................................     32,763     75,246
  Less valuation allowance.................................................................    (24,472)   (47,328)
                                                                                             ---------  ---------
Net deferred tax assets....................................................................      8,291     27,918
                                                                                             ---------  ---------
Deferred tax liabilities:
  Capitalized software, net................................................................      7,297     12,566
  Installment sales........................................................................        654      1,175
  Acquired technology......................................................................         --      2,952
  Other....................................................................................        979        766
                                                                                             ---------  ---------
Total gross deferred liabilities...........................................................      8,930     17,459
                                                                                             ---------  ---------
Net deferred tax asset (liability).........................................................  $    (639)    10,459
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(10) INCOME TAXES (CONTINUED)
    The net change in the total valuation allowance during 1993, 1994, and 1995 was an increase of $1,111,000, a decrease of $2,293,000, and an increase of $22,856,000, respectively. The Company has reduced the deferred tax assets by a valuation allowance to reflect the estimated amount of deferred tax assets which will more likely than not be realized. The net deferred tax asset at December 31, 1995, reflects management's estimate of the amount which will be realized as a result of future profitability.

    The exercise of certain stock options results in state and Federal income tax benefits to the Company. The benefit is equal to the difference between the market price at the date of exercise and the option price at the applicable tax rate. The current tax benefit does not flow through the statement of operations, but is credited directly to paid-in capital. As a result of stock option exercises during 1993, 1994, and 1995, $3,705,000, $108,000, and $-0-, respectively, were credited to paid-in capital.

    At December 31, 1995, the Company has approximately $133,000,000 of net operating loss carryforwards and $7,470,000 of tax credit carryforwards, which are available to reduce future Federal income taxes, if any, through the year 2010. The Company's ability to utilize the net operating loss carryforwards and available tax credits may be limited due to the changes in ownership as a result of business combinations.

(11) COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES. The Company leases office space, computer and telecommunications equipment under long-term lease agreements expiring through the year 2003. Total future minimum lease payments under noncancelable leases are as follows:

                                                                  (IN
                                                              THOUSANDS)
1996.......................................................   $    23,555
1997.......................................................        23,046
1998.......................................................        20,823
1999.......................................................        16,228
2000 and thereafter........................................        37,518
                                                             -------------
                                                              $   121,170
                                                             -------------
                                                             -------------

    Total rent expense under all operating leases amounted to $9,992,000, $11,875,000, and $14,869,000 in 1993, 1994, and 1995, respectively.

    RECEIVABLES SOLD WITH RECOURSE. At December 31, 1995, certain accounts receivable sold with recourse were outstanding. The Company's maximum exposure under the recourse provisions was approximately $5,177,000. A portion of these receivables are secured by security interests in the related software. The fair market value of the recourse obligation at December 31, 1995 was not determinable.

    LITIGATION. The Company is subject to certain legal proceedings and claims which have arisen in the ordinary course of business and have not been fully adjudicated. Management currently believes the ultimate outcome of these matters will not have a material adverse effect on the Company's results of operations or financial position.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(12) OTHER INCOME (EXPENSE)
    Other income (expense) for the years ended December 31, 1993, 1994 and 1995 is comprised of the following:

                                                                                       1993       1994       1995
                                                                                     ---------  ---------  ---------
                                                                                             (IN THOUSANDS)
Interest income....................................................................  $   2,501      2,843      4,956
Interest expense...................................................................       (435)      (275)      (745)
Foreign exchange gain (loss).......................................................        (85)       282         66
Other..............................................................................         76        202          4
                                                                                     ---------  ---------  ---------
                                                                                     $   2,057      3,052      4,281
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

(13) RESTRUCTURING COSTS
    In 1993, total restructuring costs of $4,659,000 were incurred by Trinzic and Locus. In connection with the stabilization of its KBMS software product, Trinzic recorded restructuring costs of $2,844,000, consisting of $1,509,000 for the write-off of capitalized software developments costs and $1,335,000 for the discontinuation of the data center used for development activities and for employee severance payments. Trinzic did not complete development of new releases or release updates of this product beyond the existing version level and has not renewed current maintenance arrangements beyond the remaining contract terms. Locus recorded a $1,815,000 charge to income for the repositioning of its operations. This resulted from Locus' decision to significantly reduce its presence in Europe and to reduce its work force in the United States to become more competitive. The charge was primarily composed of amounts needed for reductions in work force and a loss on subleasing the unused portion of its corporate facility.

(14) SEGMENT AND GEOGRAPHIC INFORMATION
    The Company operates in one industry segment. The Company markets and services its products in the United States and in foreign countries through its direct sales organization and affiliates (which are non-controlled product representatives).

    The following table presents information about the Company by geographic area. Export sales and certain income and expense items are reported in the geographic area where the final sale is made rather than where the transaction originates.

                                                                    NORTH
                                                                   AMERICA      EUROPE      OTHER       TOTAL
                                                                 ------------  ---------  ---------  ------------
                                                                                  (IN THOUSANDS)
1993:
  Revenues.....................................................  $    149,714     22,643      3,023       175,380
  Operating income (loss)......................................        (3,760)     6,526        570         3,336
  Identifiable assets..........................................       161,552      7,078      1,252       169,882
1994:
  Revenues.....................................................  $    186,075     32,622      6,742       225,439
  Operating income (loss)......................................       (12,656)     9,679        754        (2,223)
  Identifiable assets..........................................       240,606     19,863      2,291       262,760
1995:
  Revenues.....................................................  $    233,056     55,663     15,957       304,676
  Operating income (loss)......................................      (141,930)     9,684      4,084      (128,162)
  Identifiable assets..........................................       377,112     53,828      7,248       438,188

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(14) SEGMENT AND GEOGRAPHIC INFORMATION (CONTINUED)
    The revenue and operating income amounts above exclude the effect of intercompany royalties. The North America operating losses in 1993, 1994, and 1995, include all merger costs, restructuring costs and acquired in-process technology charges.

    No single customer accounted for 10% or more of revenues in 1993, 1994, or 1995.

(15) SUBSEQUENT EVENTS
    On January 17, 1996, the Company acquired all of the outstanding capital stock of Advanced Systems Technologies, Inc., a developer of performance management tools, in exchange for approximately $6,000,000 (344,640 shares) of the Company's common stock. This acquisition will be accounted for under the purchase method and a significant portion of the purchase price will be charged to acquired in-process technology in the first quarter of 1996.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of RELTECH Group, Inc.

    In our opinion, the accompanying balance sheets and related statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of RELTECH Group, Inc. at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Washington, D.C.
March 20, 1995

                              RELTECH GROUP, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                                           DECEMBER 31,
                                                                                   ----------------------------
                                                                                       1994           1993
                                                                                   -------------  -------------
Current Assets:
  Cash...........................................................................  $      15,479  $       9,251
  Accounts receivable............................................................      4,651,748      2,835,826
  Prepaid expenses...............................................................         99,400         86,904
  Refundable income taxes........................................................         71,428        104,628
  Notes receivable, current......................................................         89,258         61,389
                                                                                   -------------  -------------
    Total current assets.........................................................      4,927,313      3,097,998
Notes receivable, non-current....................................................         41,882         21,667
Furniture and equipment, net.....................................................        289,388        322,058
                                                                                   -------------  -------------
    Total assets.................................................................  $   5,258,583  $   3,441,723
                                                                                   -------------  -------------
                                                                                   -------------  -------------
                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses..........................................  $     271,323  $     266,562
  Deferred maintenance fees......................................................      1,553,930        868,000
  Deferred income taxes..........................................................      1,039,700        692,900
                                                                                   -------------  -------------
    Total liabilities............................................................      2,864,953      1,827,462
                                                                                   -------------  -------------
Commitments
Stockholders' equity:
  Common stock, no par value, 3,090,000 shares authorized, 2,090,000 shares
   issued and outstanding........................................................         10,450
  Common stock, $1 par value, 10,450 shares authorized and outstanding...........                        10,450
  Retained earnings..............................................................      2,383,180      1,603,811
                                                                                   -------------  -------------
    Total stockholders' equity...................................................      2,393,630      1,614,261
                                                                                   -------------  -------------
    Total liabilities and stockholders' equity...................................  $   5,258,583  $   3,441,723
                                                                                   -------------  -------------
                                                                                   -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                              RELTECH GROUP, INC.

                              STATEMENTS OF INCOME

                                                                                      DECEMBER 31,
                                                                       -------------------------------------------
                                                                           1994           1993           1992
                                                                       -------------  -------------  -------------
Sales:
  Product licenses and maintenance fees
    Domestic.........................................................  $   4,742,614  $   3,452,309  $   3,105,535
    Foreign..........................................................      1,291,247        558,437        100,446
                                                                       -------------  -------------  -------------
                                                                           6,033,861      4,010,746      3,205,981
  Consulting services................................................      2,113,061      1,769,026      1,562,768
                                                                       -------------  -------------  -------------
    Total sales......................................................      8,146,922      5,779,772      4,768,749
                                                                       -------------  -------------  -------------
Operating expenses:
  Cost of sales
    Product licenses and maintenance.................................      1,461,779        764,500        500,575
    Consulting service...............................................      1,209,612      1,042,622        828,662
                                                                       -------------  -------------  -------------
                                                                           2,671,391      1,807,122      1,329,237
  Selling and marketing..............................................      2,452,978      1,144,929        848,253
  General and administrative.........................................        699,346        555,313        670,532
  Research and development...........................................      1,212,642      1,287,378        805,439
                                                                       -------------  -------------  -------------
    Total operating expenses.........................................      7,036,357      4,794,742      3,653,461
                                                                       -------------  -------------  -------------
Income from operations...............................................      1,110,565        985,030      1,115,288
Other income, net....................................................         48,804         35,352         24,447
                                                                       -------------  -------------  -------------
Income before income taxes...........................................      1,159,369      1,020,382      1,139,735
Income tax provision.................................................       (380,000)      (305,000)      (434,700)
                                                                       -------------  -------------  -------------
Net income...........................................................  $     779,369  $     715,382  $     705,035
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements

                              RELTECH GROUP, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                        COMMON SHARES
                                    ----------------------    COMMON     COMMON
                                     ISSUED    ISSUED (NO   STOCK ($1   STOCK (NO    RETAINED
                                    ($1 PAR)      PAR)         PAR)       PAR)       EARNINGS     TOTAL EQUITY
                                    ---------  -----------  ----------  ---------  -------------  -------------
Balance at January 1, 1992........     10,450               $   10,450             $     183,394  $     193,844
  Net Income......................                                                       705,035        705,035
                                    ---------  -----------  ----------  ---------  -------------  -------------
Balance at December 31, 1992......     10,450               $   10,450             $     888,429  $     898,879
                                    ---------  -----------  ----------  ---------  -------------  -------------
                                    ---------  -----------  ----------  ---------  -------------  -------------
  Net Income......................                                                       715,382        715,382
                                    ---------  -----------  ----------  ---------  -------------  -------------
Balance at December 31, 1993......     10,450               $   10,450             $   1,603,811  $   1,614,261
                                    ---------  -----------  ----------  ---------  -------------  -------------
                                    ---------  -----------  ----------  ---------  -------------  -------------
  Conversion of Common Shares.....    (10,450)   2,090,000     (10,450)    10,450
  Net income......................                                                       779,369        779,369
                                    ---------  -----------  ----------  ---------  -------------  -------------
Balance at December 31, 1994......               2,090,000  $           $  10,450  $   2,383,180  $   2,393,630
                                    ---------  -----------  ----------  ---------  -------------  -------------
                                    ---------  -----------  ----------  ---------  -------------  -------------

   The accompanying notes are an integral part of these financial statements

                              RELTECH GROUP, INC.
                            STATEMENTS OF CASH FLOWS

                                                                               YEAR ENDED DECEMBER 31,
                                                                    ----------------------------------------------
                                                                         1994            1993            1992
                                                                    --------------  --------------  --------------
Cash flows from operating activities:
  Net income......................................................  $      779,369  $      715,382  $      705,035
  Adjustments to reconcile net income to cash provided by
   operating activities:
    Depreciation..................................................          97,929          82,794          42,668
    Loss on disposal of asset.....................................          10,749
    Loss on sale of investments...................................          13,980
    Increase in accounts and notes receivable.....................      (1,864,006)     (1,071,973)     (1,053,462)
    Increase in prepaid expenses..................................         (12,496)        (23,862)        (31,255)
    Decrease (increase) in refundable income taxes................          33,200        (104,628)
    Increase in accounts payable and accrued expenses.............           4,761         216,070          83,926
    Increase in deferred maintenance fees.........................         685,930         311,000         335,000
    Increase in deferred income taxes.............................         346,800         283,500         317,200
    Decrease in income taxes payable..............................              --         (81,023)             --
                                                                    --------------  --------------  --------------
      Net cash provided by operating activities...................          96,216         327,260         399,112
                                                                    --------------  --------------  --------------
Cash flows from investing activities:
  Purchase of furniture and equipment.............................         (76,008)       (104,126)       (200,414)
  Purchase of investments.........................................      (1,100,000)
  Proceeds from sale of investments...............................       1,086,020
                                                                    --------------  --------------  --------------
      Net cash used in investing activities.......................         (89,988)       (104,126)       (200,414)
                                                                    --------------  --------------  --------------
Cash flows from financing activities:
  Repayments on notes payable.....................................                        (263,985)       (163,654)
                                                                    --------------  --------------  --------------
      Net cash used in financing activities.......................                        (263,985)       (163,654)
                                                                    --------------  --------------  --------------
Net increase (decrease) in cash...................................           6,228         (40,851)         35,044
Cash, beginning of year...........................................           9,251          50,102          15,058
                                                                    --------------  --------------  --------------
Cash, end of year.................................................  $       15,479  $        9,251  $       50,102
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------

   The accompanying notes are an integral part of these financial statements

                              RELTECH GROUP, INC.
                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION. Reltech Group, Inc. (the Company) is a South Carolina corporation which develops and markets computer software to customers throughout the world and provides computer consulting services to customers within the United States.

    REVENUE RECOGNITION. Revenue for product licensing agreements is recorded when the software is shipped and accepted by the customer. The initial product license agreement includes one year of maintenance services which are unbundled from the initial product license agreement and are recognized as revenue ratably over the one-year license period. Product maintenance fees beyond the initial maintenance period are deferred and recognized as revenue ratably over the applicable maintenance period. Services revenue is recognized as the consulting services are performed.

    ACCOUNTS RECEIVABLE. The Company's customers are in a wide variety of industries, and the Company extends credit to its customers under normal payment terms. The Company considers accounts receivable to be fully collectible; accordingly, no allowances for doubtful accounts have been provided. Bad debts, if any, are recorded as direct charges to operations in the period they are determined to be uncollectible.

    FURNITURE AND EQUIPMENT. Furniture and equipment are stated at cost. Depreciation is provided for financial reporting purposes using the straight-line method over the estimated useful life of the assets of five years.

    SOFTWARE DEVELOPMENT COSTS. The Company incurs certain costs to develop computer software. All costs incurred in the development of new software products and enhancements to existing products are expensed in the period incurred. No software development costs have been capitalized because the Company has determined that the process of establishing technological feasibility of its new products was completed approximately upon the release of the products to its customers.

    INCOME TAXES. The Company provides for income taxes using the asset and liability approach. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of other assets and liabilities. The income tax provision is based upon the income taxes currently payable plus the tax liability associated with temporary differences.

    RECLASSIFICATIONS.    Certain  amounts  in  the  1993  and  1992   financial
statements have been reclassified to conform with the 1994 presentation.

(2) FURNITURE AND EQUIPMENT
    Furniture and equipment consist of the following:

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1994          1993
                                                                                        ------------  ------------
Furniture.............................................................................  $    218,122  $    214,482
Automobiles...........................................................................       104,396       104,396
Equipment.............................................................................       156,551       110,224
                                                                                        ------------  ------------
                                                                                             479,069       429,102
Less: accumulated depreciation........................................................      (189,681)     (107,044)
                                                                                        ------------  ------------
                                                                                        $    289,388  $    322,058
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                              RELTECH GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(3) INCOME TAXES
    The provision for income taxes consists of the following:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1994         1993         1992
                                                                             -----------  -----------  -----------
Current:
  Federal..................................................................  $    19,500  $    15,000  $    99,500
  State....................................................................       13,700        6,500       18,000
                                                                             -----------  -----------  -----------
                                                                                  33,200       21,500      117,500
                                                                             -----------  -----------  -----------
Deferred:
  Federal..................................................................      292,000      218,500      267,400
  State....................................................................       54,800       65,000       49,800
                                                                             -----------  -----------  -----------
                                                                                 346,800      283,500      317,200
                                                                             -----------  -----------  -----------
                                                                             $   380,000  $   305,000  $   434,700
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

    A reconciliation of the statutory federal income tax rate to the Company's effective income tax rate is:

                                                                             YEAR ENDED DECEMBER 31,
                                                                      -------------------------------------
                                                                         1994         1993         1992
                                                                      -----------  -----------  -----------
Statutory federal income tax rate...................................         34%          34%          34%
State income taxes, net of federal income tax benefit...............          4            4            4
Research and experimentation credits................................         (7)         (11)          --
Other...............................................................          2            3           --
                                                                             --           --           --
                                                                             33%          30%          38%
                                                                             --           --           --
                                                                             --           --           --

    Deferred tax liabilities (assets) are comprised of the following:

                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1994           1993
                                                                                      -------------  -------------
Accounts receivable.................................................................  $   1,817,000  $   1,118,200
Prepaid expenses....................................................................         38,000         33,000
Depreciation........................................................................         25,500         31,500
                                                                                      -------------  -------------
  Gross deferred tax liabilities....................................................      1,880,500      1,182,700
                                                                                      -------------  -------------
Deferred maintenance fees...........................................................       (590,500)      (335,500)
Accounts payable and accrued expenses...............................................       (103,000)       (69,300)
Research and experimentation credit.................................................        (96,300)       (85,000)
Purchased software capitalized for tax purposes.....................................        (51,000)            --
                                                                                      -------------  -------------
  Gross deferred tax assets.........................................................       (840,800)      (489,800)
                                                                                      -------------  -------------
  Net deferred tax liabilities......................................................  $   1,039,700  $     692,900
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    The Company files its tax returns on the cash basis. Cash paid for income taxes in 1994 and 1993 was approximately $33,200 and $124,800, respectively.

    Research and experimentation credits expire in the years 2007 through 2009.

                              RELTECH GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(4) COMMITMENTS
    The Company leases certain office space used in its operations. During 1992, the Company entered into a five-year lease agreement for new office space which commenced in January 1993. Rent expense for 1994, 1993 and 1992 was approximately $128,500, $115,000 and $92,000, respectively. The following is a schedule of the future minimum lease payments under the operating lease:

                              YEAR ENDING
                             DECEMBER 31,
- -----------------------------------------------------------------------
1995...................................................................     $130,200
1996...................................................................      134,073
1997...................................................................      138,100
                                                                         -----------
                                                                            $402,373
                                                                         -----------
                                                                         -----------

(5) STOCKHOLDERS' EQUITY
    Effective June 30, 1994, the Company declared a stock conversion for common stock in the ratio of 200 shares of no par common stock for each share of $1 par common stock held by stockholders of record on June 30, 1994. In addition, the Company authorized an additional 1,000,000 shares of common stock with no par value.

    In June 1994, the Company adopted a Stock Option Plan (the Plan) which reserves 230,300 shares for granting of options and provides for the issuance of stock options to purchase shares of common stock at 10 cents per share. Options granted pursuant to the Plan vest only at the time of a change of a controlling interest in the Company as defined in the Plan (see Note 6). At December 31, 1994, 230,300 options were outstanding.

(6) SUBSEQUENT EVENT
    In March 1995, the Company executed a letter of intent to enter into an agreement and plan of merger ("the Agreement") with PLATINUM TECHNOLOGY, INC. Management anticipates that the Agreement will provide for the Company to be merged into a subsidiary of PLATINUM TECHNOLOGY, INC. prior to April 30, 1995.

(7) CONSUMMATION OF SALE (UNAUDITED SUBSEQUENT EVENTS)
    On March 31, 1995, PLATINUM TECHNOLOGY, INC. acquired all of the outstanding shares of capital stock of Reltech Group, Inc. from the two shareholders of the Company, in exchange for $7,000,000 in cash and 318,453 shares of PLATINUM TECHNOLOGY, INC. common stock, $.001 par value per share (PLATINUM Common Stock). The purchase price is expected to be adjusted upward by an amount equal to the Company's tangible net worth; the adjustment amount will be paid 50% in cash and 50% in PLATINUM Common Stock.

    On March 31, 1995, the Company terminated its Stock Option Plan in exchange for cash and notes payable to vested participants totaling approximately $1,800,000 in lieu of issuing common stock options.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
ProtoSoft, Inc.:

    We have audited the accompanying balance sheets of ProtoSoft, Inc., as of December 31, 1994 and 1993, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1994, the ten months ended December 31, 1993, and the year ended February 28, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProtoSoft, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the year ended December 31, 1994, the ten months ended December 31, 1993, and the year ended February 28, 1993, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
January 12, 1996

                                PROTOSOFT, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993
                                     ASSETS

                                                                                          1994           1993
                                                                                      -------------  -------------
Current Assets:
  Cash and cash equivalents.........................................................  $   1,166,758  $     112,892
  Accounts receivable, net..........................................................      1,734,005        886,063
  Other current assets..............................................................            238            238
                                                                                      -------------  -------------
    Total current assets............................................................      2,901,001        999,193
  Property and equipment, net.......................................................         36,698         42,958
                                                                                      -------------  -------------
                                                                                      $   2,937,699  $   1,042,151
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..................................................................  $      11,876  $       4,797
  Other accrued liabilities.........................................................         69,540          3,505
  Deferred revenue..................................................................        619,557        133,878
                                                                                      -------------  -------------
    Total current liabilities.......................................................        700,973        142,180
                                                                                      -------------  -------------
Stockholders' equity:
  Common stock, no par value. Authorized, 10,000,000 shares; issued and outstanding,
   5,000,000 shares.................................................................          1,000          1,000
  Retained earnings.................................................................      2,235,726        898,971
                                                                                      -------------  -------------
    Total stockholders' equity......................................................      2,236,726        899,971
                                                                                      -------------  -------------
                                                                                      $   2,937,699  $   1,042,151
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                 See accompanying notes to financial statements

                                PROTOSOFT, INC.
                            STATEMENTS OF OPERATIONS
        For the twelve months ended December 31, 1994, ten months ended
          December 31, 1993, and twelve months ended February 28, 1993

                                                                       DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                                           1994           1993           1993
                                                                       -------------  -------------  -------------
Revenue:
  Software products..................................................  $   5,655,910  $   2,735,345  $   1,013,453
  Maintenance........................................................        443,631        117,706         19,175
                                                                       -------------  -------------  -------------
    Total revenue....................................................      6,099,541      2,853,051      1,032,628
Costs and expenses:
  Wages and salaries.................................................  $   1,040,264  $     430,434  $     694,990
  General and administrative.........................................        970,047        523,627        277,797
                                                                       -------------  -------------  -------------
    Total expenses...................................................      2,010,311        954,061        972,787
                                                                       -------------  -------------  -------------
Operating income.....................................................      4,089,230      1,898,990         59,841
Interest income......................................................         37,764         41,208          6,721
                                                                       -------------  -------------  -------------
Income before income taxes...........................................      4,126,994      1,940,198         66,562
Income tax expense...................................................             --             --         19,790
                                                                       -------------  -------------  -------------
    Net income.......................................................  $   4,126,994      1,940,198         46,772
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
    Net income per share.............................................  $         .83            .39            .01
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Pro forma earnings data (unaudited):
  Net income as reported.............................................  $   4,126,994  $   1,940,198  $      46,772
  Pro forma adjustment for federal income tax expense................      1,403,178        659,667             --
                                                                       -------------  -------------  -------------
    Pro forma net income.............................................  $   2,723,816  $   1,280,531  $      46,772
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
    Pro forma net income per share...................................  $         .54  $         .26  $         .01
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Shares used in computing per share amounts...........................      5,000,000      5,000,000      5,000,000
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                See accompanying notes to financial statements.

                                PROTOSOFT, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
        For the twelve months ended December 31, 1994, ten months ended
          December 31, 1993, and twelve months ended February 28, 1993

                                                                       NO PAR COMMON    RETAINED
                                                                           STOCK        EARNINGS    TOTAL EQUITY
                                                                       -------------  ------------  ------------
Balance at February 28, 1992.........................................    $   1,000    $    (13,057) $    (12,057)
Net income...........................................................           --          46,772        46,772
                                                                       -------------  ------------  ------------
Balance at February 28, 1993.........................................        1,000          33,715        34,715
Net income...........................................................           --       1,940,198     1,940,198
Dividends paid to stockholders.......................................           --      (1,074,942)   (1,074,942)
                                                                       -------------  ------------  ------------
Balance at December 31, 1993.........................................        1,000         898,971       899,971
Net income...........................................................           --       4,126,994     4,126,994
Dividends paid to stockholders.......................................           --      (2,790,239)   (2,790,239)
                                                                       -------------  ------------  ------------
Balance at December 31, 1994.........................................    $   1,000    $  2,235,726  $  2,236,726
                                                                       -------------  ------------  ------------
                                                                       -------------  ------------  ------------

                See accompanying notes to financial statements.

                                PROTOSOFT, INC.
                            STATEMENTS OF CASH FLOWS
        For the twelve months ended December 31, 1994, ten months ended
          December 31, 1993, and twelve months ended February 28, 1993

                                                                     DECEMBER 31,    DECEMBER 31,    FEBRUARY 28,
                                                                         1994            1993            1993
                                                                    --------------  --------------  --------------
Cash flows from operating activities:
  Net income......................................................  $    4,126,994  $    1,940,198  $       46,772
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation..................................................          36,466          30,458          18,273
    Changes in assets and liabilities:
      Increase in accounts receivable.............................        (847,942)       (886,063)             --
      Increase (decrease) in accounts payable.....................           7,079           4,797          (5,431)
      Increase (decrease) in other accrued liabilities............          66,035          (7,179)          9,404
      Increase in deferred revenue................................         485,679          94,767          39,111
                                                                    --------------  --------------  --------------
      Net cash provided by operating activities...................       3,874,311       1,176,978         108,129
                                                                    --------------  --------------  --------------
Cash flows from investing activities -- purchases of property and
 equipment........................................................         (30,206)        (50,140)        (55,411)
                                                                    --------------  --------------  --------------

Cash flows from financing activities -- dividends paid............      (2,790,239)     (1,074,942)             --
                                                                    --------------  --------------  --------------
      Net increase in cash........................................       1,053,866          51,896          52,718
Cash, beginning of period.........................................         112,892          60,996           8,278
                                                                    --------------  --------------  --------------
Cash, end of period...............................................  $    1,166,758  $      112,892  $       60,996
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------

                See accompanying notes to financial statements.

                                PROTOSOFT, INC.
                         NOTES TO FINANCIAL STATEMENTS
           December 31, 1994, December 31, 1993 and February 28, 1993

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS. The Company is engaged in the development, marketing, and support activities of object oriented computer application software. The Company's operations are principally in the computer software industry.

    REVENUE RECOGNITION. Revenue from software product sales is recognized upon contract execution, product delivery, and customer acceptance. Revenue from separately priced software maintenance agreements is recognized on a straight-line basis over the maintenance period of twelve months.

    PROPERTY  AND  EQUIPMENT.    Property  and  equipment  are  stated  at cost.
Depreciation is computed using accelerated methods based on the estimated useful lives, generally five to seven years, of the various classes of property.

    INCOME TAXES. Effective March 1, 1993, the Company elected to be taxed as an S Corporation. Under this election, the Company's taxable income is taxed to the stockholders on their individual income tax returns. The provision for income taxes for the year ended February 28, 1993 reflects the Company's previous election to be taxed as a C Corporation.

    Pro forma income taxes, reflecting federal taxes that would have been incurred had the Company been subject to such taxes during the year ended
December 31, 1994 and the ten months ended December 31, 1993, are presented below net income in the accompanying statements of income, pursuant to the rules and regulations of the Securities and Exchange Commission.

    EARNINGS PER SHARE. Net income per share is based on the weighted average number of shares outstanding.

    CASH AND CASH EQUIVALENTS. Cash and interest-bearing deposits with original maturities of less than three months are included in cash and cash equivalents.

(2) RESEARCH AND DEVELOPMENT COSTS
    Research and development costs are charged to expense as incurred. Software development costs that qualify for capitalization under Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED, are not material.

(3) STOCK SPLIT
    On December 31, 1993, the Company's Board of Directors approved an increase in the number of authorized shares to 10,000,000 common shares. In addition, the Board of Directors declared a 5,000 to 1 stock split, effective January 1, 1994. All share and net income per share data have been adjusted in the financial statements to reflect this transaction.

                                PROTOSOFT, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(4) COMMITMENTS
    The Company leases office space under several long-term lease agreements. Future minimum rental payments under the noncancelable long-term leases are as follows:

                                FISCAL
                                 YEAR                                      AMOUNT
- -----------------------------------------------------------------------  -----------
1995...................................................................  $   129,811
1996...................................................................           --
1997...................................................................           --
1998...................................................................           --
Thereafter.............................................................           --
                                                                         -----------
                                                                         $   129,811
                                                                         -----------
                                                                         -----------

    Total rent expense under all operating leases for the year ended December 31, 1994, the ten months ended December 31, 1993 and the year ended February 28, 1993 was $78,132, $37,350, and $21,125, respectively.

(5) SUBSEQUENT EVENTS
    On November 16, 1995, the assets of the Company were purchased for approximately $40 million ($30 million in cash and $10 million in stock) by PLATINUM TECHNOLOGY, INC.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated expenses to be borne by the Company in connection with the registration, issuance, and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee, the NASD filing fee, and the Nasdaq listing fee.

Securities and Exchange Commission registration fee..............  $  23,492
Nasdaq listing fee...............................................     95,000
Blue Sky fees and expenses.......................................      5,000
Printing and engraving expenses..................................     25,000
Legal fees and expenses..........................................     25,000
Accounting fees and expenses.....................................     50,000
Miscellaneous....................................................      6,508
                                                                   ---------
    Total........................................................  $ 230,000
                                                                   ---------
                                                                   ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article Ten of the Company's Restated Certificate of Incorporation provides that the Company shall indemnify its directors to the full extent permitted by the Delaware General Corporation Law and may indemnify its officers to such extent, except that the Company shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company. With the approval of its stockholders, the Company has entered into indemnity agreements with each of its directors and certain of its officers. These agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' liability insurance if available on reasonable terms.

    In addition, Article Nine of the Company's Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

    Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

    The Company has purchased an insurance policy under which it is entitled to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    In March 1995, the Company issued 318,453 shares of Common Stock and paid approximately $9.8 million in cash to the stockholders of RELTECH Group, Inc. ("Reltech"), a vendor of repository technology, in connection with a merger with Reltech. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

    In June 1995, the Company issued 1,085,450 shares of Common Stock to the stockholders of Software Interfaces, Inc. ("SII"), a leading provider of data access, reporting, and data conversion utilities for relational and non-relational database management systems, in exchange for all of the outstanding capital stock of SII in connection with a merger with SII. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

    In November 1995, the Company issued 1,452,708 shares of Common Stock to the stockholders of Softool Corporation ("Softool"), a leading provider of software change and configuration management technology, in exchange for all of the outstanding capital stock of Softool in connection with a merger with Softool. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

    In November 1995, the Company issued 582,121 shares of Common Stock and paid approximately $30.0 million in cash to the stockholders of ProtoSoft, Inc. ("ProtoSoft"), a provider of portable, object-oriented analysis and design software for building enterprise-wide applications, in exchange for substantially all of the assets of ProtoSoft. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in
Section 4(2) of the Securities Act.

    In December 1995, the Company issued 478,045 shares of Common Stock and paid approximately $2.2 million in cash to the stockholders of AIB Software Corporation ("AIB"), a leading provider of multi-platform application development and testing tools, in exchange for all of the outstanding capital stock of AIB. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

    In December 1995, the Company issued 822,077 shares of Common Stock to the stockholders of Protellicess Software, Inc. ("Protellicess"), a provider of enterprise project and process management software, in exchange for all of the outstanding capital stock of Protellicess. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

    In January 1996, the Company issued 344,640 shares of Common Stock and paid approximately $217,000 in cash to the stockholders of Advanced System Technologies, Inc. ("AST"), a developer of performance management tools, in exchange for all of the outstanding capital stock of AST in connection with a merger with AST. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

    In February 1996, the Company issued 2,126,913 shares of Common Stock to the stockholders of Prodea Software Corporation ("Prodea"), a leading provider of data warehousing and business intelligence tools, in exchange for all of the outstanding capital stock of Prodea in connection with a merger with Prodea. Such securities were issued without registration under the Securities Act, in reliance upon Regulation D under the Securities Act.

    In March 1996, the Company issued 125,000 shares of Common Stock to the stockholders of Browning and Clements, Inc. ("B&C") in exchange for all of the outstanding capital stock of B&C in connection with a merger with B&C. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

    In March 1996, the Company issued 762,503 shares of Common Stock to the stockholders of Paradigm Systems Corporation ("Paradigm"), a leading provider of professional services, in exchange for all of the outstanding capital stock of Paradigm in connection with a merger with Paradigm. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in
Section 4(2) of the Securities Act.

    In March 1996, the Company issued 319,926 shares of Common Stock to the stockholders of Axis Systems International, Inc. ("Axis"), a leading provider of professional services, in exchange for all of the outstanding capital stock of Axis in connection with a merger with Axis. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

  EXHIBIT
  NUMBER                                      DESCRIPTION OF EXHIBIT                                     PAGE
- -----------  ----------------------------------------------------------------------------------------  ---------

 2.1         Agreement and Plan of Reorganization, dated as of March 7, 1995, among the Company and
              Trinzic Corporation ("Trinzic"), and the related Agreement of Merger, incorporated by reference to Exhibit 2.1 of the Company's Annual Report on Form 10-K (as amended) for the year ended December 31, 1994 (the "1994 10-K").
 2.2         Agreement and Plan of Merger by and among the Company, RELTECH Acquisition Corp.,
              RELTECH Group, Inc. and the Shareholders of Reltech Group, Inc., dated as of March 31,
              1995, incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form
              8-K dated March 31, 1995.
 2.3         Agreement and Plan of Reorganization, dated as of April 21, 1995, between the Company and Altai, Inc. ("Altai"), and the related Articles of Merger and Plan of Merger, incorporated by reference to Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q
              for the quarter ended March 31, 1995.
 2.4         Agreement and Plan of Reorganization by and among the Company, Answer Acquisition Corp.
              and Answer Systems, Inc. ("Answer"), dated as of May 16, 1995, and the related
              Agreement of Merger, incorporated by reference to Exhibit 2.3 to the Company's
              Registration Statement on Form S-4, Registration No. 33-94410 (the "1995 S-4").
 2.5         Agreement and Plan of Reorganization by and among the Company, PTI Acquisition Corp. and
              Locus Computing Corporation ("Locus"), dated as of June 14, 1995, and the related
              Agreement of Merger, incorporated by reference to Exhibit 2.4 to the 1995 S-4.
 2.6         Agreement and Plan of Reorganization by and among the Company, SII Acquisition Corp.,
              Software Interfaces, Inc. and the Shareholders of Software Interfaces, Inc., dated as of June 15, 1995, incorporated by reference to Exhibit 2.1 to the Company's Current
              Report on Form 8-K dated June 15, 1995.
 2.7         Agreement and Plan of Reorganization by and among the Company, Softool Acquisition
              Corp., Softool Corporation and the Shareholders of Softool Corporation, dated as of
              November 17, 1995, incorporated by reference to Exhibit 2.1 of the Company's Current
              Report on Form 8-K dated November 17, 1995.
 2.8         Asset Purchase Agreement by and among the Company, ProtoSoft, Inc. and Anthony Lekkos,
              Ph.D., the majority shareholder of ProtoSoft, Inc., dated as of November 17, 1995, incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K
              dated November 17, 1995.
 2.9         Agreement and Plan of Reorganization dated as of January 16, 1996, as amended by
              Amendment No. 1 thereto dated as of January 31, 1996, by and among the Company, PS
              Acquisition Corporation and Prodea Software Corporation, and the related Agreement of
              Merger, incorporated by reference to Exhibits 2.1 and 2.2, respectively, to the
              Company's Current Report on Form 8-K dated February 8, 1996.

  EXHIBIT
  NUMBER                                      DESCRIPTION OF EXHIBIT                                     PAGE
- -----------  ----------------------------------------------------------------------------------------  ---------
 3.1(a)      Restated Certificate of Incorporation of the Company, incorporated by reference to
              Exhibit 3.1 to the Company's Registration Statement on Form S-1, Registration Statement
              No. 33-39233 (the "IPO S-1 Registration Statement").
 3.1(b)      Certificate of Amendment of Restated Certificate of Incorporation of the Company, dated
              August 24, 1995, incorporated by reference to Exhibit 4.11 to the Company's
              Registration Statement on Form S-8, Registration No. 33-96762 (the "1995 S-8").
 3.1(c)      Certificate of Amendment of Restated Certificate of Incorporation of the Company, dated
              May 28, 1996, as amended.
 3.1(d)      Conformed copy of Certificate of Incorporation of the Company, as amended
 3.2         Bylaws of the Company, incorporated by reference to Exhibit 3.2 to the IPO S-1
              Registration Statement.
 4.1         Specimen stock certificate representing Common Stock, incorporated by reference to
              Exhibit 4.1 to the IPO S-1 Registration Statement.
 4.2         Rights Agreement dated as of December 21, 1995 between the Company and Harris Trust and
              Savings Bank, incorporated by reference to Exhibit 1 to the Company's Registration
              Statement on Form 8-A, filed December 26, 1995.
 4.3         Certificate of Designations of the Class II Series A Junior Participating Preferred
              Stock, incorporated by reference to Exhibit 4.3 to the Company's Annual Report on Form
              10-K for the year ended December 31, 1995 (the "1995 10-K").
 5.1         Opinion of Bell, Boyd & Lloyd
10.1         1989 Stock Option Plan, incorporated by reference to Exhibit 10.1 to the IPO S-1
              Registration Statement.
10.2         Forms of Stock Option Agreements, incorporated by reference to Exhibit 10.2 to the IPO
              S-1 Registration Statement.
10.3         Chief Executive Stock Option Plan, incorporated by reference to Exhibit 10.3 to the IPO
              S-1 Registration Statement.
10.4         Chief Executive Stock Option Agreement, incorporated by reference to Exhibit 10.4 to the
              IPO S-1 Registration Statement.
10.5         1991 Stock Option Plan, incorporated by reference to Exhibit 10.5 to the IPO S-1
              Registration Statement.
10.6         Employment Agreement between Andrew J. Filipowski and the Company, incorporated by reference to Exhibit 10.6 to the IPO S-1 Registration Statement.
10.7         Employment Agreement between Paul L. Humenansky and the Company, as amended, incorporated by reference to Exhibit 10.7 to the Company's Registration Statement on
              Form S-1, Registration No. 33-43345.
10.8         Employment Agreement between Michael P. Cullinane and the Company, incorporated by reference to Exhibit 10.8 to the IPO S-1 Registration Statement.

  EXHIBIT
  NUMBER                                      DESCRIPTION OF EXHIBIT                                     PAGE
- -----------  ----------------------------------------------------------------------------------------  ---------
10.9         Form of Indemnification Agreement between the Company and each of Andrew J. Filipowski,
              Michael P. Cullinane, Paul L. Humenansky, Casey G. Cowell, James E. Cowie, Steven D.
              Devick and Gian Fulgoni, incorporated by reference to Exhibit 10.10 to the IPO S-1
              Registration Statement.
10.10        Forms of Affiliate Agreements, incorporated by reference to Exhibit 10.11 to the IPO S-1
              Registration Statement.
10.11        Form of Master Product License Agreement, incorporated by reference to Exhibit 10.11 to the 1995 10-K.
10.12        Office Lease, dated May 6, 1992, between the Company and LaSalle National Trust N.A. as
              Trustee (the "Oakbrook Terrace Lease"), incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-K for the year ended December 31, 1992.
10.13        PLATINUM TECHNOLOGY, INC. 1993 Directors' Stock Option Plan, incorporated by reference to Exhibit 10.18 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              June 30, 1994 (the "June 1994 10-Q").
10.14        PLATINUM TECHNOLOGY, INC. 1994 Stock Incentive Plan, incorporated by reference to
              Exhibit 10.19 to the June 1994 10-Q.
10.15        PLATINUM TECHNOLOGY, INC. Chief Executive Officer Bonus Compensation Plan, incorporated by reference to Exhibit 10.20 to the June 1994 10-Q.
10.16        Amendments to the PLATINUM TECHNOLOGY, INC. 1994 Stock Incentive Plan, incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-8,
              Registration No. 33-85798 (the "1994 S-8").
10.17        Form of Option Agreement under the PLATINUM TECHNOLOGY, INC. 1993 Directors' Stock
              Option Plan, incorporated by reference to Exhibit 4.4 to the 1994 S-8.
10.18        Form of Option Agreement under the PLATINUM TECHNOLOGY, INC. 1994 Stock Incentive Plan,
              incorporated by reference to Exhibit 4.5 to the 1994 S-8.
10.19        Amendment Number One, dated as of May 3, 1993, to the Oakbrook Terrace Lease, incorporated by reference to Exhibit 10.19 to the 1994 10-K.
10.20        Amendment Number Two, dated as of October 26, 1993, to the Oakbrook Terrace Lease, incorporated by reference to Exhibit 10.20 to the 1994 10-K.
10.21        Amendment Number Three, dated as of December 22, 1994, to the Oakbrook Terrace Lease,
              incorporated by reference to Exhibit 10.21 to the 1994 10-K.
10.22        Office Lease, dated August 8, 1994, between the Company and L.J. Sheridan & Co. as court appointed receiver, incorporated by reference to Exhibit 10.22 to the 1994 10-K.
10.23        PLATINUM TECHNOLOGY, INC. Employee Incentive Compensation Plan, incorporated by reference to Exhibit 10.23 to the 1995 S-4.
10.24        Lease Agreement, dated as of March 30, 1995, between the Company and Lisle Property
              Venture, Inc. (the "Lisle Lease"), incorporated by reference to Exhibit 10.24 to the
              1995 S-4.

  EXHIBIT
  NUMBER                                      DESCRIPTION OF EXHIBIT                                     PAGE
- -----------  ----------------------------------------------------------------------------------------  ---------
10.25        First Amendment, dated as of September 15, 1995, to the Lisle Lease, incorporated by reference to Exhibit 10.25 to the 1995 10-K.
10.26        Second Amendment, dated as of September 15, 1995, to the Lisle Lease, incorporated by reference to Exhibit 10.26 to the 1995 10-K.
10.27        Third Amendment, dated as of January 3, 1996, to the Lisle Lease, incorporated by reference to Exhibit 10.27 to the 1995 10-K.
10.28        Lease Agreement, dated as of October 31, 1995, between Lisle Property Venture, Inc. and the Company, incorporated by reference to Exhibit 10.28 to the 1995 10-K.
10.29        Amendment Number Four, dated as of March 9, 1995, to the Oakbrook Terrace Lease, incorporated by reference to Exhibit 10.29 to the 1995 10-K.
10.30        Loan Agreement, dated as of December 31, 1995, between the Company and American National
              Bank and Trust Company of Chicago, incorporated by reference to Exhibit 10.30 to the
              1995 10-K.
21           Subsidiaries of the Company, incorporated by reference to Exhibit 21 to the 1995 10-K.
23.1         Consent of KPMG Peat Marwick LLP with respect to the Company's financial statements.
23.2         Consent of Deloitte & Touche LLP with respect to Trinzic's financial statements.
23.3         Consent of Ernst & Young LLP with respect to Altai's financial statements.
23.4         Consent of Coopers & Lybrand L.L.P. with respect to Answer's financial statements.
23.5         Consent of Arthur Andersen LLP with respect to Locus' financial statements.
23.6         Consent of Arthur Andersen LLP with respect to Softool's financial statements.
23.7         Consent of Price Waterhouse LLP with respect to Reltech's financial statements.
23.8         Consent of KPMG Peat Marwick LLP with respect to ProtoSoft's financial statements.
23.9         Consent of Bell, Boyd & Lloyd (contained in Exhibit 5.1).
24.1         Powers of Attorney (included on the signature page of this registration statement).
99.1         Report of Deloitte & Touche LLP on Trinzic's financial statements.
99.2         Report of Ernst & Young on Altai's financial statements.
99.3         Report of Coopers & Lybrand L.L.P. on Answer's financial statements.
99.4         Report of Arthur Andersen LLP on Locus' financial statements.
99.5         Report of Arthur Andersen LLP on Softool's financial statements.

    (b) Financial Statement Schedules

                                                                                                           PAGE
                                                                                                           -----
Report of Independent Public Accountants..............................................................         S-1
Schedule II -- Valuation and Qualifying Accounts......................................................         S-2

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions, are not applicable, or the information has been provided in the consolidated financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by  means of a post-effective amendment
    any  of  the  securities  being  registered  which  remain  unsold  at   the
    termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described under Item 14 above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted against the Company by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakbrook Terrace, State of Illinois, on July 8, 1996.

                                        PLATINUM TECHNOLOGY, INC.

                                        By:       /S/ MICHAEL P. CULLINANE
                                           -------------------------------------
                                                   Michael P. Cullinane
                                                 EXECUTIVE VICE PRESIDENT
                                                AND CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS MICHAEL P. CULLINANE AND MICHAEL C. WYATT, AND EACH OF THEM SEVERALLY, ACTING ALONE AND WITHOUT THE OTHER, HIS OR HER TRUE AND LAWFUL ATTORNEY-IN-FACT WITH AUTHORITY TO EXECUTE IN THE NAME OF EACH SUCH PERSON AND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, TOGETHER WITH ANY EXHIBITS THERETO AND OTHER DOCUMENTS THEREWITH, ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT NECESSARY OR ADVISABLE TO ENABLE THE REGISTRANT TO COMPLY WITH THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY RULES, REGULATIONS, AND REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION IN RESPECT THEREOF, WHICH AMENDMENTS MAY MAKE SUCH OTHER CHANGES IN THE REGISTRATION STATEMENT AS THE AFORESAID ATTORNEY-IN-FACT EXECUTING THE SAME DEEMS APPROPRIATE, AND ANY FILINGS PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities indicated on July 8, 1996.

                      SIGNATURE                                                 TITLE
- ------------------------------------------------------  ------------------------------------------------------

             PRINCIPAL EXECUTIVE OFFICER:

               /S/ ANDREW J. FILIPOWSKI                         President, Chief Executive Officer and
     -------------------------------------------                  Chairman of the Board of Directors
                 Andrew J. Filipowski

     PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

               /S/ MICHAEL P. CULLINANE                   Executive Vice President, Chief Financial Officer,
     -------------------------------------------                        Treasurer, and Director
                 Michael P. Cullinane

             A MAJORITY OF THE DIRECTORS:

               /S/ ANDREW J. FILIPOWSKI
     -------------------------------------------                               Director
                 Andrew J. Filipowski

                /S/ PAUL L. HUMENANSKY
     -------------------------------------------                               Director
                  Paul L. Humenansky

               /S/ MICHAEL P. CULLINANE
     -------------------------------------------                               Director
                 Michael P. Cullinane

                 /S/ CASEY G. COWELL
     -------------------------------------------                               Director
                   Casey G. Cowell

                  /S/ JAMES E. COWIE
     -------------------------------------------                               Director
                    James E. Cowie

                 /S/ STEVEN D. DEVICK
     -------------------------------------------                               Director
                   Steven D. Devick

                 /S/ GIAN M. FULGONI
     -------------------------------------------                               Director
                   Gian M. Fulgoni

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders and Board of Directors of
PLATINUM TECHNOLOGY, INC.:

Under date of March 29, 1996, we reported on the consolidated balance sheets of PLATINUM TECHNOLOGY, INC. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, as contained in a registration statement on Form S-1 of PLATINUM TECHNOLOGY, INC. Our report is based in part on the reports of other auditors. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

In our opinion, based on our audits and the reports of other auditors, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
March 29, 1996

                                  SCHEDULE II
                           PLATINUM TECHNOLOGY, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                   ALLOWANCE FOR DOUBTFUL ACCOUNTS                       BEGINNING      BAD DEBT        ENDING
                    FOR TRADE ACCOUNTS RECEIVABLE                         BALANCE        EXPENSE        BALANCE
- ---------------------------------------------------------------------  -------------  -------------  -------------
Year ended December 31, 1995.........................................  $   1,522,000  $   1,173,000  $   2,695,000
Year ended December 31, 1994.........................................      1,290,000        232,000      1,522,000
Year ended December 31, 1993.........................................      1,223,500         66,500      1,290,000

                                      S-2